Exhibit 10.1

EXECUTION VERSION

SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT

dated as of November 14, 2019,

among

DEAN FOODS COMPANY,

as Borrower and debtor-in-possession under Chapter 11 of the Bankruptcy Code, the Lenders Party Hereto,

and

COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH,

as Administrative Agent and Issuing Bank

COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH,

as Lead Arranger and Bookrunner

TABLE OF CONTENTS

Page

ARTICLE I

Definitions

ARTICLE II

The Credits

 i

ARTICLE III

Representations and Warranties

ARTICLE IV

Conditions

SECTION 4.01.	Effective Date	92
SECTION 4.02.	Each Credit Event	95

ARTICLE V

Affirmative Covenants

SECTION 5.01.	Financial Statements and Other Information	97
SECTION 5.02.	Notices of Material Events	101

ARTICLE VI

Negative Covenants

ARTICLE VII

Events of Default; Remedies

SECTION 7.01.	Events of Default	124

SECTION 7.02.	Prohibition on Credit Bidding By Lenders.	130

ARTICLE VIII

The Administrative Agent and Issuing Banks

ARTICLE IX

Miscellaneous

SCHEDULES:

Schedule 1.01(a) – Commitment Schedule

Schedule 1.01(b) – Initial Borrowing Base Property

Schedule 3.01 – Subsidiaries

Section 3.10(a) – Multiemployer Plans

Schedule 3.10(b) – ERISA Events

Schedule 3.17(a) – Locations of Tangible Personal Property

Schedule 3.17(b) – Location of Chief Executive Office, Taxpayer Identification Number, Etc.

Schedule 3.19 – Real Property

Schedule 3.20 – Insurance

Schedule 5.16 – Existing Accounts

Schedule 5.17 – Post-Closing Obligations

Schedule 6.01 – Existing Indebtedness

Schedule 6.02 – Existing Liens

Schedule 6.04 – Existing Investments

Schedule 6.06 – Sale and Leaseback Transactions

Schedule 6.10 – Existing Restrictive Agreements

Schedule 9.04 – Effective Date Voting Participants

EXHIBITS:

Exhibit A – Form of Assignment and Assumption

Exhibit B – Initial Agreed Budget

Exhibit C-1 – Form of Borrowing Base Certificate

Exhibit C-2 – Form of Compliance Certificate

Exhibit D-1 – Form of Borrowing Request

Exhibit D-2 – Form of Interest Election Request

Exhibit E – Form of Note

Exhibit F-1 – Form of U.S. Tax Certificate (Foreign Lenders That Are Not Partnerships)

Exhibit F-2 – Form of U.S. Tax Certificate (Foreign Participants That Are Not Partnerships)

Exhibit F-3 – Form of U.S. Tax Certificate (Foreign Participants That Are Partnerships)

Exhibit F-4 – Form of U.S. Tax Certificate (Foreign Lenders That Are Partnerships)

 v

SENIOR SECURED SUPERPRIORITY DEBTOR-IN-POSSESSION CREDIT AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”) dated as of November 14, 2019, is by and among DEAN FOODS COMPANY, a Delaware corporation and a debtor and debtor-in-possession under chapter 11 of the Bankruptcy Code (the “Borrower”), the Lenders party hereto, and COÖPERATIEVE RABOBANK U.A., NEW YORK BRANCH, as Administrative Agent and Issuing Bank.

WHEREAS, on November 12, 2019 (the “Petition Date”), the Borrower and certain of the Borrower’s subsidiaries (collectively, the “Debtors” and each individually, a “Debtor”) each commenced cases (collectively, the “Bankruptcy Cases” and each individually, a “Bankruptcy Case”) under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”);

WHEREAS, the Debtors continue to operate their businesses and manage their properties as debtors and debtors-in-possession pursuant to sections 1107(a) and 1108 of the Bankruptcy Code;

WHEREAS, prior to the Petition Date, certain financial institutions provided financing to the Borrower, certain of the other Loan Parties and their respective subsidiaries pursuant to (i) that certain Credit Agreement, dated as of February 22, 2019 (as amended, amended and restated, supplemented or otherwise modified from time to time through the Petition Date, the “Pre-Petition Credit Agreement”) by and among the Borrower, the lenders from time to time party thereto (the “Pre-Petition Lenders”) and Coöperatieve Rabobank U.A., New York Branch (“Rabobank”), as administrative agent for the Pre-Petition Lenders (in such capacity, the “Pre-Petition Administrative Agent”) and (ii) that certain Eighth Amended and Restated Receivables Purchase Agreement, dated as of February 22, 2019 (as amended, amended and restated, supplemented or otherwise modified from time to time through the Petition Date, the “Pre-Petition Receivables Purchase Agreement”) by and among Dairy Group Receivables, L.P. and Dairy Group Receivables II, L.P., as sellers, the financial institutions from time to time party thereto as purchasers, PNC Bank, National Association, as co-agent and issuing bank, Rabobank, as agent for the purchasers and the other parties thereto;

WHEREAS, the Borrower has requested that the Lenders and the Issuing Banks make available to the Loan Parties for the purposes specified in this Agreement a senior secured, superpriority debtor-in-possession facility in an aggregate principal amount of $425,000,000, pursuant to which (i) the Lenders and the Issuing Banks will provide a “new money” revolving credit facility in a maximum principal amount of $236,200,000.00, which may be drawn by way of cash advances or, subject to a sublimit, in the form of letters of credit, and (ii) on the Final Order Date (as defined below), all of the outstanding loans under the Pre-Petition Credit Agreement (the “Pre-Petition Revolving Loans”) will be, on a dollar-for-dollar basis, refinanced, and deemed repaid by (and converted into) term loans hereunder;

WHEREAS, the Lenders and the Issuing Banks are willing to provide such financing only if (a) all of the Obligations under the Loan Documents, and all other obligations of the Loan Parties (whether as borrower or guarantors) owing to the Administrative Agent and the Lenders (i) constitute allowed superpriority administrative expense claims pursuant to section 364(c)(1) of the Bankruptcy Code in the Bankruptcy Cases with priority over any and all other administrative expense claims of the kind specified or ordered pursuant to any provision of the Bankruptcy Code; provided that the superpriority administrative expense status of the Obligations shall be subject only to the Carve-Out and certain claims in connection with the Permitted Receivables Financing, and (ii) are secured by senior Liens on Collateral in which the Loan Parties have an interest (including pledges of Equity Interests), in each case pursuant to the Collateral Documents and/or as provided in the Orders, and (b) on or before the Effective Date, (i) the Pre-Petition Receivables Purchase Agreement is amended and restated by the parties thereto on terms acceptable to the Lenders and the Issuing Bank and (ii) the Bankruptcy Court enters an order approving the continuation postpetition of the Permitted Receivables Financing;

WHEREAS, the Borrower’s and the other Loan Parties’ business is a mutual and collective enterprise and the Borrower and the other Loan Parties believe that the loans and other financial accommodations provided to the Borrower under this Agreement will enhance the aggregate borrowing powers of the Borrower and facilitate the administration of the Bankruptcy Cases and their loan relationship with the Administrative Agent and the Lenders, all to the mutual advantage of the Borrower and the other Loan Parties;

WHEREAS, the Borrower acknowledges that it and the other Loan Parties will receive substantial direct and indirect benefits by reason of the making of loans and other financial accommodations to the Borrower as provided in this Agreement; and

WHEREAS, the Administrative Agent’s, the Lenders’ and the Issuing Banks’ willingness to extend financial accommodations to the Borrower as more fully set forth in this Agreement and the other Loan Documents is done solely as an accommodation to the Borrower and the other Loan Parties and at the Borrower’s and the other Loan Parties’ request and in furtherance of the Borrower’s and the other Loan Parties’ mutual and collective enterprise.

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Plan” means any chapter 11 plan for each of the Bankruptcy Cases,

(a) the provisions of which are in form and substance reasonably satisfactory to the Required Lenders or (b) which provides (i) for the Full Satisfaction of the Secured Obligations upon confirmation or effectiveness of such plan and (ii) market standard exculpations, indemnities and releases in favor of the Administrative Agent, the Lenders, the Issuing Bank, the other Holders of Secured Obligations, and their respective related parties in such capacities (as reasonably determined by the Required Lenders).

“Actual Capital Expenditures Amount” means the sum of all Capital Expenditures made by the Borrower and its Restricted Subsidiaries during the relevant period of determination which corresponds to the Capital Expenditures identified in the Agreed Capital Expenditures Budget, as determined in a manner consistent with the Agreed Capital Expenditures Budget.

“Actual Operating Cash Receipts” means all cash or other collections received by the Borrower and its Restricted Subsidiaries from operations which correspond to the cash and other collections identified by the line item under the heading “Operating Cash Receipts” in the Agreed Budget, as determined in a manner consistent with the Agreed Budget.

“Actual Operating Disbursements Amount” means the sum of all disbursements, expenses and payments made by the Borrower and its Restricted Subsidiaries during the relevant period of determination which corresponds to the disbursements, expenses and payments identified on a line-by-line basis described under the heading “Total Operating Disbursements” in the Agreed Budget, as determined in a manner consistent with the Agreed Budget.

“Adjusted LIBO Rate” means, with respect to any LIBOR Borrowing for any Interest Period, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means Rabobank, in its capacity as administrative agent for the Lenders under the Loan Documents and any successor Administrative Agent appointed pursuant to Article VIII.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth in Section 9.01, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. Notwithstanding the foregoing, no individual shall be an Affiliate solely by reason of his or her being a director, officer or employee of the Borrower or any of its Subsidiaries.

“Agent Fee Letter” means that certain Fee Letter, dated as of November 11, 2019, executed by the Borrower setting forth the applicable fees relating to this Agreement to be paid to the Administrative Agent, on its behalf and on behalf of the Lenders.

“Agent’s Group” has the meaning assigned to such term in Article VIII.

“Aggregate Commitment” means the aggregate of the Commitments of all of the

Lenders, as reduced from time to time pursuant to the terms and conditions hereof.

“Aggregate Revolving Commitment” means the aggregate of the Revolving Commitments of all of the Revolving Lenders, as reduced from time to time pursuant to the terms and conditions hereof. As of the Effective Date, the Aggregate Revolving Commitment is

$236,200,000.00.

“Agreed Budget” means the initial budget prepared by the Borrower in the form of Exhibit B and initially furnished to the Administrative Agent and the Lenders on or before the Effective Date and which is approved by, and in substance reasonably satisfactory to, the Administrative Agent and the Lenders as the same shall be updated, modified or supplemented from time to time as provided in Section 5.12.

“Agreed Budget Variance Report” means a weekly report (i) provided by the Borrower to the Administrative Agent (a) showing, in each case, by line item a comparison of (I) the Actual Operating Disbursements Amount to the Budgeted Operating Disbursements Amount through the Friday of the Prior Week and for the Cumulative Period and (II) the Actual Operating Cash Receipts to the Budgeted Operating Cash Receipts through the Friday of the Prior Week and for the Cumulative Period (in each case, as provided in Section 5.12(c), as applicable), noting therein the variances from the applicable budgeted amounts set forth for such period in the Agreed Budget, and shall include explanations for all material variances (including whether such variance is permanent in nature or timing related) and (b) an analysis demonstrating the Borrower is in compliance with the budget covenants set forth in Section 5.12, and (ii) certified by a Responsible Officer of the Borrower. The Agreed Budget Variance Report shall be in a form, and shall contain supporting information, reasonably satisfactory to the Required Lenders.

“Agreed Capital Expenditures Budget” means the initial capital expenditures forecast for the twelve months following the Petition Date as set forth in the Agreed Budget delivered to the Administrative Agent and the Lenders on or before the Effective Date and which is approved by, and in substance reasonably satisfactory to, the Administrative Agent and the

Lenders, as the same shall be updated, modified or supplemented from time to time as provided in Section 5.12.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a)  the Prime Rate at such time, (b) the Federal Funds Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, and if the Alternate Base Rate shall be less than zero, such rate shall be deemed zero for purposes of this Agreement. For the purposes of this definition, the Adjusted LIBO Rate shall be determined using the Adjusted LIBO Rate as otherwise determined by the Administrative Agent in accordance with the definition of “Adjusted LIBO Rate”, except that (i) if a given day is a Business Day, such determination shall be made on such day (rather than two Business Days prior to the commencement of an Interest Period) or (ii) if a given day is not a Business Day, the Adjusted LIBO Rate for such day shall be the rate determined by the Administrative Agent pursuant to preceding clause (i) for the most recent Business Day preceding such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Rate, or such Adjusted LIBO Rate shall be effective as of the opening of business on the day of such change in the Prime Rate, the Federal Funds Rate, or such Adjusted LIBO Rate, respectively.

“Anti-Corruption Laws” has the meaning assigned to such term in Section 3.18.

“Anti-Terrorism Laws” means any laws, regulations, or orders of any Governmental Authority of the United States, the United Nations, European Union or the Netherlands relating to terrorism financing or money laundering, including, but not limited to, the International Emergency Economic Powers Act (50 U.S.C. § 1701 et seq.), the Trading With the Enemy Act (50 U.S.C. § 5 et seq.), the International Security Development and Cooperation Act (22 U.S.C. § 2349aa-9 et seq.), the Act, and any applicable rules or regulations promulgated pursuant to or under the authority of any of the foregoing.

“Applicable Percentage” means, with respect to any Lender, a percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment, DIP Term Loan Commitments and DIP Term Loans and the denominator of which is the Aggregate Revolving Commitment and the aggregate principal amount of all DIP Term Loan Commitments and DIP Term Loans of all Lenders; provided that, in the case of Section 2.21 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the Aggregate Revolving Commitment and aggregate DIP Term Loan Commitments and DIP Term Loans (disregarding any Defaulting Lender’s Revolving Commitment) represented by such Lender’s Revolving Commitment, DIP Term Loan Commitments and/or DIP Term Loans. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day, with respect to any ABR Loan or LIBOR Loan, or with respect to the commitment fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “LIBOR Spread” or “Commitment Fee Rate”, as the case may be:

LIBOR Spread	ABR Spread	Commitment Fee Rate
7.00%	6.00%	0.50%

“Applicable Revolving Credit Percentage” means with respect to any Revolving Lender at any time, such Revolving Lender’s Applicable Percentage in respect of the Revolving Commitments at such time.

“Appraisal” means, (a) with respect to the Initial Borrowing Base Properties owned by a Loan Party as of the Effective Date, a current appraisal of such real property and equipment located therein prepared by an appraiser reasonably selected and engaged by the Administrative Agent with the consent of the Borrower, and prepared on a basis and in form and substance, reasonably satisfactory to the Administrative Agent (provided that the Administrative Agent and the Lenders, by their execution below, hereby agree that the current appraisals of such real property and equipment located therein delivered to the Pre-Petition Administrative Agent on or after February 1, 2019, in respect of “Eligible Property” under (and as defined in) the Pre-Petition Credit Agreement on the Petition Date shall satisfy the requirements of this clause (a) with respect to the Eligible Property covered by such Appraisals) and (b) with respect to the Initial Borrowing Base Properties not included in the calculation of the Borrowing Base as of the Effective Date or any other DIP Collateral Real Property owned by a Loan Party after the Effective Date and included in the calculation of the Borrowing Base, a current appraisal of such real property and equipment located therein prepared by an appraiser selected and engaged by the Borrower, which appraiser shall be reasonably satisfactory to the Administrative Agent, and prepared on a basis and in form and substance, reasonably satisfactory to each of the Borrower and the Administrative Agent.

“Appraised Value” means, with respect to any (a) real property, the “highest and best use value” thereof as set forth on the most recent Appraisal for such real property delivered to the Administrative Agent, and (b) equipment, the “highest and best use value” thereof as set forth on the most recent Appraisal for such equipment delivered to the Administrative Agent.

“Approved Fund” means any Person (other than a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b)  an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Rabobank in its capacity as lead arranger, bookrunner and backstop party.

“Asset Sale” means any sale, transfer, lease or other disposition (including pursuant to a sale and leaseback transaction or as the result of the division of any Person), whether pursuant to a single transaction or a series of related transactions, of any property, business, line of business, enterprise or asset of the Borrower or any Restricted Subsidiary (including the Equity Interests of any Subsidiary), other than (i) Excluded Dispositions and (ii) sales, transfers or dispositions described in Section 6.05(c), 6.05(d), 6.05(f), 6.05(g) or 6.05(h).

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributed Principal Amount” means, on any day, with respect to the Permitted Receivables Financing entered into by the Receivables Financing SPCs, the aggregate amount (with respect to any such transaction, the “Invested Amount”) paid to, or borrowed by, such Person as of such date under the Permitted Receivables Financing, minus the aggregate amount received by the applicable Receivables Financier and applied to the reduction of the Invested Amount under the Permitted Receivables Financing.

“Auto-Extension Letter of Credit” has the meaning assigned to such term in Section 2.06(b)(viii).

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Available Revolving Commitment” means, at any time, the Aggregate Revolving Commitments then in effect minus the Revolving Exposure of all Lenders at such time.

“Avoidance Actions” has the meaning specified in the Interim Order or, after entry thereof, the Final Order.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Banking Services” means Lender Banking Services and Non-Lender Banking Services.

“Banking Services Agreement” means any agreement entered into by the Borrower or any Restricted Subsidiary in connection with Banking Services.

“Banking Services Obligations” means any and all obligations of the Borrower or any Restricted Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Bankruptcy Cases” has the meaning specified in the recitals to this Agreement.

“Bankruptcy Code” means Title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as amended, modified, succeeded or replaced from time to time.

“Bankruptcy Court” has the meaning specified in the recitals to this Agreement.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of (x) any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof or (y) the appointment of a trustee, administrator, custodian, or similar Person by a Governmental Authority under or based on the law in the country where such Person or its direct or indirect parent company is subject to home jurisdiction, if applicable Law requires that such appointment not be disclosed, provided, further, that such ownership interest or appointment (as applicable) does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of

Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning assigned to such term in the preamble of the Agreement.

“Borrowing” means Loans of the same Class and Type, made, converted or continued on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect.

“Borrowing Base” means (a) 65% of the Appraised Value of all Eligible Property, as determined based on the Borrowing Base Certificate then most recently delivered pursuant to Section 5.01(f), minus (b) the sum of (i) the Carve-Out and (ii) the aggregate principal amount of all DIP Term Loans then outstanding (or, prior to the Final Order Date, the aggregate outstanding principal amount of all Loans then outstanding, together with accrued and unpaid interest thereon, and all accrued and unpaid fees, under (and as defined in) the Pre-Petition Credit Agreement). For the avoidance of doubt, the Borrower shall be permitted from time to time, in its sole discretion, to increase the amount of the Borrowing Base by including additional property which satisfies the requirements with respect to Eligible Property and delivering a Borrowing Base Certificate with respect to such additional property in accordance with Section 5.01(f).

“Borrowing Base Certificate” means a certificate signed by a Responsible Officer of the Borrower, substantially in the form of Exhibit C-1, with such changes thereto as Administrative Agent may from time to time reasonably request, and appropriately completed.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.02 substantially in the form attached hereto as Exhibit D-1, or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Budgeted Capital Expenditures Amount” means the amount of budgeted capital expenditures set forth in the Agreed Capital Expenditures Budget during the relevant period of determination.

“Budgeted Operating Cash Receipts” means the line item contained in the Agreed Budget under the heading “Operating Cash Receipts” during the relevant period of determination.

“Budgeted Operating Disbursements Amount” means the sum of the line items contained in the Agreed Budget under the heading “Total Operating Disbursements” during the relevant period of determination.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located and, if such day relates to any LIBOR Loan, means any day that is also a day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” means for any period, with respect to any Person, the aggregate of all expenditures by such Person for the acquisition or leasing (pursuant to a Capital Lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period but excluding normal maintenance which is properly charged to operation) which are required to be capitalized under GAAP on a balance sheet of such Person; provided that Capital Expenditures shall not include any such expenditure made in accordance with Section 2.11(b)(ii) with the cash proceeds of any Recovery Event.

“Capital Expenditures Test Date” means each date of delivery of financial statements delivered pursuant to Section 5.01(b)(ii).

“Capital Lease” means any lease of property, real or personal, the obligations with respect to which are required to be capitalized on a balance sheet of the lessee in accordance with GAAP; provided however that for all purposes of this Agreement and the other Loan Documents, any obligation relating to (a) any lease that was accounted for by the Borrower as an operating lease as of December 31, 2018 and (b) any similar lease entered into at any time after December 31, 2018 by the Borrower or any Subsidiary, shall in each case be accounted for as obligations relating to an operating lease and not as Capital Lease.

“Capital Lease Obligations” means the aggregate principal component of capitalized lease obligations relating to a Capital Lease determined in accordance with GAAP.

“Carve-Out” has the meaning assigned to such term in the Orders.

“Cash Collateralize” means, to deliver to the Administrative Agent, for the benefit of one or more of any Issuing Bank or the Lenders, as collateral for the LC Exposure or obligations of Lenders to fund participations in respect of the LC Exposure, cash or deposit account balances or, if the Administrative Agent and each applicable Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and each applicable Issuing Bank. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” means:

(a)      direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States), in each case maturing within one year from the date of acquisition thereof;

(b)      investments in (1) commercial paper and variable or fixed rate notes issued by (A) any domestic commercial bank of recognized standing having capital and surplus in excess of $250,000,000 or (B) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody’s is at least P-1 or the equivalent thereof (any such bank described in this clause (b) being an “Approved Bank”) (or by the parent company thereof) or (2) any commercial paper or variable rate notes issued by, or guaranteed by any domestic corporation rated A-1 (or the equivalent thereof) or better by S&P or P-1 (or the equivalent thereof) or better by Moody’s, and in each case maturing within 270 days from the date of acquisition thereof;

(c)      investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any Approved Bank;

(d)      repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (b) above;

(e)      auction preferred stock rated in the highest short-term credit rating category by S&P or Moody’s with a maximum maturity of one year, for which the reset date will be used to determine the maturity date; and

(f)      money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Cash Management Order” means any order of the Bankruptcy Court entered in the Bankruptcy Cases, together with all extensions, modifications and amendments thereto, consistent with the Orders and in form and substance reasonably satisfactory to the Required Lenders, which among other matters authorizes the Borrower and the other Loan Parties to maintain their existing treasury, depository, purchase card, and other cash management arrangements (as set forth in the Pre-Petition Credit Agreement) or such other arrangements as shall be reasonably acceptable to the Required Lenders in all material respects.

“Change in Control” means (a) the acquisition of record or beneficial ownership by any Person or group (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee or director benefit plan or stock plan of the Borrower or a Subsidiary or any trustee or fiduciary with respect to any such plan when acting in that capacity or any trust related to any such plan), of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Borrower; or (b) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower ceases to be individuals (i)  who were members of that board or equivalent governing body on the first day of such period, (ii)   whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above (or individuals previously approved under this clause (iii)) constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (such approval, in the case of clauses (ii) or (iii), either by a specific vote or by approval of the Borrower’s proxy statement in which such member was named as a nominee for election as a director). As used herein, “beneficial ownership” shall have the meaning provided in Rule 13d-3 of the SEC under the Securities Act of 1934.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that notwithstanding anything herein to the contrary, (i)  the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“CIP Regulations” has the meaning assigned to such term in Section 9.14.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are DIP Term Loans or Revolving Loans.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“Collateral” means the “DIP Collateral” as defined in the Orders and in each other Collateral Document, as applicable, and, in any event, shall exclude the Excluded Property.

“Collateral Documents” means, collectively, the Orders and all agreements, instruments, mortgages, deeds of trust and other documents executed in connection with any Orders and/or this Agreement that are intended to create, perfect or evidence Liens to secure the Secured Obligations, including, without limitation, all other security agreements, pledge agreements, loan agreements, mortgages, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, UCC financing statements and fixture filings and all other written matter whether heretofore, now, or hereafter executed by the Borrower or any of its Subsidiaries and delivered to the Administrative Agent (including, without limitation, the Security Agreement and each Mortgage (if any)).

“Commitment” means, with respect to each Lender, such Lender’s DIP Term Loan Commitment and/or Revolving Commitment, as applicable.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned to such term in Section 9.01(d). “Compliance Certificate” means a certificate substantially in the form of Exhibit C-2.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Contingent Subordinated Obligation” means the contingent subordinated obligation payable to Dairy Farmers of America described on Schedule 6.01.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Cumulative Period” means (i) with respect to the covenant set forth in Section 5.12(c)(i), the rolling four-week period most recently ended on the latest Friday occurring prior to the delivery of the applicable Agreed Budget Variance Report and (ii) with respect to the covenant set forth in Section 5.12(c)(ii), the rolling four-week period most recently ended on the latest Friday occurring prior to the delivery of the applicable Agreed Budget Variance Report.

“Debtor” has the meaning specified in the recitals in this Agreement.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States, any applicable State thereof or other applicable jurisdictions from time to time in effect.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means, subject to Section 2.21(b), any Lender that has (a) failed to (i) fund any portion of its Loans within 2 Business Days of the date required to be funded by it hereunder unless such Lender’s failure to fund is based on such Lender’s good faith determination that the conditions precedent to each funding under this Agreement have not been satisfied and such Lender has notified the Administrative Agent in writing of such determination (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing), or (ii) pay to the Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it (including in respect to its participation in Letters of Credit) within 2 Business Days of the date when due, (b) notified the Borrower, the Administrative Agent, any Issuing Bank or any Lender in writing that it does not intend or expect to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend or expect to comply with its funding obligations (i) under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied) or (ii)  under other agreements in which it is obligated to extend credit unless, in the case of this clause (ii), such obligation is subject to a good faith dispute, (c) failed, within three Business Days after request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit unless subject to a good faith dispute based on such Lender’s good faith determination that the conditions precedent to funding under this Agreement have not been satisfied and such Lender has notified the Administrative Agent in writing of such determination, provided that any such Lender shall cease to be a Defaulting Lender under this clause (c) upon receipt of such confirmation by the Administrative Agent, (d) has, or has a direct or indirect parent company that has, become the subject of a Bankruptcy Event or (e) become the subject of a Bail-In Action. Any determination by Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a)   through (e) of this definition shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.21(b)) upon delivery of written notice of such determination to the Borrower, each Issuing Bank, and each Lender.

“Departing Lender” has the meaning set forth in Section 2.20(a).

“Designated Jurisdiction” means any country or territory that is, or whose government is, the subject of any Sanction, including, without limitation, currently the Region of Crimea, Cuba, Iran, North Korea, Sudan and Syria.

“DIP Collateral Real Property” means collectively, (i) each Initial Borrowing Base Property (other than the El Paso Real Property) and (ii) each other parcel of real property of any Loan Party (including the El Paso Real Property) that constitutes or is intended to constitute Collateral pursuant to the Orders; provided however, that real property and Improvements thereon referred to in this clause (ii) shall not constitute DIP Collateral Real Property until the date upon which the Administrative Agent has received a Flood Certificate for such real property and if applicable, related Borrower notices and flood insurance as required by Section 5.09.

“DIP Super-Priority Claim” has the meaning set forth in Section 3.22(i).

“DIP Term Loan” has the meaning specified in Section 2.01(b).

“DIP Term Loan Commitment” means, for each applicable Lender, the commitment of such Lender to convert the principal amount of its Pre-Petition Revolving Loans on the Petition Date into DIP Term Loans on the Final Order Date in the aggregate principal amount set forth opposite such Lender’s name in Schedule 1.01(a) directly below the column entitled “DIP Term Loan Commitment”. The aggregate amount of DIP Term Loan Commitments as of the date hereof is $188,800,000.00.

“dollars”, “Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is incorporated or organized under the laws of the United States of America, any state thereof or in the District of Columbia.

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a Subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the first Business Day on which all of the conditions specified in Section 4.01 are satisfied or waived in accordance with the terms of this Agreement.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, Debt Domain, SyndTrak, and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Eligible Equipment” means equipment (as that term is defined in the UCC) located on any real property constituting Eligible Real Property and used in the ordinary course of a Loan Party’s business; provided, however, an item of equipment shall not be included in Eligible Equipment if:

(a)      a Loan Party does not have good, valid, and marketable title thereto or such equipment is subject to a Capital Lease,

(b)      the Administrative Agent does not have a valid and perfected first priority Lien thereon, subject to no other Liens except for Permitted Encumbrances,

(c)      a Loan Party does not have actual and exclusive possession thereof,

(d)      the Administrative Agent has not received an Appraisal of such item of equipment, or

(e)      it is an aircraft, or an automobile, truck, rail car, or any vehicle subject to a certificate of title, or consists of office furniture, computers, phones or other office equipment. “Eligible Property” means the Eligible Equipment and the Eligible Real Property.

“Eligible Real Property” means real property owned by a Loan Party located in the United States of America constituting (a) Initial Borrowing Base Property or (b) other DIP Collateral Real Property of a Loan Party approved by the Administrative Agent acting reasonably; provided, in each case, that Eligible Real Property shall not include the following:

(a)    any parcel of real property with respect to which the applicable Loan Party has not satisfied each of the PP&E Conditions as and to the extent required pursuant to the terms of this Agreement,

(b)    any parcel of real property with respect to which the applicable Loan Party does not have good, valid, and marketable title thereto, subject only to a valid and perfected first priority Lien of the Administrative Agent and Permitted Encumbrances,

(c)  any parcel of real property with respect to which the Administrative Agent has not received an Appraisal, or

(d) any parcel of real property that is not the location of a processing, packing or manufacturing plant or cold storage facility currently being operated and used by the Borrower or its Restricted Subsidiary in the ordinary course of business (an “Operating Facility”); it being acknowledged that any parcel of real property contiguous or adjacent to such Operating Facility or otherwise considered to be part of or integral to the operation of such Operating Facility shall not be otherwise considered to be ineligible pursuant to this clause (d).

“El Paso Real Property” means the real property located at 511 N. Raynor Street, El Paso, Texas 79903 or otherwise associated with tax parcel E014-999-0640-4100.

“Environmental Indemnity Agreement” means an environmental indemnity agreement by and between the Administrative Agent and any Loan Party that owns Initial Borrowing Base Property or other Eligible Property, in form and substance reasonably acceptable to the Administrative Agent, as the same shall be amended, modified and supplemented and in effect from time to time.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, permits, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, pollution, preservation or reclamation of the environment or natural resources, or the management, generation, transportation, storage, handling, use, or release or threatened release of, or exposure to, any Hazardous Material, as has been, is now, or may at any time hereafter be, in effect.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities, and including any Lien filed against any DIP Collateral Real Property), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“Equity Issuance” means any issuance by the Borrower or any of its Restricted Subsidiaries to any Person which is not the Borrower or a Subsidiary of (a) shares of its Equity Interests or Hybrid Equity Securities (excluding issuances of Equity Interests to directors, officers, consultants or other employees under any equity award program, employee stock purchase plan or other employee benefit plan in existence from time to time), (b) any shares of its Equity Interests pursuant to the exercise of options (excluding for purposes hereof the issuance of Equity Interests pursuant to the exercise of stock options held by directors, officers, consultants or other employees or former employees of the Loan Parties or personal representatives or heirs or beneficiaries of any of them) or warrants or (c) any shares of its Equity Interests or Hybrid Equity Securities pursuant to the conversion of any debt securities to equity.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower or any Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 and 430 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) the occurrence of any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the notice is waived or otherwise not required); (b) the failure by the Borrower or any ERISA Affiliate to make sufficient contributions for any Plan or any Multiemployer Plan in order to meet the minimum funding standards as determined under Section 412 of the Code, Section 430 of the Code or Section 303 of ERISA for any plan year; (c) the occurrence with respect to any Plan subject to Section 433 of the Code or any Multiemployer Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412(d) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (e) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by the Borrower or any ERISA Affiliate from the PBGC or other governmental entity of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan or (h) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excluded Disposition” means the sale, transfer, lease or other disposition of (a) [reserved], (b) obsolete or worn out property or assets in the ordinary course of business or equipment that is no longer useful to the business in the ordinary course in accordance with past practice as in existence immediately prior to the Petition Date, (c) any inventory and materials in the ordinary course of business and on ordinary business terms, (d) cash or Cash Equivalents in the ordinary course of business, (e) accounts receivable in connection with the collection or compromise thereof in the ordinary course of business, and (f) property and assets to the extent that such property or asset is exchanged for credit against the purchase price of similar replacement property or assets.

“Excluded Property” means the collective reference to (a)(i) any property of any Unrestricted Subsidiary and (ii) any Equity Interests of any Unrestricted Subsidiary that is not a Wholly-Owned Subsidiary of the Borrower on the Effective Date (provided that, if at any time such Unrestricted Subsidiary becomes a Wholly-Owned Subsidiary of the Borrower after the Effective Date, the Equity Interests of such Unrestricted Subsidiary shall no longer constitute Excluded Property and shall at all times from and after such time constitute Collateral), (b) any leased real property interest or other leasehold interest, (c) any property the pledge of which would require consent, approval or authorization from any Governmental Authority (to the extent such consent, approval or authorization has not been obtained or waived), (d) any property which, subject to the terms of Section 6.10, is subject to a Lien of the type described in Section 6.02(e) pursuant to documents which prohibit such Loan Party from granting any other Liens in such property, (e) any “intent-to-use” Trademark (as defined in the Security Agreement) applications filed in the U.S. Patent and Trademark Office to the extent, if any, that the grant of a security interest therein would be in violation of the Lanham Act (15 U.S.C. 1051, et seq.) or result in the forfeiture of a Loan Party’s right therein, and (f) any General Intangible (as defined in the UCC), permit, lease, license, contract or other Instrument (as defined in the UCC) of such Loan Party or Equity Interest in any Person that is not a Wholly-Owned Subsidiary of one or more of the Loan Parties solely to the extent that the grant of a security interest in such General Intangible, permit, lease, license, contract or other Instrument or Equity Interest in the manner contemplated by the Collateral Documents, under the terms thereof, under any agreement applicable thereto, or under the Bankruptcy Code or other applicable Law, is prohibited or would give the other parties thereto the right to terminate, accelerate or otherwise alter such Loan Party’s rights, titles and interests thereunder (including upon the giving of notice or the lapse of time or both); provided that (x) any such limitation described in this clause (f) on the security interests granted hereunder shall only apply to the extent that any such prohibition could not be rendered ineffective pursuant to the UCC, the Bankruptcy Code or any other applicable Law or principles of equity and (y) in the event of the termination or elimination of any such prohibition or the requirement for any consent contained in the Bankruptcy Code or any other applicable Law, General Intangible, permit, lease, license, contract or other Instrument, to the extent sufficient to permit any such item to become Collateral, or upon the granting of any such consent, or waiving or terminating any requirement for such consent, a security interest in such General Intangible, permit, lease, license, contract or other Instrument shall be automatically and simultaneously granted hereunder and shall be included as Collateral. In addition, (1) other assets may be designated as “Excluded Property” if the Administrative Agent determines that the cost of obtaining a perfected security interest therein is excessive in relation to the value afforded thereby and (2) upon the sale, conveyance or contribution thereof to a Receivables Financing SPC in connection with the Permitted Receivables Financing, the Securitization Assets, including the Transferred Assets, shall be automatically released from the security interests created pursuant to the Collateral Documents (and the Administrative Agent shall, at the expense of the Borrower, execute such documentation reasonably necessary to evidence such release); provided however, that the Administrative Agent and the Holders of Secured Obligations shall have a Lien in all amounts due to a Loan Party from a Receivables Financing SPC in connection with any such sale, conveyance or contribution of Accounts and related Transferred Assets; provided further, that any Transferred Asset repurchased by any Originator having paid the relevant repurchase price for such Transferred Asset in full to the Seller shall not be a “Transferred Asset” from and after the date of such repurchase unless such Transferred Asset has subsequently been transferred to the Seller.

“Excluded Swap Obligation” means, with respect to any Loan Party, any Specified Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Specified Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an ECP at the time the guarantee of such Loan Party or the grant of such security interest becomes or would become effective with respect to such Specified Swap Obligation. If a Specified Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Specified Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.20) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Farm Credit Fee Letter” means that certain fee letter, dated November 12, 2019, executed by the Borrower setting forth the applicable fees to be paid to CoBank ACB for its arrangement of certain Farm Credit Lenders as Voting Participants on the Effective Date.

“Farm Credit Lender” means a federally-chartered Farm Credit System lending institution organized under the Farm Credit Act of 1971, as the same may be amended or supplemented from time to time.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average of the quotations for such day for such transactions received by Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letters” means the Agent Fee Letter and the Arranger Fee Letter and the Farm Credit Fee Letter.

“Final Order” means, collectively, the order of the Bankruptcy Court entered in the Bankruptcy Cases after a final hearing under Bankruptcy Rule 4001(c)(2) or such other procedures as approved by the Bankruptcy Court, which order shall be substantially in the form of the Interim Order (with only such modifications thereto as are necessary to convert the Interim Order into a final order and authorize the approval of the DIP Term Loans and such other modifications satisfactory in form and substance to the Administrative Agent and the Required Lenders and each other Lender or percentage of Lenders that would have a right to consent to such modifications in accordance with Section 9.02(b)), and from which no appeal or motion to reconsider has been timely filed, or if timely filed, the making of the Loans, the issuance of any Letter of Credit and/or the performance by any Loan Party of any of their respective obligations under any of the Loan Documents shall not be the subject of a presently effective stay pending such appeal (unless the Administrative Agent waives such requirement), together with all extensions, modifications and amendments thereto, in form and substance satisfactory to the Administrative Agent and the Required Lenders and each other Lender or percentage of Lenders that would have a right to consent to such modifications in accordance with Section 9.02(b).

“Final Order Date” means the date on which the Final Order is entered by the Bankruptcy Court.

“Financial Officer” means the chief executive officer, chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Flood Certificate” means a life of loan “Standard Flood Hazard Determination Form” of the Federal Emergency Management Agency and any successor Governmental Authority performing a similar function, in form and substance satisfactory to Administrative Agent.

“Flood Insurance Laws” means, collectively, (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto, (d) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto and (e) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto and all applicable rules and regulations promulgated under (a)  through (e).

“Flood Zone” means areas having special flood hazards as described in the National Flood Insurance Act of 1968, as amended from time to time, and any successor statute.

“Foreign Asset Sale” has the meaning set forth in Section 2.11(f).

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located and any other Lender that is not a United States person within the meaning of Section 7701(a)(30) of the Code. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Recovery Event” has the meaning set forth in the Section 2.11(f). “Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, such Defaulting Lender’s Applicable Revolving Credit Percentage of the outstanding LC Exposure other than LC Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fully Satisfied” or “Full Satisfaction” means, as of any date, that on or before such date:

(a)    with respect to the Loans and Letters of Credit: (i) the principal of and interest accrued to such date on the Loans and outstanding LC Disbursements (other than the contingent LC Exposure) shall have been paid in full in cash, (ii) all fees, expenses, and other amounts then due and payable (other than the contingent LC Exposure and other contingent amounts for which a claim has not been made) shall have been paid in full in cash, (iii) the Commitments shall have expired or irrevocably been terminated, and (iv) the contingent LC Exposure, if any, shall have been secured by: (A) the grant of a first-priority, perfected Lien on cash in an amount at least equal to 105% of the amount of such LC Exposure, (B) the issuance of a “back-to-back” letter of credit in form and substance reasonably acceptable to the Issuing Bank with an original face amount at least equal to 105% of the amount of such LC Exposure and issued by an issuing bank reasonably satisfactory to the Issuing Bank or (C) other collateral which is reasonably acceptable to the Issuing Bank; and

(b)    with respect to the Banking Services Obligations and Swap Obligations: (i) all termination payments, fees, expenses, and other amounts then due and payable under the related Banking Services Agreements or Swap Agreements shall have been paid in full in cash, and (ii) unless otherwise waived by the applicable provider of Banking Services or Holder of Secured Obligations to which such Swap Obligations are owed, all contingent amounts which could be payable under the related Banking Services Agreements or Swap Agreements shall have been secured by: (A) the grant of a first-priority, perfected Lien on cash in an amount at least equal to 105% of the amount of such contingent amounts, (B) the issuance of a letter of credit in form and substance reasonably acceptable to the applicable provider of Banking Services or Holder of Secured Obligations to which such Swap Obligations are owed and in an amount at least equal to 105% of the amount of such contingent obligations and issued by an issuing bank reasonably satisfactory to such applicable provider of Banking Services or Holder of Secured Obligations to which such Swap Obligations are owed or (C) other collateral which is reasonably acceptable to the applicable provider of Banking Services; provided the amount of such Banking Services Obligations or Swap Obligations shall be determined in accordance with Section 8.13.

“Funding Account” means the deposit account of the Borrower to which the Administrative Agent is authorized by the Borrower to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board, consistently applied and as in effect from time to time.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank) and any group or body charged with setting regulatory capital rules or standards (including, without limitation, the Basel Committee on Banking Supervision or any successor or similar authority thereto).

“Guarantee” means, with respect to any Person, without duplication, any obligations of such Person (other than endorsements in the ordinary course of business of negotiable instruments for deposit or collection) guaranteeing or intended to guarantee any Indebtedness of any other Person in any manner, whether direct or indirect, and including without limitation any obligation, whether or not contingent, (a) to purchase any such Indebtedness or any property constituting security therefor, (b) to advance or provide funds or other support for the payment or purchase of any such Indebtedness or to maintain working capital, solvency or other balance sheet condition of such other Person (including without limitation keep well agreements, maintenance agreements or similar agreements or arrangements) for the benefit of any holder of Indebtedness of such other Person, (c) to lease or purchase assets, securities or services primarily for the purpose of assuring the holder of such Indebtedness, or (d) to otherwise assure or hold harmless the holder of such Indebtedness against loss in respect thereof. The amount of any Guarantee hereunder shall (subject to any limitations set forth therein) be deemed to be an amount equal to the outstanding principal amount (or maximum principal amount, if larger) of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holders of Secured Obligations” means the holders of the Secured Obligations from time to time and shall include (i) each Lender and each Issuing Bank in respect of its Loans and LC Exposure respectively, (ii) the Administrative Agent, the Issuing Banks and the Lenders in respect of all other present and future obligations and liabilities of the Borrower and each Loan Party of every type and description arising under or in connection with this Agreement or any other Loan Document, (iii) each Lender and Affiliate of such Lender and each provider of Non-Lender Banking Services in respect of Swap Agreements and Banking Services Agreements entered into with such Person by the Borrower or any Restricted Subsidiary, (iv) each indemnified party under Section 9.03 in respect of the obligations and liabilities of the Borrower to such Person hereunder and under the other Loan Documents, and (v) their respective successors and (in the case of a Lender, permitted) transferees and assigns.

“Hybrid Equity Securities” means any securities issued by the Borrower, any Restricted Subsidiary or a financing vehicle of the Borrower or any Restricted Subsidiary that (i)  are classified as possessing a minimum of “intermediate equity content” by S&P and Basket C equity credit by Moody’s and (ii) other than solely through the issuance of Equity Interests, (A) do not require any repayments or prepayments, any redemptions, repurchases, sinking fund payments or defeasement, or any mandatory preferred cash dividends, and (B) do not otherwise provide for (1)  any obligations thereunder or in connection therewith to become due prior to their scheduled maturity or (2) an ability (with or without the giving of notice, the lapse of time or both) for the holder or holders of any such securities or any trustee or agent on its or their behalf to cause any such obligations to become due, in each case, prior to at least 180 days after the Maturity Date.

“Improvement” means any walled and roofed building, any building in the course of construction that qualifies for insurance coverage, and any manufactured (mobile) homes.

“Indebtedness” means, as of any date of determination with respect to any Person, without duplication: (a) the outstanding principal amount of all obligations for borrowed money, whether current or long-term and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments or upon which interest payments are customarily made; (b)  the maximum amount of all letters of credit (including standby and commercial) and bankers’ acceptances, including unpaid reimbursement obligations in respect of drawn amounts under letters of credit or bankers’ acceptance facilities; (c) all attributable indebtedness under Capital Leases, synthetic leases, account receivables securitization programs (including the Permitted Receivables Financing), off-balance sheet loans or similar off-balance sheet financing products; (d) all obligations of such Person under conditional sale or other title retention agreements relating to assets purchased by such Person (other than customary reservations or retentions of title under agreements with suppliers entered into in the ordinary course of business); (e) all obligations issued or assumed as the deferred purchase price of assets or services purchased (other than contingent earn-out payments and other contingent deferred payments to the extent not fixed and payable, and trade debt incurred in the ordinary course of business and due within six (6) months of the incurrence thereof) which would appear as liabilities on a balance sheet; (f) all preferred

Equity Interests issued by such Person and which by the terms thereof could be (at the request of the holders thereof or otherwise) subject to mandatory sinking fund payments, redemption or other acceleration; (g) all obligations of such Person under take-or-pay or similar arrangements; (h) all net obligations of such Person under Swap Agreements; (i) the Indebtedness of any partnership or unincorporated joint venture in which such Person is a general partner or a joint venture to the extent such Person would be liable therefor under applicable law or any agreement or instruments by virtue of such Person’s interest in such other Person, except to the extent that Indebtedness is expressly made non recourse to such Person; (j) all Guarantees with respect to outstanding Indebtedness of the type specified in clauses (a) through (i) above of another person; and (k) all Indebtedness of the type specified in clauses (a) through (j) above of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on, or payable out of the proceeds of production from, assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender, (c) the Borrower, any of its Subsidiaries or any of its Affiliates, or (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof.

“Initial Borrowing Base Property” means each parcel of real property that was a Mortgaged Property under, and as defined in, the Pre-Petition Credit Agreement as in effect on the Petition Date and is described on Schedule 1.01(b) (and, if applicable, equipment located thereon) with respect to which a first priority lien (subject to only to the Carve-Out and Permitted Liens) is granted to the Administrative Agent for the benefit of the Holders of Secured Obligations pursuant to the Orders.

“Intercreditor Agreement” means that certain Amended and Restated Intercreditor Agreement dated as of the Effective Date (including any and all supplements thereto) and executed between the Administrative Agent and Rabobank, together with any of its permitted successors and assigns thereunder, as Receivables Financier, and as amended, amended and restated, supplemented or otherwise modified from time to time.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing in accordance with Section 2.08 in the form attached hereto as Exhibit D-2; or such other form as may be approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower.

“Interest Payment Date” means (a) with respect to any ABR Loan, (i) the second Business Day following the last day of each calendar month and (ii) the Maturity Date and (b) with respect to any LIBOR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and the Maturity Date.

“Interest Period” means with respect to any LIBOR Borrowing, the period commencing on the date such LIBOR Loan is disbursed, converted to or continued and ending on the date that is one month thereafter; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a LIBOR Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the preceding Business Day, (ii) any Interest Period pertaining to a LIBOR Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no Interest Period shall extend beyond the Maturity Date.

“Interim Order” means the order of the Bankruptcy Court entered in the Bankruptcy Cases after an interim hearing in form and substance satisfactory to the Administrative Agent and the Lenders, together with all extensions, modifications and amendments thereto, in form and substance satisfactory to the Administrative Agent and the Required Lenders (and each other Lender or percentage of Lenders that would have a right to consent to such modifications in accordance with Section 9.02(b)) which, among other matters but not by way of limitation, (i) authorizes the Borrower and the other Loan Parties to execute and perform under the terms of this Agreement and the other Loan Documents, (ii) authorizes Revolving Loans during the period after the Interim Order Date and prior to the Final Order Date in the amounts and on the terms set forth herein, and (iii) grants the DIP Super-Priority Claims and the Liens on the assets of the Loan Parties referred to herein and in the other Loan Documents.

“Interim Order Date” means the date on which the Interim Order is entered by the Bankruptcy Court.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means Rabobank in its individual capacity as an issuer of Letters of Credit hereunder and its successors in such capacity as provided in Section 2.06(i) and any Lender appointed by the Borrower (with the consent of such Lender and the Administrative Agent) as such by notice to the Lenders as a replacement for any Issuing Bank who is at the time of such appointment a Defaulting Lender. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Laws” means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case having the force of law.

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j). “LC Commitment” means, with respect to each Issuing Bank, the commitment, if any, of such Issuing Bank to issue Letters of Credit, expressed as an amount representing the maximum possible aggregate amount of such Issuing Bank’s LC Exposure hereunder, as such commitment may be reduced, terminated or increased from time to time pursuant to the provisions of this Agreement. The initial amount of each Issuing Bank’s LC Commitment is set forth on Schedule 1.01(a), or in the Assignment and Assumption pursuant to which such Issuing Bank shall have assumed its LC Commitment, as applicable.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate amount of all unreimbursed LC Disbursements, including all Letter of Credit Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.05. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“Lender Banking Services” means each and any of the following bank services provided to the Borrower or any Restricted Subsidiary by any Lender or any of its Affiliates: (a) credit cards or debit cards for commercial customers (including, without limitation, commercial credit cards, debit cards and purchasing cards), (b) stored value cards and (c) treasury or other cash management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Lenders” means the Persons listed on the Schedule 1.01(a) and any other Person that shall have become a Lender hereunder pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.

“Letter of Credit” means any letter of credit issued hereunder providing for the payment of cash upon the honoring of a presentation thereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“LIBO Rate” means, with respect to any Borrowing for any Interest Period, a rate per annum equal to the London interbank offered rate as administered by the ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for deposits in U.S. dollars with a term equivalent to such Interest Period as displayed on the Reuters screen page that displays such rate (currently page LIBOR01) (or, in the event such rate does not appear on a Reuters page or screen, on the appropriate page of such other information service that publishes such rate as shall be selected by Administrative Agent from time to time in its reasonable discretion) at approximately 11:00 a.m., London time, 2 Business Days prior to the commencement of such Interest Period; provided that in no event shall the LIBO Rate be less than zero. In the event that such rate is not available at such time for any reason, then the LIBO Rate with respect to such Borrowing for such Interest Period shall be the rate at which dollar deposits in the amount of the requested Borrowing and for a maturity comparable to such Interest Period are offered by the principal London office of Rabobank in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, 2 Business Days prior to the commencement of such Interest Period; provided that in no event shall such rate be less than zero.

“LIBO Screen Rate” shall mean the LIBO Rate quote on the applicable screen page the Administrative Agent designates in its reasonable discretion to determine the LIBO Rate (or such other commercially available source providing such quotations as may be designated by the Administrative Agent in its reasonable discretion from time to time).

“LIBO Successor Rate” has the meaning assigned to such term in Section 2.14(c).

“LIBO Successor Rate Conforming Changes” shall mean, with respect to any proposed LIBO Successor Rate, any conforming changes to the definition of LIBO Rate, Adjusted LIBO Rate, Alternate Base Rate, Applicable Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other administrative matters in each case as may be appropriate, in the reasonable discretion of the Administrative Agent, to reflect the adoption of such LIBO Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBO Successor Rate exists, in such other manner of administration as the Administrative Agent reasonably determines in consultation with the Borrower).

“LIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, assignment for security, levy, attachment, charge, security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this Agreement, any promissory notes issued pursuant to this Agreement, each Compliance Certificate, each Borrowing Base Certificate, each Agreed Budget, each Agreed Budget Variance Report, any Letter of Credit applications, the Collateral Documents, the Subsidiary Guaranty, the Environmental Indemnity Agreements, the Fee Letters, all Borrowing Requests, all Interest Election Requests, the Intercreditor Agreement, the Interim Order (and, on and after the Final Order Date, the Final Order) and all other agreements, instruments, documents and certificates identified in Section 4.01 executed and delivered to, or in favor of, the Administrative Agent or any Lenders and including all other pledges, powers of attorney, consents, assignments, contracts, notices, letter of credit agreements and all other written matter whether heretofore, now or hereafter executed by or on behalf of any Loan Party, or any employee of any Loan Party, and delivered to the Administrative Agent or any Lender in connection with this Agreement or the transactions contemplated hereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative. For the avoidance of doubt, Loan Documents shall not include Organization Documents of the Borrower or any of its Restricted Subsidiaries, notwithstanding the fact that the same are delivered to the Administrative Agent and the Lenders pursuant to Section 4.01.

“Loan Parties” means the Borrower and the Subsidiary Guarantors.

“Loans” means the loans and advances made by the Lenders pursuant to this Agreement in the form of DIP Term Loans and Revolving Loans.

“Material Adverse Effect” means (A) a material adverse change in, or a material adverse effect on, the operations, business, assets, properties, liabilities (actual or contingent) or financial condition of the Borrower and its Restricted Subsidiaries (other than any Receivables Financing SPC), taken as a whole ((i) other than (x) the filing of the Bankruptcy Cases, (y) those events, conditions and circumstances related and/or leading up to and customarily resulting from the commencement of the Bankruptcy Cases (including defaults under agreements that have no effect under the terms of the Bankruptcy Code as a result of the commencement of the Bankruptcy Cases) and (z) any reduction in payment terms by suppliers and vendors relating to or resulting from the commencement of the Bankruptcy Cases and (ii) taking into account the effect of the automatic stay under the Bankruptcy Code); (B) a material impairment of the rights and remedies of the Administrative Agent, any Issuing Bank or any Lender under any Loan Document, or of the ability of the Borrower or any Subsidiary Guarantor to pay the Obligations and to perform its obligations under any Loan Document to which it is a party; or (C) a material adverse effect upon the legality, validity, binding effect or enforceability against the Borrower or any Subsidiary Guarantor of any Loan Document to which it is a party.

“Material Indebtedness” means (i) the Contingent Subordinated Obligation, and (ii)  Indebtedness (other than the Loans and Letters of Credit but including the Permitted Receivables Financing), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $25,000,000. For purposes of determining Material Indebtedness, the “obligations” of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maturity Date” means the earliest to occur of:

(a)    the effective date of a plan of reorganization filed in the Bankruptcy Cases that is confirmed pursuant to an order of the Bankruptcy Court;

(b)    the date of consummation of a sale, pursuant to section 363 of the Bankruptcy Code or otherwise, of all or substantially all of the Debtors’ assets;

(c)    the date that is forty-five (45) days after the Petition Date if a Final Order has not been entered by the Bankruptcy Court by such date;

(d)    the Interim Order or the Final Order, as applicable, ceasing to be in full force and effect for any reason;

(e)    the acceleration of the Obligations or termination by the Administrative Agent and/or the Required Lenders of the Revolving Commitments; and

(f)    the Scheduled Maturity Date. “

Maturity Extension Conditions” shall mean:

(a)    a Financial Officer of the Borrower shall provide written notice (an “Extension Election Notice”) to the Administrative Agent and the Lenders of the exercise of such Extension Election not more than thirty (30) days and not fewer than fifteen (15) days prior to the Scheduled Maturity Date of the Extended Scheduled Maturity Date, which notice shall be irrevocable when delivered and shall be confirmed promptly by telephonic notice to the Administrative Agent and shall certify, represent and warrant that on the date of delivery of such Extension Election Notice, both immediately before and after such delivery:

(i)                 the representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects (or in all respects if the applicable representation or warranty is qualified by Material Adverse Effect or materiality); and

(ii)     no Default or Event of Default shall have occurred and be continuing or result therefrom;

(b)     such Extension Election shall certify, and be accompanied by:

(i)      an updated, modified or supplemented rolling 13-week detailed budget commencing with the following Friday (with such supporting detail as the Administrative Agent and its financial advisor may reasonably request), and such updated, modified or supplemented budget shall become the “Agreed Budget” subject to and in accordance with Section 5.12; and

(ii)     an updated Borrowing Base Certificate;

(c)    the Borrower shall have paid to the Administrative Agent for the account of each Lender an aggregate fee equal to 0.50% of the maximum amount of each such Lender’s Loans and Commitments at the time of the delivery of the applicable Extension Election Notice; and

(d)    on the original Scheduled Maturity Date:

(i)     the representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects (or in all respects if the applicable representation or warranty is qualified by Material Adverse Effect or materiality); and

(ii)     no Default or Event of Default shall have occurred and be continuing or result from the extension of the Scheduled Maturity Date; and

(e)    the Borrower shall have filed a disclosure statement and Acceptable Plan and/or a Sale Motion (as applicable) (it being understood and agreed that this clause (e) shall be deemed to be satisfied if the Borrower has satisfied the milestones set forth in Section 5.14).

“Maximum Available Amount” means at any time, the lesser of (a) the lesser of (x) the Aggregate Revolving Commitments then in effect and (y) the Total Revolving Outstandings Cap at such time and (b) the Borrowing Base as reflected in the most recently delivered Borrowing Base Certificate.

“Milestones” has the meaning set forth in Section 5.14.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgages” means each mortgage, leasehold mortgage, deed to secure debt, deed of trust, leasehold deed of trust, and similar agreement executed by any Loan Party after the Effective Date, for the benefit of Administrative Agent and the Holders of Secured Obligations, granting a Lien on any real property of such Loan Party.

“Mortgaged Property” means each parcel of owned real property and the improvements thereto with respect to which a Mortgage is granted (or is required to be granted) pursuant to Section 5.10.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“National Flood Insurance Program” means the National Flood Insurance Program created pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004, in each case as amended from time to time, and any successor statute.

“Net Cash Proceeds” means, with respect to any Asset Sale, (a) the cash proceeds received in respect of such Asset Sale including any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, net of (b) the sum of (i) all fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such Asset Sale, (ii) the amount of all payments required to be made as a result of such Asset Sale to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such Asset Sale and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such Asset Sale occurred or the next succeeding year and that are directly attributable to such Asset Sale (as determined reasonably and in good faith by a Financial Officer).

“Non-Extension Notice Date” has the meaning assigned to such term in Section 2.06(b)(viii).

“Non-Lender Banking Services” means each and any of the following bank products provided, pursuant to agreements entered into prior to the Effective Date, to the Borrower or any Restricted Subsidiary in the ordinary course of business by any Person that immediately prior to the Effective Date was a “Lender” under (and as defined in) the Pre-Petition Credit Agreement but is not a Lender or an Affiliate of a Lender under this Agreement: (a) credit cards or debit cards for commercial customers (including, without limitation, commercial credit cards, debit cards and purchasing cards), (b) stored value cards and (c) treasury or other cash management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Loan Parties to the Lenders or to any Lender, the Administrative Agent, the Issuing Banks or to any Issuing Bank or any indemnified party arising under the Loan Documents, and including interest, fees and expenses that accrue after the Effective Date. Furthermore, on and from the Final Order Date, all “Obligations” of any Lender under (and as defined in) the Pre-Petition Credit Agreement shall be deemed “Obligations” hereunder with similar effect, and with the priority set forth in Section 2.18 of this Agreement and the Orders.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Order” means, as the context may require, the Interim Order or the Final Order, whichever is then applicable.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c)  with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19 or 2.20).

“Participant” has the meaning set forth in Section 9.04.

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Encumbrances” means:

(a)    Liens imposed by law for Taxes that are not yet delinquent or are being contested in compliance with Section 5.04;

(b)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlord’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.04;

(c)    pledges and deposits under workers’ compensation, unemployment insurance and other social security laws or regulations;

(d)    deposits or pledges to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e)    judgment Liens in respect of judgments (or appeal or surety bond relating to such judgments) that do not constitute an Event of Default under clause (k) of Article VII;

(f)    easements, zoning restrictions, licenses, title restrictions, rights-of-way and similar encumbrances on real property imposed by law or incurred or granted by the Borrower or any Subsidiary in the ordinary course of business that do not secure any material monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of the Borrower or any Subsidiary;

(g)    minor imperfections in title that do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of Borrower or any Subsidiary; and

(h)    other immaterial Liens acceptable to the Administrative Agent in its reasonable discretion;

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Liens” means, at any time, Liens in respect of property of the Borrower or any Restricted Subsidiary permitted to exist at such time pursuant to the terms of Section 6.02.

“Permitted Receivables Financing” means the receivables financing transactions contemplated by the Ninth Amended and Restated Receivables Purchase Agreement, dated on or before the Effective Date (as amended, amended and restated, supplemented or otherwise modified from time to time), by and among Dairy Group Receivables, L.P. and Dairy Group Receivables II, L.P., as sellers (the “Sellers”), the financial institutions from time to time party thereto as purchasers, Rabobank, as agent for the purchasers and the other parties thereto, pursuant to which (i)  certain Loan Parties that are Originators (as defined therein) sell (as determined in accordance with GAAP) accounts (as defined in the Uniform Commercial Code as in effect in the State of New York), (collectively, together with certain general intangibles relating thereto and the right to collections thereon, being the “Transferred Assets”) to a Receivables Financing SPC, (ii) such Receivables Financing SPC then sells (as determined in accordance with GAAP) any such Transferred Assets (or an interest therein) to any Person that is not a Subsidiary or Affiliate of the Borrower (with respect to any such transaction, the “Receivables Financier”) and is a Purchaser (as defined thereunder), (iii) such Loan Parties provide indemnities to the Receivables Financier and Receivables Financier SPC to which Transferred Assets are transferred and (iv) the Borrower undertakes to guarantee obligations and agrees to fulfill its own obligations under each Performance Undertaking (as defined thereunder); provided that (A) such financing shall not involve any recourse to any Loan Party or any Subsidiary (other than a Receivables Financing SPC) for any reason other than (x) repurchases of non-eligible assets or (y) indemnifications for losses other than credit losses relating to the Transferred Assets, (B) such financing is subject to the Intercreditor Agreement and (C) any amendments or modifications to any of the terms thereof arising after the Petition Date shall not be materially adverse to the interests of the Lenders (including, without limitation, shortening the final maturity or average life to maturity, requiring any payment to be made sooner than originally scheduled or increasing the interest rate or fees applicable thereto, reducing any advance rates, adding additional defaults events of default, adding conditions or limitations to the availability of such financing, adding additional financial tests, reducing any advance rates thereunder or changing any subordination provision thereof (in each case, other than to cure clear errors or defects in the underlying documents)).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Petition Date” has the meaning specified in the recitals to this Agreement.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Process” means a standalone Chapter 11 plan process proposed by the Debtors, which shall be in form and substance reasonably acceptable to the Required Lenders.

“Pledge Subsidiary” means (i) each Domestic Subsidiary, (ii) each Foreign Subsidiary and (iii) each Receivables Financing SPC; provided that notwithstanding anything to the contrary herein, in no event shall a Pledge Subsidiary include a Subsidiary to the extent, and for so long as, all of the Equity Interests of such Subsidiary constitute Excluded Property.

“PP&E Conditions” means the requirements with respect to Mortgaged Property set forth in Section 5.11(a).

“PP&E Conditions Completion Date” means the Business Day on which the Borrower has satisfied the PP&E Conditions in accordance with Section 5.11(a), as reasonably determined by the Administrative Agent and as evidenced by notice to the Lenders.

“Pre-Petition” means the time period ending immediately prior to the filing of the applicable Bankruptcy Cases on the Petition Date.

“Pre-Petition Administrative Agent” has the meaning specified in the recitals to this Agreement.

“Pre-Petition Cash Collateral” has the meaning assigned to the term “Cash Collateral” in the Orders.

“Pre-Petition Credit Agreement” has the meaning specified in the recitals to this Agreement.

“Pre-Petition Lenders” has the meaning specified in the recitals to this Agreement. “Pre-Petition Receivables Purchase Agreement” has the meaning specified in the recitals to this Agreement.

“Pre-Petition Secured Parties” means, collectively, all “Holders of Secured Obligations” under and as defined in the Pre-Petition Credit Agreement.

“Prime Rate” means the rate of interest per annum published in the Wall Street Journal as the U.S. dollar “prime rate” for such day and if the Wall Street Journal does not publish such rate on such day then such rate as most recently published prior to such day.

“Prior Week” means, as of any date of determination, the immediately preceding week ended on a Sunday and commencing on the prior Monday.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Rabobank” has the meaning set forth in the recitals to this Agreement.

“Receivables Financier” has the meaning set forth in the definition of Permitted Receivables Financing.

“Receivables Financing SPC” means each of Dairy Group Receivables, L.P. and Dairy Group Receivables II, L.P.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Recovery Event” means the receipt by the Borrower or any of its Restricted Subsidiaries of any cash insurance proceeds or condemnation award payable by reason of theft, loss, physical destruction or damage, taking (by exercise of the power of eminent domain or otherwise) or similar event with respect to any of their respective property or assets.

“Register” has the meaning set forth in Section 9.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, trustees, officers, employees, administrators, managers, representatives, partners, agents and advisors of such Person and such Person’s Affiliates.

“Replacement Lender” has the meaning set forth in Section 2.20(a). “Report Date” has the meaning set forth in Section 5.01(f).

“Required Lenders” means, at any time, Lenders having Loans and unused Commitments representing more than 50% of the sum of the total Loans and unused Commitments at such time; provided if there are three or more Lenders (Lenders that are Affiliates of one another shall be deemed to be one Lender for purposes hereof), then Required Lenders shall in no event be less than three Lenders. For purposes of making a determination of Required Lenders, (a) the Commitments of, and the portion of the Revolving Exposure held or deemed held by, any Defaulting Lender shall be excluded, and (b) any Voting Participant shall be deemed to be a Lender.

“Requirement of Law” means, as to any Person, the Organization Documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resignation Effective Date” has the meaning assigned to such term in Article VIII.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party, and, solely for purposes of the delivery of incumbency and secretary certificates, the secretary or any assistant secretary of a Loan Party and, solely for purposes of notices given pursuant to Article II, any other officer of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests and Hybrid Equity Securities in (or of) the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests and Hybrid Equity Securities in (or of) the Borrower or any Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests and Hybrid Equity Securities in (or of) the Borrower or any Restricted Subsidiary.

“Restricted Subsidiaries” means the Subsidiaries of the Borrower that are not Unrestricted Subsidiaries.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.09, (b) reduced from time to time pursuant to Section 2.11(b), and (c) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 1.01(a), or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure at such time.

“Revolving Lender” means a Lender with a Revolving Commitment (or who held a Revolving Commitment before giving effect to any termination thereof or as a result of the occurrence of the Maturity Date) or who holds a Revolving Loan.

“Revolving Loan” means a Loan made pursuant to Section 2.01(a).

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sale Motion” means a motion filed by the Debtors pursuant to section 363 of the Bankruptcy Code seeking approval of (x) any sales contemplated by the Sale Process (as stalking horse bidder(s)) and (y) proposed bidding procedures with respect to any such sales, each in form and substance reasonably acceptable to the Required Lenders.

“Sale Process” means a process proposed by the Debtors for the sale of all or substantially all of the business and assets of the Borrower and its Subsidiaries, the Equity Interest of any of the Guarantors that is a Debtor, or the sale of one or more individual business units; provided that such sale or other disposition shall be in form and substance reasonably acceptable to the Required Lenders, or shall contemplate the Full Satisfaction of the Secured Obligations upon consummation of such sale or other disposition.

“Sanction(s)” means any sanctions or trade embargo imposed, administered or enforced by OFAC, the United States Department of State, the United Nations Security Council, the European Union, the Netherlands, or to the extent applicable to the Borrower or any Restricted Subsidiary, any other sanctions authority.

“Scheduled Maturity Date” means the date that is nine (9) months after the Petition Date; provided that, at the election of the Borrower (an “Extension Election”), and subject to compliance by the Borrower with the each of the Maturity Extension Conditions, such date shall be extended (on not more than one occasion) to the date that is twelve (12) months after the Petition Date (or an earlier date elected by the Borrower in its sole discretion) (such date, the “Extended Scheduled Maturity Date”).

“Scheduled Unavailability Date” has the meaning assigned to such term in Section 2.14(c).

“SEC” means the United States Securities and Exchange Commission.

“Secured Obligations” means all Obligations, together with all Swap Obligations and Banking Services Obligations owing to one or more Lenders or their respective Affiliates (or a Person that was a Lender or Affiliate of a Lender at the time the Swap Obligation or Banking Services Obligation was entered into) or any other Person with respect to Banking Services Obligations arising in connection with Non-Lender Banking Services; provided that the definition of “Secured Obligations” shall not create any guarantee by any Loan Party of (or grant of security interest by any Loan Party to support, as applicable) any Excluded Swap Obligations of such Loan Party for purposes of determining any obligations of any Loan Party. “Security Agreement” means that certain Pledge and Security Agreement (including any and all supplements thereto), dated as of the Effective Date, between the Loan Parties and the Administrative Agent, for the benefit of the Administrative Agent and the other Holders of Secured Obligations, and any other pledge or security agreement entered into, after the Effective Date by any other Loan Party (as required by this Agreement or any other Loan Document), or any other Person, as the same may be amended, restated or otherwise modified from time to time.

“Securitization Assets” has the meaning set forth in the Intercreditor Agreement.

“Senior Notes” means those certain 6.5% Senior Notes due 2023 issued pursuant to the terms of the Indenture dated as of February 25, 2015 by and between the Borrower, the guarantors listed therein and The Bank of New York Trust Company, as trustee, in an aggregate outstanding principal amount of $700,000,000 as of the Petition Date.

“Specified Subsidiary” means any Restricted Subsidiary that is not a Loan Party (or not required to become a Loan Party pursuant to the terms of this Agreement).

“Specified Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions, or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of the Borrower.

“Subsidiary Guarantor” means each Restricted Subsidiary that becomes a party to a Subsidiary Guaranty (including pursuant to a joinder or supplement thereto).

“Subsidiary Guaranty” means that certain Guaranty dated as of the Effective Date (including any and all supplements thereto) and executed by each Subsidiary Guarantor, and any other guaranty agreements as are requested by the Administrative Agent and its counsel, in each case as amended, amended and restated, supplemented or otherwise modified from time to time.

“Super-Majority Required Lenders” means, at any time, Lenders having Loans and unused Commitments representing more than 75% of the sum of the total Loans and unused Commitments at such time; provided if there are three or more Lenders (Lenders that are Affiliates of one another shall be deemed to be one Lender for purposes hereof), then Super-Majority Required Lenders shall in no event be less than three Lenders. For purposes of making a determination of Super-Majority Required Lenders, (a) the Commitments of, and the portion of the Revolving Exposure held or deemed held by, any Defaulting Lender shall be excluded, and (b) any Voting Participant shall be deemed to be a Lender.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions (other than in respect of Equity Interests of the Borrower), in each case entered into to hedge or mitigate risks to which the Borrower or any Subsidiary reasonably believes it has actual exposure or entered into in order to effectively cap, collar or exchange interest rates; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swap Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any and all Swap Agreements permitted hereunder to the extent the provider of such Swap Agreement is a Lender (or an Affiliate of such Lender) or was a Lender (or an Affiliate of any such Lender) at the time such Swap Agreement is entered into, and (b) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Title Companies” has the meaning assigned to such term in Section 5.11(a).

“Total Revolving Outstandings Cap” means (x) during the period prior to the entry of the Final Order, $50,000,000 in principal amount at any time outstanding and (y) upon and after entry of the Final Order, $236,200,000.00 in principal amount at any time outstanding.

“Transactions” means the execution, delivery and performance by the Loan Parties of the Loan Documents, the amendment and restatement of the Pre-Petition Receivables Purchase Agreement on or before the Effective Date, the borrowing (or deemed borrowing) of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Transferred Assets” has the meaning set forth in the definition of Permitted Receivables Financing.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unrestricted” means, when referring to cash or Cash Equivalents, that such cash or Cash Equivalents (i) do not appear (and would not be required to appear) as “restricted” on a consolidated balance sheet of the Borrower and its Restricted Subsidiaries or on a standalone balance sheet of the Borrower or any individual Restricted Subsidiary (in each case, unless such appearance is related to the Loan Documents or the Collateral Documents and the Liens created thereunder to secure the Secured Obligations), (ii) are not subject to any Lien in favor of any other Person other than the Administrative Agent for the benefit of the Holders of Secured Obligations and (iii) are generally available for use by the Borrower and its Restricted Subsidiaries; provided that in no event shall Unrestricted cash or Cash Equivalents include the actual dollar amount of any checks issued, or wires or ACH payments initiated, by the Borrower or any of its Restricted Subsidiaries to any Person other than the Borrower or a Restricted Subsidiary thereof.

“Unrestricted Subsidiary” means each of Dean Foods Foundation, DF-AP, LLC, DF-AP #1 LLC, Franklin Plastics, Inc., Good Karma Foods, Inc., Carnival Ice Cream, N.V., Importadora y Distribuidora Dean Foods, S.A. de C.V., Tenedora Dean Foods Internacional, S.A. de C.V., Dairy Group Receivables II, L. P., Dairy Group Receivables GP II, LLC, Dairy Group Receivables, L.P. and Dairy Group Receivables GP, LLC.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“Voting Participant” has the meaning assigned to such term in Section 9.04(c).

“Voting Participant Notification” has the meaning assigned to such term in Section 9.04(c).

“Wholly-Owned Subsidiary” means, with respect to any Person, a Subsidiary of such Person, 100% of the Equity Interests of which (other than directors’ qualifying shares or shares required by law to be owned by a resident of the jurisdiction of such Subsidiary) shall be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “LIBOR Loan”) or by Class and Type (e.g., a “LIBOR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “LIBOR Borrowing”) or by Class and Type (e.g., a “LIBOR Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, restated, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (g) the words “ordinary course of business” (or words of similar import) shall be construed to mean actions or activities consistent with such Person’s past practice or consistent or ordinary for similar Persons in such subject Person’s industry, as in existence on the Petition Date.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change in GAAP occurring after the Effective Date or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein, and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

SECTION 1.05. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit documentation related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

SECTION 1.06. Times of Day; Rates. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable). The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definitions of “LIBO Rate” or “Adjusted LIBO Rate” or with respect to any comparable or successor rate thereto.

SECTION 1.07. Division. If, in connection with any division or plan of division of a Subsidiary consummated by a Loan Party in its discretion under Delaware law (or any comparable event under a different jurisdiction’s law), any new Person comes into existence, such new Person shall be deemed, for purposes of Section 5.10 to have been organized on the first date of its existence by the holders of its Equity Interests at such time, and the Borrower or any Restricted Subsidiary shall be deemed, for purposes of Section 6.04, to have made an investment in the amount of the fair market value of the assets transferred by the Borrower or such Subsidiary to such resulting Person (less the cash consideration received) in each case on the date of such Person’s formation.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein:

(a)    Each Lender agrees (severally and not jointly) to make Revolving Loans in dollars to the Borrower from time to time on any Business Day during the Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Exposure exceeding such Lender’s Applicable Revolving Credit Percentage of the lesser of the Aggregate Revolving Commitment and the Total Revolving Outstandings Cap at such time, (b) the aggregate outstanding principal amount of Revolving Loans exceeding the Total Revolving Outstandings Cap or (c) the sum of the total Revolving Exposures then outstanding exceeding the Maximum Available Amount. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

(b)    On and from the Final Order Date, in accordance with the terms of the Final Order and Section 4.03 hereof (and, for the avoidance of doubt, without the need for a Borrowing Request), each Lender that is a Pre-Petition Lender agrees that the aggregate outstanding principal amount of its Pre-Petition Revolving Loans as of the Petition Date shall be deemed exchanged for and converted into a term loan to the Borrower hereunder (each, a “DIP Term Loan”) on a dollar- for-dollar basis, which exchange and conversion (for the avoidance of doubt) shall not constitute a novation, and such DIP Term Loans shall be deemed a LIBOR Borrowing with an Interest Period of one month hereunder on the Final Order Date and shall constitute Obligations hereunder for all purposes under the Loan Documents and in the Orders. Amounts of DIP Term Loans prepaid or repaid may not be reborrowed.

SECTION 2.02. Loans and Borrowings.

(a)    Each Loan shall be made (or deemed made) as part of a Borrowing consisting of Loans of the same Class made by the Lenders ratably in accordance with their respective Revolving Commitments and/or DIP Term Loan Commitments, as applicable. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)    Subject to Section 2.14, each Borrowing shall be comprised entirely of ABR Loans or LIBOR Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any LIBOR Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15,

2.16       and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that (i) any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and (ii) the non-performance of a Lender’s obligations by any domestic or foreign branch or Affiliate of such Lender so nominated by it shall not relieve the Lender from its obligations under this Agreement.

(c)    At the commencement of each Interest Period for any LIBOR Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $2,500,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $2,500,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Maximum Available Amount or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten (10) LIBOR Borrowings outstanding.

(d)    Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect to such Borrowing would end after the Maturity Date.

SECTION 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request either by delivery of a written Borrowing Request signed by the Borrower (delivered by hand or telecopy) or, after the Effective Date, by telephone (provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Borrowing Request) (a) in the case of a LIBOR Borrowing, not later than 1:30 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 p.m., New York City time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 9:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)      the aggregate amount of the requested Borrowing;

(ii)     the date of such Borrowing, which shall be a Business Day;

(iii)    whether such Borrowing is to be an ABR Borrowing or a LIBOR Borrowing;

(iv)    in the case of a LIBOR Borrowing, the initial Interest Period to be applicable thereto and the last day thereof, which shall be a period contemplated by the definition of the term “Interest Period”;

(v)     the Maximum Available Amount in effect on such date both immediately before and after giving effect to such Borrowing;

(vi)     in the case of a Revolving Borrowing, the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07; and

(vii)    compliance with the applicable conditions set forth in Section 4.02 and that the Effective Date shall have occurred prior to the requested date of such Borrowing.

If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested LIBOR Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Revolving Loan to be made (or deemed made) as part of the requested Revolving Borrowing.

SECTION 2.04. Intentionally Omitted.

SECTION 2.05. Intentionally Omitted.

SECTION 2.06. Letters of Credit.

(a)    General. Subject to the terms and conditions set forth herein, the Issuing Banks agree that, in reliance upon the agreements of the Lenders set forth in this Section 2.06, the Borrower may request the issuance of Letters of Credit denominated in dollars as the applicant thereof for its own account or for the account of any Domestic Subsidiary, in a form reasonably acceptable to the Administrative Agent and the relevant Issuing Bank, from time to time on any Business Day during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the relevant Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. The Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the support of any Subsidiary’s obligations as provided in the first sentence of this paragraph, the Borrower will be fully responsible for the reimbursement of LC Disbursements in accordance with the terms hereof, the payment of interest thereon and the payment of fees due under Section 2.12(b) to the same extent as if it were the sole account party in respect of such Letter of Credit (the Borrower hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor or surety of the obligations of such a Subsidiary that is an account party in respect of any such Letter of Credit).

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.

(i)    To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the relevant Issuing Bank) to an Issuing Bank (which Issuing Bank shall be selected by the Borrower) and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof, the documents to be presented by such beneficiary in case of any drawing thereunder, the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder, the purpose and nature of the requested Letter of Credit and such other information as the applicable Issuing Bank may require. Such notice must be received by the applicable Issuing Bank and the Administrative Agent not later than 11:00 a.m. at least two Business Days (or such later date and time as the Administrative Agent and the applicable Issuing Bank may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. If requested by such Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit.

(ii)    Promptly after receipt of any Letter of Credit application, the applicable Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such request from the Borrower and, if not, the applicable Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the applicable Issuing Bank has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the applicable Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the applicable Issuing Bank’s usual and customary business practices.

(iii)    A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the amount of the LC Exposure shall not exceed $25,000,000, (ii) each Issuing Bank’s LC Exposure shall not exceed such Issuing Bank’s LC Commitment, and (iii) the sum of the total Revolving Exposures shall not exceed the Maximum Available Amount.

(iv) the Issuing Banks shall not be under any obligation to issue any Letter of Credit if:

(A)    any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Banks from issuing the Letter of Credit, or any Law applicable to the Issuing Banks or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Banks shall prohibit, or request that the Issuing Banks refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the Issuing Banks with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Banks are not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Banks any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Banks in good faith deem material;

(B)    the beneficiary of such Letter of Credit is subject to Sanctions;

(C)    the issuance of the Letter of Credit would violate one or more policies of the Issuing Banks applicable to letters of credit generally;

(D)    except as otherwise agreed by the Administrative Agent and the Issuing Banks, the Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $500,000, in the case of a standby Letter of Credit;

(E)    the Letter of Credit is to be denominated in a currency other than Dollars;

(F)    subject to Section 2.21, any Lender is at that time a Defaulting Lender, unless the Issuing Banks have entered into arrangements, including the delivery of Cash Collateral as required by Section 2.22, satisfactory to the Issuing Banks (in their sole discretion) with the Borrower or such Lender to eliminate the Issuing Banks’ actual or potential Fronting Exposure (after giving effect to Section 2.21) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other LC Exposure as to which the Issuing Banks have actual or potential Fronting Exposure, as it may elect in its sole discretion; or

(G)    the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

(v)    The Issuing Banks shall not amend any Letter of Credit if the Issuing Banks would not be permitted at such time to issue the Letter of Credit in its amended form under the terms hereof.

(vi)    The Issuing Banks shall be under no obligation to amend any Letter of Credit if (A) the Issuing Banks would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.

(vii)    The Issuing Banks shall act on behalf of the Lenders with respect to any Letters of Credit issued by any Issuing Bank and the documents associated therewith, and the Issuing Banks shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article VIII with respect to any acts taken or omissions suffered by the Issuing Banks in connection with Letters of Credit issued by it or proposed to be issued by it and pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article VIII included the Issuing Banks with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Issuing Banks.

(viii)   If the Borrower so requests, the applicable Issuing Bank shall issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the Issuing Bank, the Borrower shall not be required to make a specific request to the Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the latest expiration date permitted for such letter of Credit pursuant to Section 2.06(c); provided, however, that the Issuing Bank shall not permit any such extension if (A) the Issuing Bank has determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof, or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Lenders have elected not to permit such extension or (2) from the Administrative Agent, any Lender or the Borrower that one or more of the applicable conditions specified in Section 4.02 is not then satisfied, and in each such case directing the Issuing Bank not to permit such extension.

(c)    Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the relevant Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit or such later date as may be agreed to by the relevant Issuing Bank (or, in the case of any renewal or extension thereof, including any Auto-Extension Letter of Credit, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date; provided that a Letter of Credit may expire up to (but not later than) one year beyond the Maturity Date so long as the Borrower Cash Collateralizes 105% of the face amount of such Letter of Credit in the manner described in Section 2.06(j) no later than the Maturity Date on terms and conditions reasonably acceptable to the relevant Issuing Bank and the Administrative Agent.

(d)    Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of any Issuing Bank or the Lenders, each Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Revolving Credit Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the relevant Issuing Bank, such Lender’s Applicable Revolving Credit Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)    Reimbursement. Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Issuing Bank shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m., New York City time, on the date of any LC Disbursement by an Issuing Bank under a Letter of Credit, the Borrower shall reimburse such Issuing Bank through the Administrative Agent in an amount equal to the amount of such drawing if the Borrower shall have received notice of such LC Disbursement prior to 9:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount of such LC Disbursement and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Revolving Credit Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Revolving Credit Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to such Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)    Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor any Issuing

Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the relevant Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination and that:

(i)    an Issuing Bank may replace a purportedly lost, stolen, or destroyed original Letter of Credit or missing amendment thereto with a replacement marked as such or waive a requirement for its presentation;

(ii)    an Issuing Bank may accept documents that appear on their face to be in substantial compliance with the terms of a Letter of Credit without responsibility for further investigation, regardless of any notice or information to the contrary, and may make payment upon presentation of documents that appear on their face to be in substantial compliance with the terms of such Letter of Credit and without regard to any non-documentary condition in such Letter of Credit;

(iii)    an Issuing Bank shall have the right, in its sole discretion, to decline to accept such documents and to make such payment if such documents are not in strict compliance with the terms of such Letter of Credit; and

(iv)    this sentence shall establish the standard of care to be exercised by an Issuing Bank when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof (and the parties hereto hereby waive, to the extent permitted by applicable Law, any standard of care inconsistent with the foregoing).

Without limiting the foregoing, none of the Administrative Agent, the Lenders, any Issuing Bank, or any of their Related Parties shall have any liability or responsibility by reason of

(A) any presentation that includes forged or fraudulent documents or that is otherwise affected by the fraudulent, bad faith, or illegal conduct of the beneficiary or other Person, (B) an Issuing Bank declining to take-up documents and make payment (x) against documents that are fraudulent, forged, or for other reasons by which that it is entitled not to honor or (y) following the Borrower’s waiver of discrepancies with respect to such documents or request for honor of such documents or

(C)   an Issuing Bank retaining proceeds of a Letter of Credit based on an apparently applicable attachment order, blocking regulation, or third-party claim notified to such Issuing Bank.

(g)    Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (provided that any telephonic notice must be confirmed immediately by delivery to the Administrative Agent of a Borrowing Request) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)    Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of such Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i)    Replacement of any Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)    Cash Collateralization. If the maturity of the Loans has been accelerated in accordance with Article VII, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of Cash Collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders (the “LC Collateral Account”), an amount in cash equal to 105% of the LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and the Borrower hereby grants the Administrative Agent a security interest in the LC Collateral Account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the relevant Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Secured Obligations. If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all such Events of Defaults have been cured or waived.

(k)    Reports by Issuing Banks to the Administrative Agent. On the Business Day following the end of each calendar quarter, each Issuing Bank (other than Rabobank) shall furnish to the Administrative Agent a report setting forth (i) the issuance and expiration dates, and the face amount, of each Letter of Credit issued by such Issuing Bank during the most recently completed calendar quarter, (ii) the aggregate undrawn amount of all Letters of Credit issued by such Issuing Bank that are outstanding as of such date and (iii) the aggregate amount of all LC Disbursements made by such Issuing Bank that have not been reimbursed by or on behalf of the Borrower prior to such date.

(l)    Applicability of ISP and UCP; Limitation of Liability. Unless otherwise expressly agreed by the Issuing Banks and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the UCP shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, the Issuing Banks shall not be responsible to the Borrower for, and the Issuing Banks’ rights and remedies against the Borrower shall not be impaired by, any action or inaction of the Issuing Banks required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the Law or any order of a jurisdiction where the Issuing Banks or the beneficiary are located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(m)   Illegality under Letters of Credit. If, at any time, it becomes unlawful for any Issuing Bank to comply with any of its obligations under any Letter of Credit (including, but not limited to, as a result of any Sanctions), the obligations of such Issuing Bank with respect to such Letter of Credit shall be suspended (and all corresponding rights shall cease to accrue) until such time as it may again become lawful for such Issuing Bank to comply its obligations under such Letter of Credit, and such Issuing Bank shall not be liable for any losses that the Loan Parties may incur as a result.

(n)    Conflict with Letter of Credit Documents. In the event of any conflict between the terms hereof and the terms of any Letter of Credit documentation, the terms hereof shall control.

SECTION 2.07. Funding of Borrowings.

(a)    DIP Term Loans. On and from the Final Order Date, upon entry of the Final Order and subject to section 4.03 hereof, the outstanding principal amount of Pre-Petition Revolving Loans of each Pre-Petition Lender as of the Petition Date, shall be refinanced and deemed to be repaid by, and exchanged for, on a dollar-for-dollar basis, DIP Term Loans under this Agreement.

(b) Revolving Loans.

(i)    Each Lender shall make each Revolving Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 4:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Revolving Credit Percentage. The Administrative Agent will make such Loans available to the Borrower by (i) promptly crediting the amounts so received, in like funds, to the Funding Account or (ii) wire transfer of such funds, in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower; provided, however, that if, on the date the Borrowing Request with respect to such Borrowing is given by the Borrower, there are LC Disbursements outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such LC Disbursements, and second, shall be made available to the Borrower as provided above; provided that ABR Revolving Loans to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the relevant Issuing Bank.

(ii)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(iii)    A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this Section 2.07(b) shall be conclusive, absent manifest error.

(iv)    If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Administrative Agent because the conditions to the applicable Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(v)    Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

SECTION 2.08. Interest Elections.

(a)    The DIP Term Loans shall, initially, be a LIBOR Borrowing with an Interest Period of one month and each other Borrowing initially shall be of the Type specified in the applicable Borrowing Request therefor and, in the case of any such other Borrowing that is a LIBOR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a LIBOR Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b)    To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request signed by the Borrower. Notwithstanding any contrary provision herein, this Section shall not be construed to permit the Borrower to elect an Interest Period for LIBOR Loans that does not comply with Section 2.02(d).

(c)    Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)     the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)   whether the resulting Borrowing is to be an ABR Borrowing or a LIBOR Borrowing; and

(iv)   if the resulting Borrowing is a LIBOR Borrowing, the Interest Period to be applicable thereto after giving effect to such election and the last day of such Interest Period, which shall be an interest period of one month (as contemplated by the definition of the term “Interest Period”).

If any such Interest Election Request requests a LIBOR Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each relevant Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)    If the Borrower fails to deliver a timely Interest Election Request with respect to a LIBOR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing, then, so long as an Event of Default is continuing (i)    no outstanding Borrowing may be converted to or continued as a LIBOR Borrowing and (ii)   unless repaid, each LIBOR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09. Termination and Reduction of Commitments.

(a)    The DIP Term Loan Commitments shall terminate on the earlier of the Final Order Date (after giving effect to the Borrowing of DIP Term Loans deemed made on such date) and the Maturity Date. Unless previously terminated, the Revolving Commitments shall terminate on the Maturity Date.

(b) The Borrower may at any time terminate the Revolving Commitments upon (i) the payment in full in cash of all outstanding Revolving Loans, together with accrued and unpaid interest thereon and on any Letters of Credit, (ii) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit (or at the discretion of the Administrative Agent a backup standby letter of credit satisfactory to the Administrative Agent) equal to 105% of the LC Exposure as of such date), (iii) the payment in full in cash of the accrued and unpaid fees in respect of the Revolving Commitments, and (iv) the payment in full in cash of all reimbursable expenses and other Obligations in respect of the Revolving Commitments together with accrued and unpaid interest thereon.

(c)    The Borrower may from time to time reduce the Revolving Commitments; provided that (i) each reduction of such Revolving Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the sum of the Revolving Exposures would exceed the lesser of the Aggregate Revolving Commitments and the Total Revolving Outstandings Cap at such time.

(d)    The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) or (c) of this Section at least one Business Day prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative

Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or the occurrence of any one or more other transactions, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Lenders in accordance with their respective Revolving Commitments.

SECTION 2.10. Repayment of Loans; Evidence of Debt.

(a)    The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Loan on the Maturity Date.

(b)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i)  the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or

(c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender and its registered assigns a promissory note payable to such Lender and in the form attached hereto as Exhibit E. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.

SECTION 2.11. Prepayment of Loans.

(a)    The Borrower shall have the right at any time and from time to time to make a prepayment in respect of the Borrowings in whole or in part without premium or penalty but subject to breakfunding payments pursuant to Section 2.16 and any amount payable pursuant to Section 2.12(c), subject to prior notice in accordance with this paragraph (e) of this Section, provided that each such prepayment shall be applied as set forth in clause (d) below.

(b)    (i) Within three (3) Business Days following the receipt by any Loan Party or any Restricted Subsidiary of any Net Cash Proceeds derived from any Asset Sale or series of Asset Sales which cumulatively aggregate in excess of $5,000,000 from all such Asset Sales during the term of this Agreement, the Borrower shall prepay the Obligations in an aggregate amount equal to one hundred percent (100%) of the Net Cash Proceeds so received (each such prepayment to be applied as set forth in clause (d) below), and (ii) to the extent of cash proceeds received in connection with a Recovery Event which are in excess of $5,000,000 in the aggregate and which are not applied to repair, replace or relocate damaged property or to purchase or acquire fixed or capital assets in replacement of the assets lost or destroyed within thirty (30) days of the receipt of such cash proceeds, the Borrower shall prepay the Obligations in an aggregate amount equal to one hundred percent (100%) of such cash proceeds net of all third-party costs incurred to obtain such cash proceeds (such prepayment to be applied as set forth in clause (d) below).

(c) If at any time (including, without limitation, on any Report Date):

(i)    the sum of the aggregate principal amount of all of the Revolving Exposures exceeds the Maximum Available Amount, the Borrower shall immediately repay Revolving Borrowings and/or Cash Collateralize LC Exposure in an account with the Administrative Agent pursuant to Section 2.06(j), as applicable, in an aggregate principal amount sufficient to cause the aggregate principal amount of all Revolving Exposures to be less than or equal to the Maximum Available Amount; and/or

(ii)    the aggregate amount of the sum of (x) Unrestricted cash and Cash Equivalents owned or held by the Borrower and its Restricted Subsidiaries (for the avoidance of doubt, excluding the Receivables Financing SPCs and/or any not-for-profit Subsidiary) (determined after giving pro forma effect to the making of any Revolving Loan on such date and the application of proceeds therefrom and from any other Unrestricted cash or Cash Equivalents on hand on such date (to the extent such proceeds and/or other Unrestricted cash or Cash Equivalents are actually utilized by the Borrower and/or any such Restricted Subsidiary on the date of incurrence of such Revolving Loan for a permitted purpose under this Agreement other than an investment in cash or Cash Equivalents)), less (y) the Budgeted Operating Disbursements Amount set forth in the then current Agreed Budget for the immediately succeeding week, less (z) the Carve-Out, exceeds $30,000,000 (for purposes of Unrestricted cash denominated in a currency other than Dollars, taking the Dollar equivalent of such Unrestricted cash as determined on the intended date of borrowing of such Revolving Loan) (such amount of Unrestricted cash and Cash Equivalents in excess of $30,000,000, the “Excess Unrestricted Cash Amount”) for a period of five (5) consecutive Business Days, the Borrower shall, on the immediately succeeding Business Day following such five (5) Business Day period, repay Revolving Borrowings in an account with the Administrative Agent pursuant to Section 2.06(j), as applicable, in an aggregate principal amount equal to such Excess Unrestricted Cash Amount.

Each such prepayment pursuant to this clause (c) shall be applied as set forth in clause (d) below.

(d)    All such amounts pursuant to Section 2.11(a), (b) and (c) shall be applied, first, to prepay the Revolving Loans ratably until the Revolving Loans are paid in full, second, to Cash Collateralize outstanding LC Exposure until such LC Exposure is Cash Collateralized in full and third, after all then outstanding Revolving Loans are paid in full, and all outstanding LC Exposure is Cash Collateralized, to prepay the DIP Term Loans ratably. Within the parameters of the applications set forth above, prepayments shall be applied first to ABR Loans and then to LIBOR Loans in direct order of Interest Period maturities. If an Event of Default has occurred and is continuing at the time of any mandatory prepayment, the proceeds thereof shall be applied in accordance with Section 2.18(b).

(e)    The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a LIBOR Borrowing, not later than 1:30 p.m., New York City time, three Business Days before the date of prepayment (or such later time reasonably acceptable to the Administrative Agent or, with respect to prepayments required pursuant to Section 2.11(b)(i) or (c), such later time prior to the making of such prepayment that is necessary to accommodate the requirements for more timely payments set forth in such Section) or (ii) in the case of prepayment of an ABR Borrowing, not later than 1:30 p.m., New York City time, one Business Day before the date of prepayment (or such later time reasonably acceptable to the Administrative Agent or, with respect to prepayments required pursuant to Section 2.11(b)(i) or (c), such later time prior to the making of such prepayment that is necessary to accommodate the requirements for more timely payments set forth in such Section). Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and any amount payable thereon pursuant to Section 2.12(c); provided that, a notice of prepayment delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or incurrence of Indebtedness or a Change in Control, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent not later than 12:00 noon New York City time (or such later time as the Administrative Agent may approve in its sole discretion), one Business Date prior to the specified effective date) if such condition is not satisfied. Each such notice shall be in a form reasonably approved by the Administrative Agent (including any form on an electronic platform or electronic transmission system as shall be reasonably approved by the Administrative Agent), appropriately completed and signed by a Responsible Officer of the Borrower. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.

Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13, (ii)   breakfunding payments pursuant to Section 2.16 and (iii) any applicable amount payable pursuant to Section 2.12(c).

(f)    Notwithstanding any other provisions of this Section 2.11, (i) to the extent that any or all of the Net Cash Proceeds of any Asset Sale by a Foreign Subsidiary (each such Asset Sale a “Foreign Asset Sale”) or the cash proceeds received in connection with any Recovery Event incurred by a Foreign Subsidiary (each such Recovery Event a “Foreign Recovery Event”) are prohibited or delayed by applicable foreign Law or the applicable Organization Documents of such Foreign Subsidiary from being repatriated to the Borrower to repay the Obligations pursuant to Section 2.11(b), the portion of such Net Cash Proceeds so affected will not be required to be applied to repay the Obligations at the time provided in Section 2.11(b), but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law or applicable Organization Documents of such Foreign Subsidiary will not permit repatriation to the Borrower (the Borrower hereby agreeing to use, and cause its Subsidiaries to use, all commercially reasonable efforts to overcome or eliminate any such restrictions on repatriation and/or minimize any such costs of prepayment and/or use the other cash and Cash Equivalents of the Borrower and its Subsidiaries that are not affected by such restrictions to make the relevant prepayment), and if within one year following the date on which the respective prepayment would otherwise have been required such repatriation of any of such affected Net Cash Proceeds is permitted under the applicable local law or the applicable Organization Documents of such Foreign Subsidiary, such repatriation will be immediately effected and such repatriated Net Cash Proceeds will be promptly (and in any event not later than two (2) Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof and additional costs relating to such repatriation) to the repayment of the Obligations pursuant to this Section 2.11 or (ii) to the extent that the Borrower has determined in good faith, after consultation with the Administrative Agent, that repatriation to the Borrower to repay the Obligations pursuant to Section 2.11(b) of any of or all the Net Cash Proceeds of any Foreign Asset Sale or Net Cash Proceeds of any Foreign Recovery Event attributable to Foreign Subsidiaries would have adverse tax consequences (including any reduction in tax attributes) with respect to such Net Cash Proceeds, such Net Cash Proceeds so affected will not be required to be applied to repay such Obligations at the time provided in Section 2.11(b), but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable adverse tax consequences with respect to such Net Cash Proceeds remain (the Borrower hereby agreeing to use all commercially reasonable efforts to overcome or eliminate any adverse tax consequences and/or use the other cash and Cash Equivalents of the Borrower and its Subsidiaries that are not affected by such adverse tax consequences to make the relevant prepayment), and if within one year following the date on which the respective prepayment would otherwise have been required such repatriation of any of such affected Net Cash Proceeds would no longer have adverse tax consequences, such repatriation will be immediately effected and such repatriated Net Cash Proceeds will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof and additional costs relating to such repatriation) to the repayment of the Obligations pursuant to this Section 2.11. The annual aggregate amount of Net Cash Proceeds from Asset Sales and Recovery Events that are exempted from prepaying the Obligations pursuant to Section 2.11(b) shall be reduced by the Net Cash Proceeds from Foreign Asset Sales and Foreign Recovery Events that are exempted from prepaying the Obligations by operation of this Section 2.11(f).

SECTION 2.12. Fees.

(a)    The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the Applicable Rate on the average daily amount of the Available Revolving Commitment of such Revolving Lender during the period from and including the Effective Date to but excluding the date on which such Commitment terminates. Accrued commitment fees shall be payable in arrears on the last day of each calendar month and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)    The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to LIBOR Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the applicable Issuing Bank for its own account a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements in respect of Letters of Credit issued by such Issuing Bank) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of each calendar month shall be payable in arrears on the last day of each such calendar month and on the date on which the Commitments terminate, commencing on the first such date to occur after the Effective Date; provided that any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)    In the event all or any portion of the DIP Term Loans of a Lender are repaid, prepaid, refinanced or replaced at any time (whether voluntary or mandatory, including as a result of acceleration or at the Maturity Date) or any Commitment of a Lender is permanently refinanced, replaced, terminated, expired, cancelled or reduced (whether voluntary or mandatory, including in connection with any prepayment or as a result of acceleration or at the Maturity Date (but excluding, for the avoidance of doubt, the termination of DIP Term Loan Commitments in connection with the making of DIP Term Loans of the equivalent principal amount (on a dollar-for-dollar basis) on the Final Order Date in accordance with Section 2.09(a)), such repayment, prepayment, refinancing, replacement, termination, expiration, cancellation or reduction will be made together with an exit fee in an amount equal to (i) 1.25% of the aggregate principal amount of the DIP Term Loans so repaid, prepaid, refinanced or replaced and (ii) without duplication of any payment pursuant to the preceding clause (i), 1.25% of the aggregate principal amount of Commitments so permanently refinanced, replaced, terminated, expired, cancelled or reduced.

(d)    The Borrower agrees to pay to the Administrative Agent, the Arranger and CoBank, ACB, in each case for its own account, the fees set forth in the applicable Fee Letter and such other fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent, the Borrower and the Arranger, or the Borrower and CoBank, ACB, as the case may be.

(e)    All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the relevant Issuing Bank, the Arranger or CoBank, ACB, in the case of fees payable to any of them) for distribution, in the case of commitment, participation and exit fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest.

(a)    The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)    The Loans comprising each LIBOR Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)    Notwithstanding the foregoing, (i) immediately upon the occurrence of any Event of Default described in clause (a), (o), (p), (q), (s), (t), (u) or (w) of Article VII, and (ii) at the election of Administrative Agent or the Required Lenders upon the occurrence of any other Event of Default, the Borrower shall pay interest on the principal amount of all outstanding Loans and, to the fullest extent permitted by law, the outstanding amount of all interest, fees and other amounts owed under this Agreement, at a rate per annum equal to 2.00% plus (i) in the case of any Loan, the rate otherwise applicable to such Loan as provided in the preceding clauses of this section, and (ii) in the case of any other amount the rate applicable to ABR Loans as provided in clause (a) of this Section.

(d)    Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon the earlier of termination of the Commitments and the Maturity Date; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBOR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)    All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest; Illegality; LIBO Successor Rate.

(a)    Alternate Rate of Interest. If prior to the commencement of any Interest Period for a LIBOR Borrowing:

(i)    the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(ii)    the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a LIBOR Borrowing shall be ineffective, and

(ii) if any Borrowing Request requests a LIBOR Borrowing, such Borrowing shall be made as an ABR Borrowing.

(b)   Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Loans whose interest is determined by reference to the Adjusted LIBO Rate, or to determine or charge interest rates based upon the Adjusted LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue LIBOR Loans or to convert ABR Loans to LIBOR Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), convert all LIBOR Loans of such Lender to ABR Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted.

(c)    Notwithstanding anything to the contrary in this Agreement or any other Loan Documents:

(i)    if the Administrative Agent reasonably determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(A)   adequate and reasonable means do not exist for ascertaining the LIBO Rate for any requested Interest Period, including, without limitation, because the LIBO Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(B)    the administrator of the LIBO Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which the LIBO Rate or the LIBO Screen Rate shall no longer be made available, or used for determining the interest rate applicable to loans (such specific date, the “Scheduled Unavailability Date”); or

(ii)    if the Administrative Agent and the Borrower determine that syndicated loans currently being executed, or that include language similar to that contained in this Section, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace the LIBO Rate, then, reasonably promptly after such determination by the Administrative Agent or receipt by the Administrative Agent of such notice, as applicable, the Administrative Agent and the Borrower may amend this Agreement to replace the LIBO Rate with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then prevailing market convention for determining interest rates for loans for similar Dollar denominated syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “LIBO Successor Rate”), together with any proposed LIBO Successor Rate Conforming Changes and notwithstanding anything in Section 9.02 to the contrary, any such amendment (which shall be in form and substance reasonably satisfactory to the Borrower) shall become effective at 5:00 p.m. (New York time) on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders do not accept such amendment. If no LIBO Successor Rate has been determined and the circumstances under clause (i)  above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain LIBOR Loans shall be suspended, (to the extent of the affected LIBOR Loans or Interest Periods), and (y) the Adjusted LIBO Rate component shall no longer be utilized in determining the Alternate Base Rate. Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of LIBOR Loans (to the extent of the affected LIBOR Loans or Interest Periods) or, failing that, will be deemed to have converted such request into a request for a Borrowing of ABR Loans (subject to the foregoing clause (y)) in the amount specified therein. Notwithstanding anything else herein, any definition of LIBO Successor Rate shall provide that in no event shall such LIBO Successor Rate be less than zero for purposes of this Agreement.

SECTION 2.15. Increased Costs.

(a)    If any Change in Law shall:

(i)     impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender or any Issuing Bank (except any statutory reserve requirement included in the calculation of the Adjusted LIBO Rate);

(ii)     impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and

(C)   Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting into or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, such Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as the case may be, for such actual and direct costs (but not including anticipated profits) reasonably incurred or reduction suffered.

(b)      If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered as reasonably determined by such Lender or such Issuing Bank (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and generally consistent with similarly situated customers of such Lender or such Issuing Bank, as applicable, under agreements having provisions similar to this Section 2.15, after consideration of such factors as such Lender or such Issuing Bank, as applicable, then reasonably determines to be relevant; provided that neither such Lender nor such Issuing Bank, as applicable, shall be required to disclose any confidential or proprietary information in connection therewith).

(c)      A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 15 days after receipt thereof.

(d)      Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any LIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any LIBOR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(d) and is revoked in accordance therewith), or (d) the assignment of any LIBOR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.20, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a LIBOR Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17. Taxes.

(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)    Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c)    Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d)    Indemnification by the Loan Parties. The Loan Parties shall indemnify each Recipient, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e)    Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f)     Status of Lenders.

(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A)     any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)      any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable;

(1)   in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan

Document, IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed originals of IRS Form W-8ECI;

(3)   in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit F-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN-E; or

(4)   to the extent a Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-2 or Exhibit F-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit F-4 on behalf of each such direct and indirect partner;

(C)     any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D)     if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the

Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)    Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, and the Full Satisfaction of the Secured Obligations.

(i)    Defined Terms. For purposes of this Section 2.17, the term “Lender” includes each Issuing Bank and the term “applicable law” includes FATCA.

SECTION 2.18. Payments Generally; Allocation of Proceeds; Sharing of Set-offs.

(a)    The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., New York City time, on the date when due, in immediately available funds, free and clear of and without condition or deduction for any counterclaim, defense, recoupment or setoff. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices as the Administrative Agent may from time to time notify to the Borrower and the Lenders, except payments to be made directly to an Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in dollars.

(b)    Any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower) or (B) a mandatory prepayment made when an Event of Default has not occurred and is continuing at the time (which shall be applied in accordance with Section 2.11) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and any Issuing Bank from the Borrower (other than in connection with Swap Obligations and Banking Services Obligations), second, to pay any fees or expense reimbursements then due to the Lenders from the Borrower (other than in connection with Swap Obligations and Banking Services Obligations), third, to pay interest then due and payable on the Loans and the Letters of Credit ratably, fourth, to prepay principal on the Revolving Loans and unreimbursed LC Disbursements ratably, to pay an amount to the Administrative Agent equal to the aggregate undrawn face amount of all outstanding Letters of Credit and the aggregate amount of any unpaid LC Disbursements, to be held as Cash Collateral for such Obligations and to pay any amounts owing with respect to Swap Obligations (all such amounts under this “fourth” item being applied ratably in accordance with all such amounts due), fifth, to prepay principal on the DIP Term Loans ratably, sixth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender (or its Affiliate) by the Borrower or any Loan Party (other than Banking Services Obligations arising with respect to Non-Lender Banking Services), seventh, to the payment of all Banking Services Obligations arising in connection with Non-Lender Banking Services and eighth, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus. Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless a Default is in existence, none of the Administrative Agent or any Lender shall apply any payment which it receives to any LIBOR Loan, except (a) on the expiration date of the Interest Period applicable to any such LIBOR Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any event, the Borrower shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

(c)    If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or each Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e)    If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(b), 2.06(d) or (e), 2.07(b), 2.18(c) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent or the applicable Issuing Bank to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account over which the Administrative Agent shall have exclusive control as Cash Collateral for, and application to, any future funding obligations of such Lender under any such Section; in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.19. Mitigation Obligations. If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount or make any indemnity payment to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to such Lender (and the Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment).

SECTION 2.20. Departing Lenders; Replacement of Lenders.

(a)    In addition to any rights and remedies that may be available to the Borrower under this Agreement or applicable law, if any Lender (x) shall become affected by any of the changes or events described in Sections 2.15 or 2.17 and the Borrower is required to pay additional amounts or make indemnity payments with respect to the Lender thereunder, (y) becomes a Defaulting Lender or (z) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.02 or any other provision of any Loan Document requires the consent of all affected Lenders and with respect to which the Required Lenders shall have granted their consent (any such Lender being hereinafter referred to as a “Departing Lender”), then in such case, the Borrower may, at its sole expense and effort, upon notice to the Administrative Agent and such Departing Lender, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 9.04), all of its interests, rights (other than its existing rights to payments pursuant to Sections 2.15 and 2.17) and obligations under this Agreement and the related Loan Documents to an any Person other than an Ineligible Institution that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment) (a “Replacement Lender”); provided, that

(i)        the Borrower shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 9.04(b)(ii)(A);

(ii)       such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)      in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)      such assignment does not conflict with applicable Laws; and

(v)       in the case of an assignment resulting from clause (z) of this Section 2.20(a), the applicable assignee shall have consented to the applicable amendment, waiver or consent.

(b)    Upon any assignment by any Lender pursuant to this Section 2.20 becoming effective, the Replacement Lender shall thereupon be deemed to be a “Lender” for all purposes of this Agreement (unless such Replacement Lender was, itself, a Lender prior thereto) and such Departing Lender shall thereupon cease to be a “Lender” for all purposes of this Agreement and shall have no further rights or obligations hereunder (other than pursuant to Section 2.15 or 2.17 and Section 9.03) while such Departing Lender was a Lender.

(c)    Notwithstanding any Departing Lender’s failure or refusal to assign its rights, obligations, Loans and Commitments under this Section 2.20, the Departing Lender shall cease to be a “Lender” for all purposes of this Agreement and the Replacement Lender shall be substituted therefor upon payment to the Departing Lender by the Replacement Lender of all amounts set forth in this Section 2.20 without any further action of the Departing Lender.

(d)    Notwithstanding anything in this Section to the contrary, (i) any Lender that acts as an Issuing Bank may not be replaced hereunder at any time it has any Letter of Credit outstanding hereunder unless arrangements satisfactory to such Lender (including the furnishing of a backstop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such Issuing Bank or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such Issuing Bank) have been made with respect to such outstanding Letter of Credit and (ii) the Lender that acts as the

Administrative Agent may not be replaced hereunder except in accordance with the terms of Article VIII.

SECTION 2.21. Defaulting Lenders.

(a)   Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders, Super-Majority Required Lenders and Section 9.02(b).

(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank hereunder; third, to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.22; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.22; sixth, to the payment of any amounts owing to the Lenders or the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Banks against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)    Commitment and Letter of Credit Fees.

(A)    No Defaulting Lender shall be entitled to receive any commitment fee due under Section 2.12(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B)     Each Defaulting Lender shall be entitled to receive fees with respect to Letters of Credit due under Section 2.12(b) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Applicable Revolving Credit Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.22.

(C)     With respect to any fees not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv)     Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Applicable Revolving Credit Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 9.20, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non- Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v)   Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrower shall, without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.22.

(b)    Defaulting Lender Cure. If the Borrower, the Administrative Agent and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to paragraph (a)(iv) above), whereupon, such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c)     New Letters of Credit. So long as any Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, extend, increase, reinstate or renew any Letter of Credit unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.

SECTION 2.22. Cash Collateral.

(a)     Obligation to Cash Collateralize. At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any Issuing Bank (with a copy to the Administrative Agent), the Borrower shall Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.21(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the 105% of the Fronting Exposure of the Issuing Bank.

(b)    Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Banks, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit, to be applied pursuant to clause (c) below. If at any time the Administrative

Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Banks as herein provided, or that the total amount of such Cash Collateral is less than the 105% of the Fronting Exposure of the Issuing Bank, the Borrower will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(c)                Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section or Section 2.21 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letters of Credit (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d)                Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Bank’s Fronting Exposure shall no longer be required to be held as Cash Collateral pursuant to this Section following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and each Issuing Bank that there exists excess Cash Collateral; provided that, subject to Section 2.21 the Person providing Cash Collateral and each Issuing Bank may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations and; provided further that to the extent that such Cash Collateral was provided by the Borrower, such Cash Collateral shall remain subject to the security interest granted pursuant to the Loan Documents.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Administrative Agent, the Issuing Bank and the Lenders that:

SECTION 3.01. Organization; Powers; Subsidiaries. Each of the Borrower and its Restricted Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and, subject to the entry of the Interim Order (or the Final Order, when entered), has all requisite power and authority to carry on its business as now conducted, execute, deliver and perform its obligations under the Loan Documents to which it is a party, and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required. Schedule 3.01 sets forth (a) a correct and complete list of the name and relationship to the Borrower of each and all of the Borrower’s Subsidiaries, (b) a true and complete listing of each class of each of the Restricted Subsidiaries’ authorized Equity Interests, of which all of such issued shares are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 3.01, and (c) the type of entity of the Borrower and each of its Subsidiaries. All of the issued and outstanding Equity Interests owned by any Loan Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

SECTION 3.02. Authorization; Enforceability. Subject to entry and the terms of the Interim Order (or the Final Order, when applicable), the Transactions are within each Loan Party’s corporate or limited liability company powers, will not contravene the terms of any Loan Party’s Organization Documents and have been duly authorized by all necessary corporate, limited liability company and, if required, stockholder action. Subject to entry and the terms of the Interim Order (or the Final Order, when applicable), the Loan Documents to which each Loan Party is a party have been duly executed and delivered by such Loan Party and constitute a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable Debtor Relief Laws and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at Law.

SECTION 3.03. Governmental Approvals; No Conflicts. Subject to entry and the terms of the Interim Order (or the Final Order, when applicable), the Transactions (a) do not require any material consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents and the filing on or about the Effective Date of one or more current reports on Form 8-K with respect to the Transactions, (b) will not violate any material Law applicable to the Borrower or any of its Restricted Subsidiaries, (c) except as could not reasonably be expected to have a Material Adverse Effect, will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Restricted Subsidiaries or its assets (except those as to which waivers or consents have been obtained), and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Restricted Subsidiaries, except Liens created pursuant to the Loan Documents.

SECTION 3.04. Financial Condition; No Material Adverse Change.

(a)    The Borrower has heretofore furnished to the Lenders its (i) consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal years ended December 31, 2017 and December 31, 2018, reported on by Deloitte & Touche LLP, independent public accountants, and (ii) unaudited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows as of and for the fiscal quarters ended March 31, 2019 and June 30, 2019. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such date in accordance with GAAP.

(b)   Since Petition Date, there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect.

SECTION 3.05. Properties.

(a)    Each of the Borrower and its Restricted Subsidiaries has (i) good title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) marketable title to (in the case of all other personal property), all of their respective assets, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect. All such assets are free and clear of Liens except for Permitted Liens.

(b)   The Borrower and each of its Restricted Subsidiaries owns, has the legal right to use or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to its business as currently conducted, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect, and, to the knowledge of the Borrower or any of its Restricted Subsidiaries, the use thereof by the Borrower and its Restricted Subsidiaries does not infringe upon the rights of any other Person except for such infringements that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters.

(a)    Other than the Bankruptcy Cases, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Restricted Subsidiaries (i) as to which there is a reasonable probability of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

(b)    Except for any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, (i) none of the Borrower or any of its Restricted Subsidiaries has received any written or actual notice of any claim with respect to any Environmental Liability or has knowledge or reason to believe that any such notice will be received or is threatened and (ii) none of the Borrower or any of its Restricted Subsidiaries (1) has, at any time during the last five (5) years, failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law or (2) has become subject to any Environmental Liability.

SECTION 3.07. Compliance with Laws and Agreements. Each of the Borrower and its Restricted Subsidiaries is in compliance with all Laws applicable to it or its property, and all orders, writs, injunctions, and decrees of any Governmental Authority applicable to it or its property, all Material Indebtedness and all other indentures, agreements and other instruments binding upon it or its property, in each case except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.08. Investment Company Status. Neither the Borrower nor any of its Subsidiary Guarantors is required to register as an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. Each of the Borrower and its Restricted Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves to the extent required by GAAP or (b) to the extent that the failure to do so could not be expected to result in a Material Adverse Effect. There is no tax assessment proposed in writing, or to the knowledge of any Loan party, threatened, against the Borrower or any Restricted Subsidiary that could, if made, be reasonably expected to have a Material Adverse Effect. Neither the Borrower or any Restricted Subsidiary thereof is party to any tax sharing agreement.

SECTION 3.10. ERISA. Except as set forth on Schedule 3.10(a), neither Borrower, any Restricted Subsidiary nor any of their respective ERISA Affiliates is party to, contributes to, is obligated to contribute to, or otherwise has any obligation or is bound by (a) any Multiemployer Plan or (b) any Plan subject to Section 433 of the Code. Except as set forth on Schedule 3.10(b), no ERISA Event has occurred within the previous five (5) years or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. Except as set forth on Schedule 3.10(b), neither the Borrower, any Restricted Subsidiary nor any of their respective ERISA Affiliates reasonably anticipates that any Material Adverse Effect will arise from any increase either in the annual financial expense for any Plan or Multiemployer Plan (determined in accordance with Statement of Financial Accounting Standards No. 87) or in the annual minimum funding contribution for any Plan or Multiemployer Plan (determined in accordance with the assumptions used for funding such Plan or Multiemployer Plan pursuant to Section 412, 430, 431 or 432 of the Code), and neither the Borrower, any Restricted Subsidiary nor any of their respective ERISA Affiliates is aware of any facts that could form the basis for materially changing the method of determining the actuarial assumptions, interest rates, or other calculations associated with any Plan or Multiemployer Plan. None of the assets of the Borrower, any Restricted Subsidiary or any of their respective ERISA Affiliates is the subject of any Lien arising under Section 303(k) of ERISA or Section 430(k) of the Code, and there are no facts which could be expected to give rise to such a Lien. Except as set forth on Schedule 3.10, as of the Effective Date, the present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan. Except as set forth on Schedule 3.10, as of the Effective Date, no Multiemployer Plan is subject to the additional funding rules of Section 432 of the Code for multiemployer plans that are in endangered or critical status. As of the Effective Date, no Loan Party is nor will be (a) an employee benefit plan subject to ERISA, (b) a plan or account subject to Section 4975 of the Code; (c) an entity deemed to hold “plan assets” of any such plans or accounts for purposes of ERISA or the Code; or (d) a “governmental plan” within the meaning of ERISA.

SECTION 3.11. Disclosure. All financial projections and forecasts delivered to the Administrative Agent and the Lenders in connection with this Agreement have been prepared by the Borrower in good faith based upon assumptions believed by the Borrower to be reasonable at the time made available to the Administrative Agent and the Lenders, it being recognized by the Administrative Agent and the Lenders that such projections are as to future events and are not to be viewed as facts and are subject to significant uncertainties and contingencies, many of which are beyond the Borrower’s control, and that actual results during the period or periods covered by such projections may differ significantly from the projected results and such differences may be material. There is no fact now known to the Borrower or any of its Subsidiaries which has, or could reasonably be expected to have, a Material Adverse Effect which fact has not been set forth herein or in the periodic and other reports filed by the Borrower or any Subsidiary with the SEC, in the financial statements of the Borrower and its Subsidiaries furnished to the Administrative Agent and/or the Lenders, or in any certificate, opinion or other written statement made or furnished by any Loan Party to the Administrative Agent and/or the Lenders. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) or delivered hereunder contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered. Notwithstanding anything contained in this Section 3.11, the parties hereto acknowledge and agree that uncertainty is inherent in any forecasts and projections and that such forecasts and projections (including the Agreed Budget and the Agreed Capital Expenditures Budget) do not constitute guarantees of future performance. The information included in the Beneficial Ownership Certification is true and correct in all material respects.

SECTION 3.12. Use of Proceeds. The proceeds of the Loans have been (or will be, as the case may be) used only as permitted under Section 5.08.

SECTION 3.13. Intentionally Omitted.

SECTION 3.14. Labor Disputes. As of the Effective Date, there are no labor controversies, strikes, lockouts or slowdowns pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Restricted Subsidiaries (i) which could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, or (ii) that involve this Agreement or the Transactions.

SECTION 3.15. No Default. No Default has occurred and is continuing.

SECTION 3.16. Federal Reserve Regulations. No part of the proceeds of any Loan have been or will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U, and X.

SECTION 3.17. Business Locations; Taxpayer Identification Number. Set forth on Schedule 3.17(a) is a list of all locations where any tangible personal property of any Loan Party is located as of the Effective Date. Set forth on Schedule 3.17(b) is the chief executive office, exact legal name, U.S. tax payer identification number and organizational identification number of each Loan Party as of the Effective Date.

SECTION 3.18. Sanctions; Anti-Corruption.

(a)    Neither the Borrower nor any of its Subsidiaries, nor, to the knowledge of the Borrower and its Subsidiaries, any director, officer or employee thereof, is an individual or entity that is, or is owned or controlled by any Persons that are, the subject or target of any Sanctions, or located, organized or resident in a Designated Jurisdiction. No Loan or Letters of Credit, nor the proceeds from any Loan or Letter of Credit, has been or will be used, directly or indirectly, to lend, contribute, provide or has otherwise made available to fund any activity or business of any Person who is the target of any Sanctions, or in any other manner that will result in any material violation by any Lender, the Administrative Agent, the Arrangers, any Issuing Bank, or any Participant of Sanctions.

(b)    The Borrower and its Restricted Subsidiaries have instituted and maintained policies and procedures reasonably designed to promote and achieve material compliance by the Loan Parties, the Restricted Subsidiaries and their respective directors, officers and employees (in each case solely to the extent of their course of employment) with the United States Foreign Corrupt Practices Act of 1977 and other similar anti-bribery, anti-corruption and anti-money laundering legislation, rules or regulations, including those of any other jurisdictions applicable to Borrower or any of its Restricted Subsidiaries (collectively, “Anti-Corruption Laws”). The Borrower, its Restricted Subsidiaries and, to the knowledge of the Borrower and its Restricted Subsidiaries, their respective directors, officers and employees (in each case solely to the extent of their course of employment by the Borrower and its Restricted Subsidiaries), are in compliance with all applicable Sanctions and Anti-Corruption Laws in all material respects.

SECTION 3.19. Real Property. Set forth on Part 1 of Schedule 3.19 is a complete and correct list, as of the Effective Date, of all of the real property owned by the Borrower or any Restricted Subsidiary, indicating in each case the use of the respective property, the identity of the owner, and the location of the respective property. To the knowledge of the Borrower, (x) as of the Effective Date, except as set forth on Part 2 of Schedule 3.19, no Initial Borrowing Base Property owned by a Loan Party has Improvements located in a Flood Zone and in which flood insurance has been made available under the National Flood Insurance Program and (y) no Eligible Property owned by a Loan Party and included in the calculation of the Borrowing Base set forth in the most recent Borrowing Base Certificate delivered pursuant to Section 5.01(f) has Improvements located in a Flood Zone and in which flood insurance has been made available under the National Flood Insurance Program. Each Loan Party maintains flood insurance for each of the DIP Collateral Real Properties (or the portion of such properties that contains Improvements located in a Flood Zone), (a) in an amount equal to the lesser of (i)   the fair market value of each such property or (ii) the maximum available insurance amount under the National Flood Insurance Program and (b) is otherwise in compliance with the Flood Insurance Laws.

SECTION 3.20. Insurance. The properties of the Loan Parties and their Restricted Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the applicable Loan Party or the applicable Restricted Subsidiary operates, including the use of self-insurance plans. The property and general liability insurance coverage of the Loan Parties as in effect on the Effective Date is outlined as to carrier, policy number, expiration date, type and amount on Schedule 3.20.

SECTION 3.21. EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

SECTION 3.22. Security and Priority. (a) Subject to entry and the terms of the Interim Order (or the Final Order, when applicable), all of the Obligations of each Loan Party are authorized by each Order and shall, subject to the Carve-Out, at all times:

(i)  pursuant to section 364(c)(1) of the Bankruptcy Code, constitute joint and several allowed superpriority administrative expense claims against the Loan Parties (without the need to file any proof of claim) with priority over any and all claims against the Loan Parties (other than claims in connection with the Permitted Receivables Financing), now existing or hereafter arising, of any kind whatsoever, including, without limitation, all administrative expenses of the kind specified in sections 503(b) and 507(b) of the Bankruptcy Code and any and all administrative expenses or other claims arising under sections 105, 326, 328, 330, 331, 363, 364(c)(1), 365, 503(a), 503(b), 506(c) (upon entry of the Final Order), 507(a), 507(b), 507(d), 726, 1113 or 1114 of the Bankruptcy Code (including any adequate protection obligations), whether or not such expenses or claims may become secured by a judgment lien or other non-consensual lien, levy or attachment, which allowed claims (the “DIP Super-Priority Claims”) shall for purposes of section 1129(a)(9)(A) of the Bankruptcy Code be considered administrative expenses allowed under section 503(b) of the Bankruptcy Code, and which DIP Super-Priority Claims shall be payable from and have recourse to all pre- and post-petition assets and property, whether existing on the Petition Date or thereafter acquired, of the Loan Parties and all proceeds thereof (excluding Avoidance Actions but including, effective upon entry of the Final Order and to the extent provided for therein, the proceeds of any Avoidance Actions), subject only to the Liens thereon to the extent set forth in the Orders and the Carve-Out. The DIP Super-Priority Claims shall be entitled to the full protection of section 364(e) of the Bankruptcy Code in the event that the Interim Order (or, after entry thereof, the Final Order) or any provision thereof is vacated, reversed, amended or otherwise modified, on appeal or otherwise;

(ii)  pursuant to section 361, 362, 364(c)(2), 364(c)(3) and 364(d) of the Bankruptcy Code and the Collateral Documents, be secured by a valid, binding, perfected, continuing, enforceable, non-avoidable first priority security interest in and Lien on the Collateral of each Loan Party (subject to the Carve-Out and the Liens permitted by Section 6.02) to the extent such Collateral is not subject to valid, enforceable, perfected and non-avoidable Liens as of the Petition Date; and

(iii)  pursuant to sections 364(c)(3) and 364(d)(1) of the Bankruptcy Code and the Collateral Documents, be secured by a valid, binding, perfected, continuing, enforceable, non- avoidable security interest and Lien on all other Collateral of each Loan Party (excluding Avoidance Actions, but, upon entry of the Final Order, including proceeds of Avoidance Actions), which security interests and Liens on such Collateral shall in each case be (i) senior to and prime all other Liens and security interests (other than liens and security interests identified in subclause

(ii)    below) in the Loan Parties’ Collateral, (ii) junior only to any valid, binding, enforceable, perfected and unavoidable Liens in favor of third parties that were (x) in existence immediately prior to the Petition Date, or (y) perfected subsequent to the Petition Date as permitted by section 546(b) of the Bankruptcy Code, but in each case, solely to the extent that such Liens and security interests of such third parties are, as of the Petition Date, senior to the Prepetition Liens (as defined in the Orders) and (iii) subject to the Carve-Out and the Liens permitted by Section 6.02.

(b)      Upon (and at all times after) the entry, and subject to the terms, of each of the Interim Order and the Final Order, each such Order shall is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid, enforceable and perfected security interest in the Collateral of the Loan Parties and proceeds thereof.

(c)      Upon (and at all times after) the entry, and subject to the terms, of each of the Interim Order and the Final Order, each such Order and the Loan Documents is sufficient to provide the DIP Super-Priority Claims and security interests in and Liens on the Collateral of the Loan Parties described in, and with the priority provided in, Section 3.22(a) hereof.

SECTION 3.23. Orders. (a) The Loan Parties are in compliance in all material respects with the terms and conditions of the Interim Order or the Final Order, as applicable.

(b)      The Interim Order, or at all times after the Final Order Date, the Final Order, is in full force and effect and has not been vacated, reversed, terminated, or rescinded or, without the prior written consent of the Administrative Agent and the Lenders, given in their respective sole discretion, amended or modified.

(c)      No appeal of the Order shall have been filed, or, if the Order is the subject of a pending appeal in any respect, none of such Order, the making of the Loans or the performance by Borrower or any other Loan Party of any of its obligations under any of the Loan Documents shall be the subject of a presently effective stay pending appeal. The Borrower, the Administrative Agent and the Lenders shall be entitled to rely in good faith upon the Order, notwithstanding objection thereto or appeal therefrom by any interested party. The Borrower, the Administrative Agent, the Lenders and the Issuing Bank shall be permitted and required to perform their respective obligations in compliance with this Agreement notwithstanding any such objection or appeal unless the relevant Order has been stayed by a court of competent jurisdiction.

SECTION 3.24. Bankruptcy Cases. (a) The Bankruptcy Cases were commenced on the Petition Date in accordance with applicable Laws and proper notice thereof was given for (i) the motion seeking approval of the Loan Documents and the Interim Order and Final Order, (ii) the hearing for the entry of the Interim Order and (iii) following the entry of the Interim Order, the hearing for entry of the Final Order. The Borrower and the other Loan Parties shall give, on a timely basis as specified in the Interim Order or the Final Order, as applicable, all notices required to be given as specified in the Interim Order or Final Order, as applicable.

(b)     Notwithstanding the provisions of section 362 of the Bankruptcy Code, and subject to the provisions of Article VII and the applicable provisions of the Interim Order or the Final Order, as the case may be (and subject to any notice required hereunder or thereunder), upon the maturity (whether by acceleration or otherwise) of any of the Obligations, the Administrative Agent and the Lenders shall be entitled to immediate payment of the Obligations and to enforce the remedies provided for hereunder, under the Order or under applicable Laws, without further motion or application to, or order from, the Bankruptcy Court.

(c)     No order has been entered in any of the Bankruptcy Cases (i) for the appointment of a Chapter 11 trustee, (ii) for the appointment of an examiner (other than a fee examiner) or receiver having expanded powers (beyond those set forth under Sections 1106(a)(3) and (4) of the Bankruptcy Code) under section 1104 of the Bankruptcy Code or (iii) to convert any of the Bankruptcy Cases to a case under Chapter 7 of the Bankruptcy Code or to dismiss any of the Bankruptcy Cases.

SECTION 3.25. Agreed Budget and Agreed Capital Expenditures Budget. The initial Agreed Budget attached to this Agreement as Exhibit B and the initial Agreed Capital Expenditures Budget, which were each furnished to the Administrative Agent and the Lenders on or prior to the Effective Date, and each subsequent Agreed Budget or Agreed Capital Expenditures Budget delivered in accordance with Section 5.12, has been prepared in good faith, with due care and based upon assumptions the Borrower believes to be reasonable assumptions on the date of delivery of the then-applicable Agreed Budget or Agreed Capital Expenditures Budget. To the knowledge of the Borrower, as of the Effective Date, no facts exist that (individually or in the aggregate) could reasonably be expected to result in any material change in the Agreed Budget or the Agreed Capital Expenditures Budget. The Borrower shall hereafter deliver to the Administrative Agent and the Lenders updates to the Agreed Budget or Agreed Capital Expenditures Budget in accordance with Section 5.12.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which the Administrative Agent shall have received each of the following, in each case reasonably satisfactory to the Administrative Agent (and to the extent specified below, to each Lender) in form and substance:

(a)    Executed Counterparts. From each party thereto, a counterpart of this Agreement and the other Loan Documents to be executed and delivered as of the Effective Date, signed and delivered on behalf of such party.

(b)    [Reserved].

(c)    Corporate Documents. Such documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions, the identity, authority and capacity of each Responsible Officer authorized to act on behalf of a Loan Party in connection with the Loan Documents and any other legal matters relating to the Loan Party, this Agreement, the other Loan Documents or the Transactions.

(d)   Collateral Documents.

(A)    The Administrative Agent shall have received the Security Agreement, duly executed and delivered by the Loan Parties and the Administrative Agent. In addition, Administrative Agent shall have received evidence that all filings, registrations and recordings have been made in the appropriate governmental offices, and all other action has been taken, that Administrative Agent deems necessary or desirable in order to create, in favor of Administrative Agent on behalf of the Holders of Secured Obligations, a perfected first-priority Lien on the Collateral described in the Interim Order and/or the Security Agreement, subject to no other Liens except for the Carve-Out and Permitted Liens. Without limiting the foregoing, each Loan Party shall deliver to the Administrative Agent: (x) all certificates, if any, representing the outstanding Equity Interests of each Pledge Subsidiary, promissory notes, if any, evidencing all Indebtedness owed to such Loan Party as of the Effective Date to the extent required to be pledged pursuant to the Security Agreement, and stock powers and instruments of transfer, endorsed in blank, with respect to such stock certificates and promissory notes; and (y) all documentation, including UCC financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create or perfect the Liens intended to be created under the Interim Order and/or the Security Agreement.

(B)    The Collateral Documents and the Interim Order, upon entry thereof, shall be effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, legal, valid, enforceable, perfected and unavoidable Liens on and security interests in the Collateral as set forth in Section 3.22 and subject in all respects to Section 9.23. The Loan Parties shall have delivered UCC financing statements, in suitable form for filing, and shall have made arrangements for the filing thereof that are reasonably acceptable to the Administrative Agent. For the avoidance of doubt, the Interim Order shall deem any and all Liens granted by the Loan Parties to be perfected.

(e)    Insurance. Subject to Section 5.17, evidence that all insurance required to be maintained under this Agreement and the Collateral Documents has been obtained and is in effect, together with the certificates of insurance, naming Administrative Agent, on behalf of the Lenders and any Issuing Bank, as an additional insured and a lender’s loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitute Collateral and all endorsements thereto required under this Agreement and the Collateral Documents. The Administrative Agent and Lenders shall have received Flood Certificates for each DIP Collateral Real Property described in clause (i) of the definition thereof and to the extent applicable, signed Borrower notices and flood insurance required to be maintained under this Agreement.

(f)    Borrowing Base Certificate. The Administrative Agent and the Lenders shall have received on or prior to the Effective Date a Borrowing Base Certificate which calculates the Borrowing Base as of Effective Date.

(g)    Agreed Budget. The Administrative Agent and the Lenders shall have received a copy of the Agreed Budget, certified by a Responsible Officer of the Borrower, and in form and substance satisfactory to the Administrative Agent and the Lenders.

(h)    Amendment and Restatement of Pre-Petition Receivables Financing Agreement. The Pre-Petition Receivables Financing Agreement has been amended and restated pursuant to the Permitted Receivables Financing and documentation relating thereto, in each case on terms and in form and substance reasonably acceptable to the Administrative Agent and the Required Lenders and the Administrative Agent shall have received satisfactory evidence that such amendment and restatement has occurred and copies of all amendments and restatements of, or amendments to, any material documents related to the Permitted Receivables Financing, in each case together with all exhibits and schedules thereto, in connection therewith certified by a Responsible Officer of Borrower.

(i)    Financial Compliance. The financial statements referenced in Section 3.04 shall have been delivered to the Administrative Agent and the Lenders (and, by its execution of this Agreement, each of the Administrative Agent and each Lender acknowledges receipt of such financial statements for the fiscal years ended December 31, 2017 and December 31, 2018, and the fiscal quarters ended March 31, 2019 and June 30, 2019).

(j)    Officer’s Certificate. A certificate of a Responsible Officer of the Borrower, dated the Effective Date, certifying (i) either (x) evidence that all authorizations or approvals of any Governmental Authority and approvals or consents of any other Person, required in connection with the Transactions shall have been obtained, or (y) that no such authorizations, approvals, and consents are so required, and (ii) compliance with the conditions set forth in clauses (a), (b), (c), (e), (f), (g), (h), (i) and (j) of Section 4.02.

(k)   [Reserved].

(l)    Fees. Evidence that the Borrower shall have paid all accrued fees and expenses of the Administrative Agent and the Lenders as required to be paid on the Effective Date under the terms of the Agent Fee Letter or any other letter agreements between the Borrower and the Administrative Agent, including (unless waived by the Administrative Agent) the fees, charges and disbursements of White & Case LLP, counsel to the Administrative Agent, FTI Consulting, as financial adviser, and counsel to each of the Lenders, in each case, in connection with the negotiation, preparation, execution, and delivery of the Loan Documents (directly to such counsel if requested by Administrative Agent or the applicable Lender) to the extent invoiced prior to the Effective Date (or, with respect to counsel of any Lender, at least three (3) Business Days prior to the Effective Date), plus such additional amounts of such fees, charges, and disbursements as shall constitute its reasonable estimate of such fees, charges, and disbursements incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent).

(m)   Know Your Customer Requirements. (i) All documents, certificates, and other information reasonably requested in writing (which may be via e-mail) by each Lender pursuant to Section 9.14 and (ii) a Beneficial Ownership Certification in relation to the Borrower (with applicable exemption noted thereon), in each case prior to the Effective Date.

(n)    Financing Orders. The Interim Order shall have been entered by the Bankruptcy Court and shall be in full force and effect and shall not have been (i) stayed, vacated, reversed or rescinded, and any appeal of such order shall not have been timely filed and a stay of such order pending appeal shall not be presently effective or (ii) without the prior written consent of the Administrative Agent and the Required Lenders (given in their sole discretion), revised, amended or modified. The Debtors shall be in compliance in all respects with the Interim Order.

(o)    Other Bankruptcy Court Orders. The Cash Management Order and all other “first day orders” or other orders to be entered on or prior to the Effective Date (including, without limitation, an order of the Bankruptcy Court approving the continuation of the Permitted Receivables Financing), including all payments approved by the Bankruptcy Court in any such orders, shall be reasonably satisfactory in form and substance to the Administrative Agent and the

Required Lenders in all respects, shall have been entered by the Bankruptcy Court, and shall not have been (i) stayed, vacated, reversed or rescinded or (ii) without the prior written consent of the Administrative Agent and the Required Lenders, revised, amended or modified (not to be unreasonably withheld).

The Administrative Agent shall notify the Borrower, the Issuing Bank, and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received written notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than the DIP Term Loans), and of any Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)    The representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects (or in all respects if the applicable representation or warranty is qualified by Material Adverse Effect or materiality) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (provided that to the extent any such representation or warranty expressly relates to an earlier date, such representation or warranty shall instead be true and correct in all material respects (or in all respects if the applicable representation or warranty is qualified by Material Adverse Effect or materiality) as of such earlier date).

(b)    At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default or Event of Default shall have occurred and be continuing.

(c)    At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, the total Revolving Exposures of all Lenders shall not exceed the Maximum Available Amount.

(d)    The Administrative Agent and, if applicable, an Issuing Bank shall have received a Borrowing Request in accordance with the requirements hereof, which Borrowing Request or notice shall be consistent with, and for a purpose permitted under, the Agreed Budget in accordance with Section 5.12.

(e)    No injunction, writ, restraining order, or other order of any nature (whether temporary, preliminary or permanent) restricting or prohibiting, directly or indirectly, any Borrowing or issuance, amendment, extension or renewal of a Letter of Credit shall have been issued and remain in force by any Governmental Authority (including, without limitation, the

Bankruptcy Court) against the Borrower, any other Loan Party, any Lender, the applicable Issuing Bank or any of their respective Affiliates, and such Borrowing or issuance, amendment, extension or renewal of a Letter of Credit shall not violate any requirement of applicable Laws.

(f)    Since the Petition Date, no Material Adverse Effect shall have occurred.

(g)    The Interim Order and, following entry of the Final Order, the Final Order, shall be in full force and effect, and shall not have been (x) stayed, vacated, reversed or rescinded, and any appeal of such Order shall not have been timely filed or, if such Order is the subject of a pending appeal in any respect, none of such Order, the making of the Loans, the issuance of Letters of Credit or the performance by Borrower or any other Loan Party of any of its obligations under any of the Loan Documents shall be the subject of a presently effective stay pending appeal, and (y)(A) with respect to the Interim Order, without the prior written consent of the Administrative Agent and the Required Lenders (and each other Lender or percentage of Lenders that would have a right to consent to such modifications in accordance with Section 9.02(b)), given in their sole discretion, revised, amended or modified or (B) with respect to the Final Order, without the prior written consent (not to be unreasonably withheld or delayed) of the Administrative Agent and the Required Lenders (and each other Lender or percentage of Lenders that would have a right to consent to such modifications in accordance with Section 9.02(b)), revised, amended or modified.

(h)   [Reserved].

(i)    Solely with respect to the issuance, amendment, renewal or extension of any Letter of Credit, (x) at the time of request for issuance, amendment, renewal or extension of such Letter of Credit, and (y) both immediately before and after such issuance, amendment, renewal or extension thereof there shall be no remaining capacity for the issuance of letters of credit under the Permitted Receivables Financing at such time and such Letter of Credit shall not have been requested to replace or backstop or otherwise support obligations owing, or letters of credit issued, under the Permitted Receivables Financing.

(j)    Solely with respect to a Borrowing of Revolving Loans, the aggregate amount of the sum of (x) Unrestricted cash and Cash Equivalents owned or held by the Borrower and its Restricted Subsidiaries (for the avoidance of doubt, excluding the Receivables Financing SPCs and/or any not-for-profit Subsidiary) (determined after giving pro forma effect to the making of each such Revolving Loan and the application of proceeds therefrom and from any other Unrestricted cash or Cash Equivalents on hand (to the extent such proceeds and/or other Unrestricted cash or Cash Equivalents are actually utilized by the Borrower and/or any such Restricted Subsidiary on the date of incurrence of such Revolving Loan for a permitted purpose under this Agreement other than an investment in cash or Cash Equivalents)), less (y) the Budgeted Operating Disbursements Amount set forth in the then current Agreed Budget for the immediately succeeding week less (z) the Carve-Out, shall not exceed $30,000,000 (for purposes of Unrestricted cash denominated in a currency other than Dollars, taking the Dollar equivalent of such Unrestricted cash as determined on the intended date of borrowing of such Revolving Loan).

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) through (k) of this Section 4.02.

SECTION 4.03. DIP Term Loan Borrowing. Notwithstanding anything herein to the contrary, to the extent the Effective Date shall have occurred on or prior to such date, the DIP Term Loans shall be (and be deemed to have been) made immediately and automatically upon entry of the Final DIP Order (and subject to the terms thereof), without the need for the taking of any action by any other Person or the satisfaction of any other conditions.

ARTICLE V

Affirmative Covenants

Until the Secured Obligations have been Fully Satisfied, the Borrower covenants and agrees with the Administrative Agent, the Issuing Banks and the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent for delivery to each Lender:

(a)    by no later than the earlier of the date on which such financial statements are required to be filed by the Borrower with the SEC (without giving effect to any extensions thereof) and the date which occurs 90 days after the end of each fiscal year of the Borrower, (i) its audited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows as of the end of and for such year (including, for the avoidance of doubt, for the fiscal year ending December 31, 2019), setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP, accompanied by any management letter prepared by said accountants and (ii) consolidated balance sheet and related statements of income and cash flows of the Borrower and its Restricted Subsidiaries, in each case as at the end of such fiscal year, setting forth in comparative form the corresponding consolidated figures for the preceding fiscal year, accompanied by a certificate of a Financial Officer of the Borrower, which certificate shall state that such financial statements fairly present in all material respects the financial condition and results of operations of the Borrower and its Restricted Subsidiaries, in accordance with GAAP, as at the end of and for such period (subject to normal year-end audit adjustments);

(b)    (i) by no later than the earlier of the date on which such financial statements are required to be filed by the Borrower with the SEC (without giving effect to any extensions thereof) and the date which occurs 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, beginning with the fiscal quarter ending September 30, 2019, the unaudited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows for the Borrower and its Restricted Subsidiaries and for the Borrower and its Subsidiaries as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries or the Borrower and its Restricted Subsidiaries in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(ii) by no later than the date which occurs 30 days after the end of each fiscal month of the Borrower, beginning with the fiscal month ending October 31, 2019, the unaudited consolidated balance sheet and related statements of income, stockholders’ equity and cash flows for the Borrower and its Restricted Subsidiaries and for the Borrower and its Restricted Subsidiaries as of the end of and for such fiscal month and the then elapsed portion of the fiscal year, (A) including a report of Capital Expenditures for such fiscal month, together with commentary on the variances from the amounts set forth in the Agreed Capital Expenditures Budget for such period, beginning with the fiscal month of November 2019; and (B) setting forth in comparative form the corresponding consolidated figures for the preceding fiscal year, accompanied by a certificate of a Financial Officer of the Borrower, which certificate shall state that such financial statements present the financial condition and results of operations of the Borrower and its Restricted Subsidiaries in a manner consistent with past practice, and subject to normal year-end audit adjustments and the absence of footnotes;

(c)    (I) concurrently with any delivery of financial statements under clause (a) or (b)(i) above, a Compliance Certificate executed by a Financial Officer of the Borrower (i) certifying (x) as to whether a Default has occurred and is continuing and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (y) that the Borrower is in compliance with the covenants contained in Section 5.12(c) and (z) that the Borrower and its Restricted Subsidiaries are in compliance with the covenants contained in Article VI and (ii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, and (II) no later than (A) for the first eight (8) calendar weeks occurring after the Petition Date, 12:00 p.m. (New York time) on Friday of each calendar week and (B) thereafter, 5:00 p.m. (New York time) on Thursday of each calendar week (or, in each case, if any such day is not a Business Day, the next Business Day) in each case, occurring after the Petition Date, an Agreed Budget Variance Report (which such delivery under this clause (c) may, unless the Administrative Agent requests executed originals, be by electronic communication including fax or email and shall be deemed to be an original authentic counterpart thereof for all purposes) (provided that the first Agreed Budget Variance Report shall be delivered no later than 12:00 p.m. (New York time) on November 29, 2019 for the period through November 22, 2019 and for the Cumulative Period);

(d)    promptly after the same become publicly available, to the extent not available by electronic or other readily accessible means, copies of all periodic and other reports, proxy statements and other non-confidential materials filed by the Borrower or any Restricted Subsidiary with the SEC, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;

(e) concurrently with any delivery of financial statements under clause (a) or (b)   above, a certificate containing information regarding the amount of all Asset Sales that were made during such prior fiscal year and amounts received in connection with any Recovery Event during such prior fiscal year;

(f)   on (i) the Effective Date (after giving effect to any Loans made on such date), (ii)   the Final Order Date (after giving effect to the incurrence of the DIP Term Loans hereunder), (iii)    each date on which any Asset Sale or Recovery Event occurs with respect to any Eligible Property with a value (as determined by reference to the most recent Borrowing Base Certificate delivered by the Borrower pursuant to this clause (f) as applicable) in excess of $10,000,000 in the aggregate for all such events since the last Borrowing Base Certificate was delivered, (iv) a date within 5 Business Days after each date on which any equipment or real property with a value (as determined by reference to the most recent Borrowing Base Certificate delivered by the Borrower pursuant to this clause (f)) in excess of $10,000,000 in the aggregate for all such equipment and real property since the last Borrowing Base Certificate was delivered that is used in calculating the Borrowing Base no longer qualifies as Eligible Equipment or Eligible Real Property, respectively and (v) each date on which the Borrower elects to include any additional property in the calculation of the Borrowing Base and satisfies the requirements with respect to Eligible Property (each such date, a “Report Date”), a Borrowing Base Certificate prepared as of the applicable Report Date, including a reasonably detailed calculation of the Borrowing Base as of such Report Date, and solely in the case of clause (v) above, together with copies of the Appraisals for all additional Eligible Property included in the calculation of the Borrowing Base;

(g)   [reserved];

(h)    by no later than 4:00 p.m. (New York time) every Friday (or, if such day is not a Business Day, the next Business Day), a weekly report of aggregate accounts receivable, aggregate bank balances and aggregate one and two day “check float” reports, in each case, of the Borrower and its Restricted Subsidiaries on a consolidating basis;

(i)     by no later than 4:00 p.m. (New York time) on December 19, 2019 (but no earlier than December 16, 2019), an updated, modified or supplemented rolling 13-week detailed budget commencing with the following Saturday (with such supporting detail as the Administrative Agent and its financial advisor may request);

(j)     as soon as reasonably practicable following receipt of a bona fide written expression of interest with respect to any material Asset Sale that the Borrower determines in good faith is reasonably capable of being consummated, the details thereof; provided that none of the Borrower or any Restricted Subsidiary shall be required to disclose or provide any information (i) that constitutes non-financial trade secrets or non-financial proprietary information of the Borrower or any of its Subsidiaries or any of their respective customers and/or suppliers, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives) is prohibited by any applicable law, (iii) that is subject to attorney-client or similar privilege or constitutes attorney work product or (iv) in respect of which the Borrower or any Restricted Subsidiary owes confidentiality obligations to any third party (provided such confidentiality obligations were not entered into solely in contemplation of the requirements of this Section 5.01(j)); provided, further, that in the event the Borrower does not provide any certificate, report or information requested pursuant to this clause (j) in reliance on the preceding proviso, the Borrower shall provide notice to the Administrative Agent that such certificate, report or information is being withheld and the Borrower shall use commercially reasonable efforts to describe, to the extent both feasible and permitted under applicable law or confidentiality obligations, or without waiving such privilege, as applicable, the applicable certificate, report or information;

(k)     as soon as reasonably practicable in advance of filing, copies of all material pleadings, motions and applications to be filed by any of the Loan Parties in the Bankruptcy Cases;

(l)    [reserved];

(m)  [reserved];

(n)   as soon as reasonably practicable following such delivery, all written reports regularly delivered by any of the Loan Parties to any official or unofficial creditors’ committee or their respective advisors in the Bankruptcy Cases;

(o)   promptly upon the reasonable request of the Administrative Agent, an accounting of all monies deposited in, and the balances in, the Deposit Accounts of the Loan Parties; and

(p)   promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request; provided that none of the Borrower or any Restricted Subsidiary shall be required to disclose or provide any information (i) that constitutes non-financial trade secrets or non-financial proprietary information of the Borrower or any of its Subsidiaries or any of their respective customers and/or suppliers, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or any of their respective representatives) is prohibited by any applicable law, (iii) that is subject to attorney- client or similar privilege or constitutes attorney work product or (iv) in respect of which the Borrower or any Restricted Subsidiary owes confidentiality obligations to any third party (provided such confidentiality obligations were not entered into solely in contemplation of the requirements of this Section 5.01(p)); provided, further, that in the event the Borrower does not provide any certificate, report or information requested pursuant to this clause (p) in reliance on the preceding proviso, the Borrower shall provide notice to the Administrative Agent that such certificate, report or information is being withheld and the Borrower shall use commercially reasonable efforts to describe, to the extent both feasible and permitted under applicable law or confidentiality obligations, or without waiving such privilege, as applicable, the applicable certificate, report or information.

Documents required to be delivered pursuant to Section 5.01(a) or 5.01(b)(i) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at www.deanfoods.com; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third party website or whether sponsored by the Administrative Agent); provided, that (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent upon its request to the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining copies of such documents.

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice (in any event, within five (5) Business Days) upon any Responsible Officer of the Borrower obtaining actual knowledge thereof, of the following:

(a)    the occurrence of any Default;

(b)    the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Loan Party, any Subsidiary or any Affiliate thereof (other than the Bankruptcy Cases) that has a reasonable probability of an adverse determination and that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;

(c)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(d)    the occurrence of any Environmental Liability that, alone or together with any other Environmental Liability that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(e)    the occurrence of any event or transaction for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.11;

(f)     any change in the information provided in the Beneficial Ownership Certification that would result in a change to any exemption set forth therein; and

(g)    any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Borrower will, and will cause each of its Restricted Subsidiaries to, (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect (i) its legal existence and (ii) the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits necessary in the conduct of its business, except, with respect to clause (ii), where failure to so maintain could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03 and (b) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted (and those ancillary or reasonably related thereto).

SECTION 5.04. Payment of Obligations. To the extent permitted by the Bankruptcy Court and provided for in the Agreed Budget, the Borrower will, and will cause each of its Restricted Subsidiaries to, pay or discharge all Material Indebtedness and all other material liabilities and obligations, including Taxes, before the same shall become delinquent or in default (subject, where applicable, to specified grace periods), except where the validity or amount thereof is being contested in good faith by appropriate proceedings and (a) the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto to the extent required by GAAP or (b) the failure to make payment could not reasonably be expected to result in a Material Adverse Effect or the imposition of a Lien on any material portion of any Loan Party’s property.

SECTION 5.05. Maintenance of Properties. The Borrower will, and will cause each of its Restricted Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear and obsolescence excepted.

SECTION 5.06. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Restricted Subsidiaries to, (i) keep proper books of record and account in which complete entries in accordance with GAAP are made of all material dealings and transactions in relation to its business and activities and (ii) permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, including environmental assessment reports and Phase I or Phase II studies, to discuss its affairs, finances and condition with its officers and to conduct field exams and appraisals of inventory, machinery and equipment, all at such reasonable times and as often as reasonably requested. The Borrower acknowledges that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain reports pertaining to the assets for internal use by the Administrative Agent and the Lenders.

SECTION 5.07. Compliance with Laws. (a) The Borrower will, and will cause each of its Restricted Subsidiaries to, comply with all Laws applicable to it or its property (including, without limitation, ERISA and Environmental Laws and the Bankruptcy Code, the Orders and any other order of the Bankruptcy Court), except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(b) The Borrower will maintain in effect and enforce policies and procedures reasonably designed to achieve material compliance by the Loan Parties, the Restricted Subsidiaries and their respective directors, officers and employees (in each case solely to the extent of their course of employment) with Anti-Corruption Laws and applicable Anti-Terrorism Laws and Sanctions.

SECTION 5.08. Use of Proceeds. The Borrower will use the proceeds of the Revolving Loans and Letters of Credit (a) to pay fees, interest, payments and expenses associated with this Agreement and the other Loan Documents, including certain fees and expenses of professionals retained by the Administrative Agent and the other Holders of Secured Obligations, (b) to fund the cost of administrating the Bankruptcy Cases (including, without limitation, adequate protection payments and professional fees and expenses), (c) to finance other Pre-Petition and pre-filing expenses that are approved by the Bankruptcy Court and permitted by the Agreed Budget (subject to permitted variances),

(d)   for working capital and general corporate purposes, and (e) with respect to the proceeds of the DIP Term Loans, to refinance and replace in full the aggregate principal amount of the Pre-Petition Revolving Loans and other Pre-Petition obligations outstanding under the Pre-Petition Credit Agreement on the Final Order Date; provided that, for the avoidance of doubt, the Debtors’ use of the Collateral to pay obligations benefiting from the Carve-Out shall not be limited or deemed limited by any Agreed Budget. No part of the proceeds of the Loans and other credit extensions under this Agreement and the other Loan Documents or Pre-Petition Cash Collateral shall be used to prosecute, investigate or for proceedings to, contest the claims of the Holders of Secured Obligations or Pre-Petition Secured Parties or the liens in favor of the Holders of Secured Obligations or Pre-Petition Secured Parties that secure the Obligations or Pre-Petition Revolving Loans, or prevent, hinder or delay any of the Administrative Agent’s or the Holders of Secured Obligations’, or the Pre-Petition Administrative Agent’s or Pre-Petition Secured Parties’ enforcement or realization upon any of the Collateral or collateral securing the Pre-Petition Obligations, other than with respect to seeking a determination of whether an Event of Default has not occurred or is not continuing; provided that up to $75,000 in the aggregate of the proceeds of Revolving Loans, the Collateral, the collateral securing any Pre-Petition Indebtedness and the Carve-Out shall be made available to a Committee (as defined in the Interim Order) for investigation costs in respect of any Pre-Petition Indebtedness and liens in accordance with the Interim Order (or the Final Order, as applicable). No part of the proceeds of any Loan or Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Board, including Regulations T, U and X, or in violation of Section 3.18.

SECTION 5.09. Insurance. The Borrower will, and will cause each of its Restricted Subsidiaries to, maintain with financially sound and reputable carriers (a) insurance in such amounts, and against such risks (including loss or damage by fire and other normally insured perils and loss in transit; business interruption; and general liability), and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations (including the use of self-insurance plans), (b) with respect to each DIP Collateral Real Property with Improvements located in a Flood Zone and in which flood insurance has been made available under the National Flood Insurance Program, flood insurance in an amount and otherwise sufficient to comply with all Flood Insurance Laws, and (c) all insurance required pursuant to the Collateral Documents. The Borrower will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained, including, without limitation, annual renewals of flood insurance policies and other evidence of compliance with the flood insurance requirements in this Section 5.09. The Borrower shall use commercially reasonable efforts to deliver to the Administrative Agent certificates of insurance and endorsements (x) to all “All Risk” physical damage insurance policies on all of the Loan Parties’ tangible property and assets and business interruption insurance policies naming the Administrative Agent lender loss payee, and (y) to all general liability policies naming the Administrative Agent an additional insured. The Borrower will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding.

SECTION 5.10. Subsidiary Guarantors; Pledges; Collateral; Further Assurances

(a) As promptly as possible but in any event by the earlier of (i) five (5) days (or such later date as may be agreed upon by the Administrative Agent) after (x) any Person (other than an Unrestricted Subsidiary) becomes a Subsidiary of the Borrower or (y) any Subsidiary qualifies independently as, or is designated by the Borrower as, a Subsidiary Guarantor and (ii) the date on which any Person that is not a Subsidiary Guarantor guarantees the obligations of the Borrower or any Subsidiary under the Senior Notes or any Material Indebtedness of any Loan Party (the date of such creation, designation, qualification or guarantee being the “Trigger Date”), the Borrower shall provide the Administrative Agent with written notice thereof setting forth information in reasonable detail describing the material assets of such Person and shall, (x) in the case of a Person described in the preceding clause (i), within thirty (30) days (or such later date as may be agreed to by the Administrative Agent) after the Trigger Date or (y) in the case of a Person described in the preceding clause (ii), on the Trigger Date (or such later date as may be agreed to by the Administrative Agent), cause each such Subsidiary to deliver to the Administrative Agent appropriate joinders to the Subsidiary Guaranty and the Security Agreement pursuant to which such Subsidiary agrees to be bound by the terms and provisions thereof, such Subsidiary Guaranty and Security Agreement and take such other action (including delivering such UCC financing statements, executing and delivering security agreements for filing and recording in the U.S. Patent and Trademark Office and the U.S. Copyright Office and, if reasonably requested by the Administrative Agent, executing and delivering Mortgages covering the real property and fixtures owned by such Subsidiary) as shall be reasonably necessary or advisable in the opinion of the Administrative Agent, and in form and substance reasonably satisfactory to the Administrative Agent, to create and perfect valid and enforceable first-priority priming Liens, subject to no other Liens except for the Carve-Out and Permitted Encumbrances, on substantially all of the property of such new Subsidiary as collateral security for the Secured Obligations, in each case to be accompanied by appropriate corporate resolutions, other corporate documentation and legal opinions in form and substance reasonably satisfactory to the Administrative Agent and its counsel. The Borrower shall furnish to Administrative Agent updated Schedules 3.01, and 3.19 with respect to such new Subsidiary, in form and detail reasonably satisfactory to Administrative Agent;

(b)    The Borrower will cause, and will cause each other Loan Party to cause, all existing and newly-acquired owned and leased property (whether personal, tangible, intangible, or mixed property but excluding Excluded Property) to be subject at all times (subject to the time periods in clause (a) above) to first priority, perfected Liens in favor of the Administrative Agent for the benefit of the Holders of Secured Obligations to secure the Secured Obligations in accordance with the terms and conditions of the Collateral Documents, subject in any case to Permitted Liens. Without limiting the generality of the foregoing, the Borrower will cause the issued and outstanding Equity Interests of each Pledge Subsidiary directly owned by the Borrower or any other Loan Party to be subject at all times (subject to the time periods in clause (a) above) to a first priority, perfected Lien in favor of the Administrative Agent to secure the Secured Obligations in accordance with the terms and conditions of the Collateral Documents or such other security documents as the Administrative Agent shall reasonably request (it being understood and agreed that any such pledge of Equity Interests of a Receivables Financing SPC shall contain such remedy standstills (up to 365 days after the payment in full of the Permitted Receivables Financing) and other customary provisions for pledges of this type).

(c)    Subject to the terms of the Orders, if any real property is acquired by any Loan Party after the Effective Date, the Borrower shall notify the Administrative Agent and the Lenders thereof, and, if reasonably requested by the Administrative Agent, the Borrower shall promptly cause such assets to be subjected to a Lien securing the Secured Obligations and shall take, and cause the other Loan Parties to take, such actions as are necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens and deliver such other documents (including the delivery of such Mortgages, title insurance commitments, exception documents, surveys, Flood Certificates, Environmental Indemnity Agreements, surveys and engineering, soils and other reports, environmental assessments, opinions of counsel and other documents as may be reasonably requested by Administrative Agent) as is consistent with those required to be delivered in accordance with Section 5.11, all at the expense of such Loan Party.

(d)      Without limiting the foregoing, the Borrower will, and will cause each Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions, which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Borrower.

(e)      If any additional assets (excluding Excluded Property) are acquired by a Loan Party after the Effective Date (other than assets constituting Collateral under the Orders that become subject to the Lien in favor of the Administrative Agent under the Orders and/or other then existing Collateral Documents upon acquisition thereof), the Borrower will notify the Administrative Agent thereof, and, if requested by the Administrative Agent, the Borrower will, within thirty (30) days (or such later date as may be agreed to by the Administrative Agent), cause such assets to be subjected to a Lien securing the Secured Obligations and will take, and cause the other Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (c) of this Section, all at the expense of the Borrower.

(f)       Subject to the terms of the Orders, the Borrower shall cause each Subsidiary resulting from a division of a Loan Party to execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Administrative Agent may reasonably request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Collateral Documents or the validity or priority of any such Lien, and to deliver such appropriate corporate resolutions, other corporate documentation and legal opinions in form and substance reasonably satisfactory to the Administrative Agent and its counsel as the Administrative Agent may request in its reasonable discretion, all at the expense of the Borrower.

(g)      Notwithstanding the provisions of this Section 5.10 or Section 5.11 to the contrary, (i) no pledge of a security interest in any Excluded Property shall be required, (ii) no account control agreement (unless requested by the Administrative Agent in its reasonable discretion), foreign law pledge, foreign law security agreement or legal opinion of foreign counsel shall be required and (ii) no Appraisal with respect to any real property that is not included in the calculation of the Borrowing Base shall be required.

SECTION 5.11. Mortgaged Property.

(a)       PP&E Conditions.

(i)     No later than the date that is sixty (60) days after the Interim Order Date (or such later date as may be agreed upon by the Administrative Agent in its sole discretion), the Borrower shall deliver or cause to be delivered to the Administrative Agent (A)   with respect to the Initial Borrowing Base Properties title searches conducted by a Title Company, which shall reveal no Liens or other issues of title other than Permitted Encumbrances and (B) with respect to the DIP Collateral Real Property described in clause (ii) of the definition thereof, Flood Certificates and, if applicable, related Borrower notices and evidence of flood insurance in compliance with Section 5.09; and

(ii)      With respect to any real property of the Loan Parties, including the Initial Borrowing Base Properties, within sixty (60) days after reasonable request by the Administrative Agent (or such later date as may be agreed upon by the Administrative Agent in its sole discretion), the Borrower shall deliver or cause to be delivered to the Administrative Agent the following documents, each of which shall be executed (and, where appropriate, acknowledged) by Persons reasonably satisfactory to the Administrative Agent in form and substance reasonably acceptable to the Administrative Agent:

(A)    one or more Mortgages covering the Initial Borrowing Base Property or other Eligible Real Property, as the Administrative Agent may request, in each case duly executed and delivered by the parties thereto in recordable form (in such number of copies as the Administrative Agent shall have reasonably requested);

(B)    one or more Environmental Indemnity Agreements, in each case duly executed and delivered by each Loan Party that owns an Initial Borrowing Base Property or other Eligible Property;

(C)    (1) solely with respect to the Initial Borrowing Base Property or other Eligible Property, one or more mortgagee policies of title insurance in the form of and issued by one or more title companies reasonably satisfactory to the Administrative Agent (the “Title Companies”), insuring the validity and first- priority of the Liens created under each Mortgage for and in amounts and containing such endorsements and affirmative coverage reasonably satisfactory to the Administrative Agent, subject only to Permitted Encumbrances, and (2) with respect to other real property of the Loan Parties, title searches conducted by a Title Company, which shall reveal no Liens or other issues of title other than Permitted Encumbrances, and in each case, to the extent necessary or advisable under applicable law, for filing in the appropriate county land office, UCC financing statements covering fixtures, in each case appropriately completed and, appropriate, duly executed;

(D)     to the extent otherwise available, copies of the most recent as-built surveys of each parcel of the Mortgaged Property or such other documentation as may be required by the Title Companies to remove any survey exception from the policies of title insurance delivered pursuant to Section 5.11(a)(ii)(C) above;

(E)      to the extent otherwise available, copies of the most recent environmental assessment reports and Phase I or Phase II studies with respect to such Mortgaged Property; and

(F)      such other documents and instruments in connection with the Mortgages and DIP Collateral Real Property as shall reasonably be deemed necessary by the Administrative Agent (including Flood Certificates for all DIP Collateral Real Property and, if applicable, related Borrower notices and evidence of flood insurance in compliance with Section 5.09 and customary opinions of counsel with respect to the Mortgages in the states where the Mortgaged Properties are located), and evidence that all other actions that the Administrative Agent may deem necessary or desirable in order to create valid first and subsisting Liens on the property described in the Mortgages has been taken.

In addition, the Borrower shall have paid to the Title Companies (i) all expenses and premiums of the Title Companies in connection with the issuance of such policies and (ii) an amount equal to the recording and stamp taxes payable in connection with recording the Mortgages in the appropriate county land office.

(b)      Environmental Reports. If the Administrative Agent at any time has a reasonable basis to believe that there may be a material violation of any Environmental Laws by, or any material Environmental Liability of, any Loan Party or related to any Initial Borrowing Base Property or any other Eligible Real Property or Mortgaged Property, or any real property adjacent to any such real Initial Borrowing Base Property or other Eligible Real Property or Mortgaged Property that is likely to materially and adversely affect an Initial Borrowing Base Property or other Eligible Real Property or Mortgaged Property, then the Borrower shall, upon the request of the Administrative Agent, provide the Administrative Agent with such environmental reports and assessments, engineering studies or other written material or data as Administrative Agent may reasonably require relating thereto.

(c)    Environmental Remediation. In the event that the Administrative Agent reasonably determines, from the environmental reports or information delivered pursuant to Section 5.11(b) or pursuant to any other reasonably reliable information, that remedial action to correct an environmental condition is required under Environmental Law with respect to any Loan Party or the Initial Borrowing Base Property, any other Eligible Real Property or Mortgaged Property or any other property of any Loan Party, the Borrower shall take such action as is required under Environmental Law to cure any material violation or potential violation of any Environmental Laws or any material actual or potential Environmental Liability relating to such environmental condition.

(d)    Appraisals. Except to the extent received by the Administrative Agent on or prior to the Interim Order Date, the Borrower shall use commercially reasonable efforts (which shall, in any event, include the payment of professional fees, costs and expense of appraisal firms performing such Appraisals) to, no later than the date that is sixty (60) days after the Interim Order Date (or such later date as may be agreed upon by the Administrative Agent in its sole discretion), deliver to the Administrative Agent an Appraisal with respect to each Initial Borrowing Base Property owned by a Loan Party as of the Effective Date.

SECTION 5.12. Agreed Budget; Capital Expenditures. (a) The use of Revolving Loans and other credit extensions by the Borrower under this Agreement and the other Loan Documents shall be limited in accordance with the Agreed Budget (subject to variances permitted under Section 5.12(c)). The initial Agreed Budget shall be in the form of Exhibit B for the first thirteen (13) week period from the Petition Date, and such initial Agreed Budget shall be approved by, and in form and substance reasonably satisfactory to the Administrative Agent and the Lenders (it being acknowledged and agreed that the initial Agreed Budget attached hereto as Exhibit B is approved by and satisfactory to the Administrative Agent and Lenders). Furthermore, following the Petition Date, the Agreed Budget shall be updated, modified or supplemented by the Borrower (i)(x) on January 24, 2020 and (y) from and after February 25, 2020, on the first Friday of each calendar month thereafter (or, if such day is not a Business Day, the next Business Day), (ii) at its election if the average price payable by the Borrower and its Restricted Subsidiaries for raw milk as indicated in any existing Agreed Budget increases by 10% when compared to the immediately preceding Agreed Budget delivered hereunder or (iii) upon the written request of the Administrative Agent or the Required Lenders from time to time, and, in the case of each of (i), (ii) and (iii) above, each such updated, modified or supplemented budget shall be approved in writing (including by email) by, and shall be in form and substance reasonably satisfactory to, the Administrative Agent and the Required Lenders and no such updated, modified or supplemented budget shall be effective until so approved and once so approved shall be deemed an Agreed Budget; provided that the Administrative Agent and the Required Lenders shall be deemed to have approved an Agreed Budget delivered after the Petition Date pursuant to this Section 5.12(a) unless the Administrative Agent or Lenders constituting the Required Lenders shall have objected to such Agreed Budget within five (5) Business Days after delivery thereof; provided, further, that (A) in the event the Administrative Agent and the Required Lenders are deemed to have approved an Agreed Budget as a result of their failure to object within such five (5) Business Day period after delivery thereof, the prior Agreed Budget shall continue in effect until the end of the period to which such prior Agreed Budget relates, and (B) in the event the Administrative Agent and the Required Lenders, on the one hand, and the Borrower, on the other hand, cannot agree as to an updated, modified or supplemented budget, the prior Agreed Budget shall continue in effect, with weekly details for any periods after the initial 13-week period to be derived in a manner reasonably satisfactory to the Required Lenders from the cash flow forecasts prepared by the Borrower. Each Agreed Budget delivered to the Administrative Agent and the Lenders shall be accompanied by such supporting documentation as reasonably requested by the Administrative Agent or the Required Lenders. Each Agreed Budget shall be prepared in good faith, with reasonable due care and based upon assumptions which the Borrower believes to be reasonable at the time of delivery thereof. To the extent any such updated Agreed Budget is approved pursuant to this Section 5.12(a), the line item amounts set forth therein shall be used to calculate the projected line items commencing with the week in which such updated Agreed Budget is approved by the Administrative Agent and the Required Lenders and for subsequent weeks set forth therein, and any prior weeks tested as part of any then applicable cumulative period shall be calculated using the projected line items set forth in the previously Agreed Budget in which such prior weeks were first forecasted (unless otherwise approved by the Administrative Agent and the Required Lenders).

(b)  [Reserved].

(c) Commencing with:

(i)          the period from the Petition Date through the fourth Friday thereafter and each two-week period ended on a Friday thereafter, the Borrower shall not permit the Actual Operating Disbursements Amount for the Cumulative Period to exceed 110% of the Budgeted Operating Disbursements Amount for such Cumulative Period;

(ii)       the period from the Petition Date through the fourth Friday thereafter, and for each two-week period ended on a Friday thereafter, the Borrower shall not permit the Actual Operating Cash Receipts for the Cumulative Period to be less than 92.5% of the Budgeted Operating Cash Receipts as set forth in the Agreed Budget for such Cumulative Period; and/or

(iii)         the fiscal month of the Borrower in which the Petition Date occurs, on each Capital Expenditures Test Date, the Borrower shall not permit the Actual Capital Expenditures Amount since the Effective Date and through the end of such fiscal month to exceed 110% of the Budgeted Capital Expenditures Amount for such period.

(d)   The Administrative Agent and the Lenders (i) may assume that the Borrower will comply with the Agreed Budget and the Agreed Capital Expenditures Budget, (ii) shall have no duty to monitor such compliance and (iii) shall not be obligated to pay (directly or indirectly from the Collateral or otherwise) any unpaid expenses incurred or authorized to be incurred pursuant to any Agreed Budget. The line items in the Agreed Budget and the Agreed Capital Expenditures Budget for payment of interest, expenses and other amounts to the Administrative

Agent and the Lenders are estimates only, and the Borrower remains obligated to pay any and all Obligations in accordance with the terms of the Loan Documents and the applicable Order regardless of whether such amounts exceed such estimates. Nothing in any Agreed Budget or Agreed Capital Expenditures Budget shall constitute an amendment or other modification of any Loan Document or any of the borrowing restrictions or other lending limits set forth therein.

SECTION 5.13.   Agreement to Deliver Collateral Documents. The Loan Parties shall (a)   cause all of the Collateral (including, without limitation, all owned and leased real and personal property and assets of each Loan Party but excluding Excluded Property) to be subject at all times to senior priority, perfected Liens in favor of the Administrative Agent to secure the Obligations pursuant to the terms and conditions, and subject to the priorities, set forth herein and in the Interim Order and the Final Order, and (b) deliver, to the extent reasonably requested by the Administrative Agent, security agreements, pledge agreements, recordations, filings, documents, deeds of trust and other agreements and appropriate UCC-1 financing statements in form and substance reasonably satisfactory to the Administrative Agent.

SECTION 5.14. Milestones. The Loan Parties shall ensure that each of the milestones set forth below (collectively, the “Milestones”) is achieved in accordance with the applicable timing referred to below (or by such later time as approved in writing by the Administrative Agent and the Required Lenders):

(a)     on or before the date falling thirty (30) days after the Petition Date, the Debtors shall have delivered to the Administrative Agent a draft Sale Motion;

(b)     within forty-five (45) days after the Petition Date, the Final Order shall have been entered by the Bankruptcy Court;

(c)     on or before the date falling ninety (90) days after the Petition Date, the Debtors shall have delivered to the Administrative Agent an election of whether it intends to pursue a Sale Process, a Plan Process or a combination of both;

(d)     if a Sale Process is elected, on or before the date falling ninety (90) days after the Petition Date, the Debtors shall have filed a Sale Motion;

(e)   if a Plan Process is elected, on or before the date falling ninety (90) days after the Petition Date, the Debtors shall have filed an Acceptable Plan and related disclosure statement (in each case, in form and substance acceptable to the Required Lenders) with respect to any Plan Process;

(f)  if a Sale Process is elected, on or before the date falling one hundred twenty (120) days after the Petition Date, the Bankruptcy Court shall have entered an order approving the Sale Motion;

(g)    if a Sale Process is elected, on or before the date falling one hundred sixty (160) days after the Petition Date, the Bankruptcy Court shall have entered an order approving each sale contemplated by any relevant Sale Process following completion of the process contemplated by the bid procedures described in the Sale Motion;

(h)    if a Plan Process is elected, on or before the date falling one hundred sixty (160) days after the Petition Date, the Bankruptcy Court shall have entered an order confirming an Acceptable Plan; and

(i)    if a Sale Process is elected, on or before the date falling two hundred forty (240) days after the Petition Date, the Bankruptcy Code shall have entered an order confirming an Acceptable Plan.

SECTION 5.15. Periodic Calls. From time to time (but no more often than once per week) upon reasonable request of the Administrative Agent, the Borrower shall conduct and participate in status calls with the Administrative Agent and Lenders (and their respective advisors) to discuss (i) the Agreed Budget or the Agreed Budget Variance Reports and/or any other reports or information delivered pursuant to Section 5.01 or Section 5.12 or otherwise, (ii) the financial operations and performance of the Loan Parties’ business, or (iii) such other matters relating to the Loan Parties as the Administrative Agent (or its agents or advisors) shall reasonably request (subject to limitations on confidentiality arrangements and/or to protect attorney-client privilege).

SECTION 5.16. Deposit Accounts. If the Loan Parties shall elect to close any Deposit Accounts that existed on the Petition Date (all of which Deposit Accounts existing on the Petition Date are identified on Schedule 5.16) or establish or otherwise acquire any new Deposit Accounts, then the Loan Parties shall reasonably promptly provide notice to the Administrative Agent of such election. Upon entry of the Order and the Cash Management Order (and except as otherwise provided in the Cash Management Order or the Order), the Borrower shall, and shall cause each other Loan Party to, comply with the terms of the Cash Management Order and the Orders in all material respects.

SECTION 5.17. Post-Closing Obligations. The Borrower shall execute and deliver, or cause to be executed and delivered, to the Administrative Agent such agreements and other documents described on Schedule 5.17 and take or cause to be taken such actions, and otherwise comply with such obligations, as are specified on Schedule 5.17, in each case, on or before the deadlines specified on Schedule 5.17 for such documents, actions or obligations; provided that the Administrative Agent in its discretion may from time to time extend in writing (which may be via email from the Administrative Agent or counsel to the Administrative Agent on their behalf) the deadlines set forth on Schedule 5.17 if the Borrower are using commercially reasonable efforts to obtain or perform the items required by such deadlines. All conditions precedent, affirmative covenants and representations contained in this Agreement and the other Loan Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above, rather than as elsewhere provided in the Loan Documents); provided that to the extent any representation and warranty would not be true, any covenant breached or any condition precedent not met under this Agreement and/or the other Loan Documents and a Default or Event of Default would occur and be continuing solely as of the fact that the foregoing actions were not taken on the Effective Date (any such Default or Event of Default, a “Related Default”), the respective representation and warranty shall be required to be true and correct in all material respects (or, to the extent qualified by materiality, in all respects) and the respective covenant complied with and condition precedent met at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 5.17 (and such Related Default shall be deemed not to have occurred and/or be continuing to the extent occurring as a result of such failure to comply) and the parties hereto acknowledge and agree that the failure to take any of the actions set forth in Section 5.17, within the relevant time periods required above (after giving effect to any extension provided by the Administrative Agent in its discretion, as permitted above), shall give rise to an immediate Event of Default pursuant to this Agreement.

ARTICLE VI

Negative Covenants

Until the Secured Obligations have been Fully Satisfied, the Borrower covenants and agrees with the Administrative Agent, the Issuing Banks and the Lenders that:

SECTION 6.01. Indebtedness. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

(a)     the Secured Obligations;

(b)     Indebtedness existing on the Petition Date and set forth on Schedule 6.01 (including the Indebtedness under the Senior Notes and the Pre-Petition Credit Agreement);

(c)     intercompany Indebtedness permitted by Section 6.04 (other than Section 6.04(i) or (o)); provided, that if any such Indebtedness is owed by a Loan Party, such Indebtedness and any Lien on the assets of such Loan Party related thereto shall be subordinated to the Secured Obligations in right of payment and security on terms reasonably satisfactory to the Administrative Agent;

(d)     Indebtedness of the Borrower or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof; provided that the aggregate principal amount of Indebtedness permitted by this clause (d) shall not exceed $25,000,000 at any time outstanding;

(e)    obligations in respect of the Permitted Receivables Financing in an aggregate principal amount not to exceed (x) $425,000,000 at any time outstanding plus (y) from time to time on a temporary basis (i) solely to the extent, and for so long as, reasonably necessary to replace any “Existing Letters of Credit” (as defined in the Permitted Receivables Facility as in effect on the Effective Date, the “Existing AR Facility Letters of Credit”) and (ii) as and to the extent expressly permitted pursuant to, and in accordance with, the terms of the Permitted Receivables Facility (as in effect on the Effective Date), additional amounts not to exceed the face amount of such Existing AR Facility Letters of Credit being so replaced;

(f)    [reserved];

(g)    [reserved];

(h)    Indebtedness in respect of Swap Agreements entered into in the ordinary course of business and not for any speculative purposes;

(i)    [reserved];

(j)    [reserved];

(k)    Indebtedness in respect of workers’ compensation claims, property casualty or liability insurance, take-or-pay obligations in supply arrangements, self-insurance obligations, performance, bid and surety bonds and completion guaranties, in each case in the ordinary course of business;

(l)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn by the Borrower or any Subsidiary in the ordinary course of business against insufficient funds, so long as such Indebtedness is promptly repaid; and

(m)   other Indebtedness of a type described in clause (d), (e), (f), (g) or (i) of the definition thereof (and clause (j) of the definition of Indebtedness to the extent relating to Indebtedness of a type described in such specified clauses of the definition of Indebtedness) of the Borrower and its Restricted Subsidiaries in a principal amount of up to but not to exceed $5,000,000 in the aggregate at any one time outstanding.

SECTION 6.02. Liens. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except:

(a)   Liens securing the Secured Obligations;

(b)   Permitted Encumbrances;

(c)    any Lien on any property or asset of, or leased by, the Borrower or any Restricted Subsidiary existing on the Petition Date and set forth on Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the Effective Date;

(d)    Liens securing obligations, with aggregate net outstanding amounts payable not in excess of $5,000,000, under Swap Agreements;

(e)    Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Restricted Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 6.01(d), (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary;

(f) [reserved];

(g)    Liens upon real or personal property heretofore leased or leased after the Effective Date (under operating or Capital Leases) in the ordinary course of business by the Borrower or any of its Restricted Subsidiaries in favor of the lessor created at the inception of the lease transaction, securing obligations of the Borrower or any of its Restricted Subsidiaries under or in respect of such lease and extending to or covering only the property subject to such lease and improvements thereon;

(h)    Liens of sellers or creditors of sellers of farm products encumbering such farm products when sold to any of the Borrower or its Restricted Subsidiaries pursuant to the Food Security Act of 1985 or pursuant to similar state laws to the extent such Liens may be deemed to extend to the assets of such Person;

(i)    protective Uniform Commercial Code filings with respect to personal property leased by, or consigned to, any of the Borrower or its Restricted Subsidiaries;

(j)   Liens granted to provide adequate protection pursuant to the Interim Order;

(k)    Liens in favor of a Receivables Financing SPC or a Receivables Financier created or deemed to exist in connection with the Permitted Receivables Financing (including any related filings of any financing statements), but only to the extent that any such Lien relates to the applicable Transferred Assets actually sold, contributed, financed or otherwise conveyed or pledged pursuant to such transaction;

(l)    Liens securing the obligations under the Pre-Petition Credit Agreement; provided that such Liens existed on the Petition Date;

(m)   [reserved];

(n)    normal and customary rights of setoff upon deposits of cash in favor of banks or other depository institutions;

(o)    Liens of sellers of goods to the Borrower and its Subsidiaries arising under Article 2 of the UCC or similar provisions of applicable law in the ordinary course of business, covering only the goods sold and securing only the unpaid purchase price for such goods and related expenses;

(p)    Liens in favor of customs and revenue authorities arising as a matter of law to secure the payment of customs duties in connection with the importation of goods;

(q)    Liens solely on any cash earnest money deposits made in connection with an investment permitted by Section 6.04;

(r)     transfer restrictions, purchase options, calls or similar rights of third-party joint venture partners with respect to Equity Interests of joint venture entities;

(s)    other Liens on assets of the Borrower and its Restricted Subsidiaries securing other obligations of the Borrower and its Restricted Subsidiaries in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding;

(t)     non-exclusive licenses or sublicenses by the Borrower or any of its Restricted Subsidiaries of intellectual property in the ordinary course of business; provided that the same do not in any material respect interfere with the business of the Borrower and its Restricted Subsidiaries, individually and/or taken as a whole, or materially detract from the use or value of the relative assets of the Borrower and its Restricted Subsidiaries, individually and/or taken as a whole; and

(u)    if a Sale Process is elected or another Asset Sale permitted hereunder is undertaken, Liens arising by virtue of the asset purchase agreements approved in connection with the Sale Process or otherwise permitted to be entered into hereunder, in each case limited to customary encumbrances applicable solely to the assets sold (or to be sold) in connection therewith securing the contractual rights of the purchaser.

SECTION 6.03. Fundamental Changes.

(a)    The Borrower will not, and will not permit any Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or divide, liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing and such action is permitted (or not prohibited) pursuant to the Orders, (i) any Subsidiary of the Borrower

(other than a Receivables Financing SPC) may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Subsidiary (other than a Receivables Financing SPC) may merge into any Loan Party in a transaction in which the surviving entity is a Loan Party and (iii) any Subsidiary that is not a Loan Party (other than a Receivables Financing SPC) may merge into the Borrower or any of its Restricted Subsidiaries (other than a Receivables Financing SPC) in a transaction in which a Restricted Subsidiary is the surviving corporation; provided that any such merger involving a Person that is not a Wholly-Owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

(b)    The Borrower will not, nor will it permit any of its Restricted Subsidiaries to, (i) engage to any substantial extent in any business other than operations involved in the manufacture, processing and distribution of food, beverage or packaging products or businesses of the type conducted by the Borrower and its Subsidiaries on the Petition Date or (ii) change its fiscal year from the basis in effect on the Petition Date.

SECTION 6.04. Investments, Loans, Advances and Acquisitions. The Borrower will not, and will not permit any Restricted Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a Loan Party and a Wholly-Owned Subsidiary prior to such merger) any Equity Interests, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise), except:

(a)     investments in cash and Cash Equivalents;

(b)    investments in existence on the Petition Date and described on Schedule 6.04;

(c)    operating deposit accounts with depository institutions;

(d)    [reserved];

(e)    purchases of inventory and other assets to be sold or used in the ordinary course of business;

(f)    investments (including, but not limited to, intercompany loans) (i) by any Subsidiary of the Borrower in any Loan Party, (ii) by any Loan Party in any other Loan Party and (iii) by Restricted Subsidiaries of the Borrower that are not Loan Parties in Restricted Subsidiaries of the Borrower that are not Loan Parties, in each case, made in the ordinary course of business or in accordance with past practice;

(g)   investments by the Borrower and its Restricted Subsidiaries in the Equity Interests of their Subsidiaries to the extent outstanding as of the Petition Date;

(h)    loans and advances to employees of the Borrower and/or its Restricted Subsidiaries in the ordinary course of business not exceeding $2,500,000 in the aggregate;

(i)     investments in the form of Swap Agreements permitted by Section 6.01(h);

(j)      deposits to secure bids, tenders, utilities, vendors, leases, licenses, statutory obligations, surety and appeal bonds and other deposits of like nature arising in the ordinary course of business;

(k)     investments by any Receivables Financing SPC or any Loan Party in a Receivables Financing SPC, in each case, made in connection with the Permitted Receivables Financing, and loans permitted by the Permitted Receivables Financing that are made by a Loan Party to a Receivables Financing SPC or by a Receivables Financing SPC to a Loan Party in connection therewith;

(l)    [reserved];

(m)   [reserved];

(n)    investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors or other disputes with customers or suppliers to the extent reasonably necessary in order to prevent or limit loss and Investments consisting of the prepayment of suppliers and service providers on customary terms in the ordinary course of business;

(o)   Guarantees permitted by Section 6.01 (other than Section 6.01(c));

(p)    to the extent permitted by Section 6.05 (other than Section 6.05(f)), non-cash consideration received in connection with sales or dispositions;

(q)     to the extent constituting an investment by such Person, the payment, prepayment, redemption or acquisition for value of Indebtedness of such Person permitted by Section 6.07(a); and

(r)    investments in Good Karma Foods, Inc. in an aggregate amount not to exceed $1,500,000 at any time outstanding; provided that the aggregate amount of such investment during the period from the Petition Date to the date sixty (60) days after the Petition Date shall not exceed $500,000.

For purposes of covenant compliance, the amount of any investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such investment,

less any amount repaid, returned, distributed or otherwise received in respect of any investment, in each case, in cash.

SECTION 6.05. Asset Sales. The Borrower will not, and will not permit any Restricted Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, and including, without limitation, pursuant to a division or plan of division of any Restricted Subsidiary under Delaware law (or any comparable event under a different jurisdiction’s law), except:

(a)    any Excluded Disposition;

(b)    sales, leases, transfers and dispositions of obsolete or worn-out property (including intellectual property), tools or equipment no longer used or useful in its business or real property no longer used or useful in its business in the ordinary course or in a manner consistent with past practice; provided, that the proceeds thereof are used to repay the Obligations to the extent required by clauses (b) or (c) of Section 2.11;

(c)    sales, leases, transfers and dispositions of assets (i) from a Loan Party to another Loan Party and (ii) from any Specified Subsidiary to a Loan Party or another Specified Subsidiary;

(d)    any sale of Transferred Assets by such Person to a Receivables Financing SPC and subsequently to the Receivables Financier in connection with the Permitted Receivables Financing;

(e)    sale and leaseback transactions permitted by Section 6.06;

(f)     to the extent constituting a sale, transfer, lease or other disposition, including pursuant to a division or plan of division, the creation of Liens, the consummation of fundamental changes, the making of investments and the making of Restricted Payments permitted by Sections 6.02, 6.03, 6.04 and 6.07, respectively (except to the extent permitted pursuant to cross reference to this Section 6.05 or any clause contained in this Section 6.05);

(g)    to the extent constituting a sale or disposition, the unwinding of any Swap Agreement pursuant to its terms;

(h)    transfers of condemned property as a result of the exercise of “eminent domain” or other similar policies to the respective Governmental Authority or agency that has condemned same (whether by deed in lieu of condemnation or otherwise), and transfers of properties that have been subject to a casualty to the respective insurer of such property as part of an insurance settlement; provided, that the proceeds thereof are used to repay the Obligations to the extent required by clauses (b) or (c) of Section 2.11;

(i)      to the extent constituting a sale, transfer, lease or other disposition, non- exclusive licenses or sublicenses by the Borrower or any of its Subsidiaries of intellectual property in the ordinary course of business; provided that the same do not in any material respect interfere with the business of the Borrower and its Restricted Subsidiaries, individually and/or taken as a whole, or materially detract from the use or value of the relative assets of the Borrower and its Restricted Subsidiaries, individually and/or taken as a whole;

(j)      sales, transfers, leases and other dispositions of other assets so long as the aggregate amount thereof sold or otherwise disposed of by the Borrower and its Restricted Subsidiaries during the term of this Agreement shall not have a net book value in excess of $25,000,000; provided that the Net Cash Proceeds thereof are used to repay the Obligations to the extent required by clauses (b) or (c) of Section 2.11; and

(k) if a Sale Process is elected, pursuant to a Sale Process referred to in Section 5.14.

SECTION 6.06. Sale and Leaseback Transactions. The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for such transactions in existence on the Petition Date and described on Schedule 6.06.

SECTION 6.07. Restricted Payments. The Borrower will not, nor will it permit any Restricted Subsidiary to, directly or indirectly, declare, order, make or set apart any sum for or pay any Restricted Payment, except (a) to make dividends or other distributions payable to any Loan Party (directly or indirectly through Subsidiaries, and, in the case of dividends or other distributions paid by Subsidiaries, ratably (or less than ratably) to other Persons that own the applicable class of Equity Interests in such Subsidiary), (b) to make dividends to or repurchases from the Borrower or the holders of ownership interests of such Restricted Subsidiary the proceeds of which shall be used to pay taxes that are then due and payable and which relate to the business of the Borrower and its Restricted Subsidiaries, and (c) to the extent constituting Restricted Payments, the Borrower and its Subsidiaries may enter into and consummate transactions expressly permitted by Section 6.04.

SECTION 6.08. Prepayment of Other Indebtedness. The Borrower will not, nor will it permit any Restricted Subsidiary to, directly or indirectly, declare, order, set apart any sum for or make any voluntary or mandatory payment, prepayment, redemption, acquisition for value, refund, refinancing or exchange of (a) any Indebtedness or claim arising prior to the Petition Date except as set forth in the Agreed Budget (subject to permitted variances) or payments made pursuant to the Permitted Receivables Financing and (b) any Indebtedness arising after the Petition Date (including, without limitation, any interest, premium or other amounts owing in respect thereof but excluding, for the avoidance of doubt, regularly scheduled payments at maturity), except (i) with respect to Indebtedness under the Loan Documents or the Permitted Receivables Financing and (ii) for payments made pursuant to the Interim Order or the Final Order (including, without limitation, in connection with the deemed making of the DIP Term Loans on the Final Order Date) and, in each case, as set forth in the Agreed Budget (subject to permitted variances) or otherwise reasonably acceptable to the Administrative Agent and the Required Lenders.

SECTION 6.09. Transactions with Affiliates. Except as expressly permitted by this Agreement, the Borrower will not, nor will it permit any of its Restricted Subsidiaries to, directly or indirectly: (a) make any investment in an Affiliate other than investments permitted hereunder;

(b) transfer, sell, lease, assign or otherwise dispose of any assets to an Affiliate other than transfers, sales, leases, assignments or other dispositions permitted hereunder; (c) merge into or consolidate with or purchase or acquire assets from an Affiliate other than transactions permitted under Section 6.03 or 6.04; or (d) enter into any other transaction directly or indirectly with or for the benefit of an Affiliate (including, without limitation, guarantees and assumptions of obligations of an Affiliate); provided that

(i)  the Borrower and its Restricted Subsidiaries may continue to be party to the Permitted Receivables Financing, (ii) any Affiliate who is an individual may serve as a director, officer or employee of the Borrower or any of its Restricted Subsidiaries and receive reasonable compensation for his or her services in such capacity, and (iii) the Borrower and its Restricted Subsidiaries may enter into transactions (other than extensions of credit by the Borrower or any of its Subsidiaries to an Affiliate that are not investments permitted hereunder) that are not otherwise prohibited hereunder so long as such transactions are on fair and reasonable terms (including as to monetary or business consideration arising therefrom) substantially as advantageous to the Borrower and its Restricted Subsidiaries as the terms (including as to monetary or business consideration) that would be obtained in a comparable arm’s length transaction with a Person not an Affiliate.

SECTION 6.10. Restrictive Agreements.

(a)    The Borrower will not, nor will it permit any Restricted Subsidiary to, enter into, or permit to exist, any Contractual Obligation (including Organization Documents) that encumbers or restricts the ability of any such Person to (i) in the case of any Restricted Subsidiary pay dividends or make any other distributions to any Loan Party on its Equity Interests or with respect to any other interest or participation in, or measured by, its profits, (ii) pay any Indebtedness or other obligation owed to any Loan Party, (iii) make loans or advances to any Loan Party, (iv) sell, lease or transfer any of its properties or assets to any Loan Party, or (v) act as a Subsidiary Guarantor pursuant to the Loan Documents or any renewals, refinancings, exchanges, refundings or extension thereof, except (in respect of any of the matters referred to in clauses (i)-(v) above) for such encumbrances or restrictions existing under or by reason of (A) this Agreement and the other Loan Documents, (B) applicable Law, (C) any document or instrument governing Indebtedness incurred pursuant to Section 6.01(d); provided that any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (D) Indebtedness of a Subsidiary which is not a Loan Party which is permitted by Section 6.01, so long as such restrictions do not impair the ability of the Loan Parties to perform their obligations under this Agreement or any other Loan Document, (E) any restrictions regarding licenses or sublicenses by the Borrower and its Subsidiaries of intellectual property in the ordinary course of business (in which case such restriction shall relate only to such intellectual property), (F) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or assets pending such sale; provided that such restrictions and conditions apply only to the Subsidiary or assets that are to be sold and such sale is permitted hereunder, (G) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the assets securing such Indebtedness, (H) customary provisions in leases and other contracts restricting the assignment thereof, (I) restrictions contained in documents executed in connection with the Permitted Receivables Financing (provided that such restrictions, as whole, are no more restrictive that those contained in such documents as in effect on the Petition Date), (J) any Lien permitted hereunder or any document or instrument governing any such Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Lien, (K) any document or instrument governing the Senior Notes as in effect on the Petition Date, (L) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 6.04 and applicable solely to such joint venture and are entered into in the ordinary course of business, (M) [reserved], and (N) any agreements existing on the Petition Date and set forth on Schedule 6.10.

(b) The Borrower will not, nor will it permit any Restricted Subsidiary to, enter into, assume or become subject to any agreement prohibiting or otherwise restricting the creation or assumption of any Lien upon its properties or assets to secure the Secured Obligations pursuant to the Loan Documents, whether now owned or hereafter acquired, or requiring the grant of any security for such obligation if security is given for the Secured Obligations except (i) pursuant to this Agreement and the other Loan Documents, (ii) pursuant to applicable Law, (iii) pursuant to any document or instrument governing Indebtedness incurred pursuant to Section 6.01(d); provided that in the case of Section 6.01(d) any such restriction contained therein relates only to the asset or assets constructed or acquired in connection therewith, (iv) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or assets pending such sale; provided that such restrictions and conditions apply only to the Subsidiary or assets that are to be sold and such sale is permitted hereunder, (v) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the assets securing such Indebtedness, (vi) customary provisions in leases and other contracts restricting the assignment thereof, (vii) pursuant to the documents executed in connection with the Permitted Receivables Financing (but only to the extent that the related prohibitions against other encumbrances are no more restrictive than those in effect on the Petition Date and pertain to the applicable Transferred Assets actually sold, contributed, financed or otherwise conveyed or pledged pursuant to the Permitted Receivables Financing, (viii) restrictions in any document or instrument governing any Permitted Lien; provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien, (ix) [reserved], (x) software and other intellectual property licenses pursuant to which the Borrower or Subsidiary is the licensee of the relevant software or intellectual property, as the case may be, (in which case, any prohibition or limitation shall relate only to the assets subject of the applicable license), (xi) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures permitted under Section 6.04 and applicable solely to such joint venture and are entered into in the ordinary course of business, (xii) any agreements existing on the Petition Date and set forth on Schedule 6.10 and (x) restrictions or conditions contained in any document or instrument governing the Senior Notes as in effect on the Petition Date.

SECTION 6.11. Amendments to Other Indebtedness. Except in connection with a confirmed plan of reorganization in the Bankruptcy Cases which is reasonably satisfactory to the Administrative Agent and the Required Lenders (or which provides for the Full Satisfaction of the Secured Obligations on the date of effectiveness of such plan), the Borrower will not, nor will it permit any Restricted Subsidiary to, amend or modify (or permit the amendment or modification of) any of the terms of any Indebtedness (including, without limitation, the Permitted Receivables Financing and documentation relating thereto) arising prior to or after the Petition Date in a manner materially adverse to the interests of the Lenders (including, without limitation, shortening the final maturity or average life to maturity, requiring any payment to be made sooner than originally scheduled or increasing the interest rate or fees applicable thereto, reducing any advance rates, adding additional defaults events of default, adding conditions or limitations to the availability of such financing, adding additional financial tests, reducing any advance rates thereunder or changing any subordination provision thereof (in each case, other than to cure clear errors or defects in the underlying documents)).

SECTION 6.12. Intentionally Omitted.

SECTION 6.13. Sanctions. The Loan Parties will not, directly or indirectly, use the proceeds of any Loan or Letter of Credit, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person, (a) to fund any activity or business of or with any Person, or in any Designated Jurisdiction, that, at the time of such funding, is, or whose government is, the target of any Sanctions, unless otherwise authorized by applicable Laws; or (b) in any other manner that will result in any violation by any Person participating in the Loans or Letters of Credit, whether as the Administrative Agent, Arranger, Issuing Bank, Lender, or Participant, of any Sanctions.

SECTION 6.14. Anti-Corruption Laws. The Loan Parties will not, directly or indirectly, use the proceeds of any Loan or Letter of Credit for any purpose which would breach, in any material respect, any Anti-Corruption Law.

SECTION 6.15. Chapter 11 Claims. The Borrower shall not, nor shall it permit any Subsidiary that is a Debtor to, directly or indirectly, incur, create, assume, suffer to exist or permit any administrative expense claim (other than any superpriority administrative expense claim granted in respect of the Permitted Receivables Financing) or Lien that is pari passu with or senior to the claims or Liens, as the case may be, of the Administrative Agent and the other Holders of Secured Obligations, against the Loan Parties hereunder, or apply to the Bankruptcy Court for authority so to do, except for the Carve-Out and Liens permitted to be senior pursuant to Section 6.02.

SECTION 6.16. Revision of Orders; Application to Bankruptcy Court. The Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

(a)    seek, consent to or suffer to exist (or support any Person that seeks) any modification, stay, vacation, reversal or amendment of the Interim Order or the Final Order except for any material substantive modifications and amendments agreed to in writing by Administrative Agent and the Required Lenders; provided that, any waiver, consent or amendment of any Order that is materially and disproportionately adverse in any respect to any Lender relative to any other Lender shall require the written consent of such adversely and disproportionately affected Lender in addition to the Administrative Agent and the Required Lenders; or

(b)    apply to the Bankruptcy Court for authority (or support any Person that seeks) to take any action prohibited by this Article VI (except to the extent such application and the taking of such action is conditioned upon the receiving the written consent of the Administrative Agent and the requisite applicable Lenders).

ARTICLE VII

Events of Default; Remedies

SECTION 7.01. Events of Default. If any of the following events (“Events of Default”) shall occur:

(a)    Non-Payment of Principal. The Borrower or any other Loan Party shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b)    Non-Payment of Other Amounts. The Borrower or any other Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) above) payable under this Agreement, when and as the same shall become due and payable and such failure shall continue unremedied for a period of three (3) Business Days;

(c)    Representations and Warranties. Any information contained in any Compliance Certificate or Agreed Budget Variance Report, or any representation or warranty made or deemed made by or on behalf of any Loan Party or any other Restricted Subsidiary in or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been false or incorrect in any material respect when made or deemed made (unless any such certification, representation or warranty is qualified as to materiality or as to Material Adverse Effect, in which case such certification, representation, or warranty shall prove to have been incorrect in any respect); provided that for the avoidance of doubt, no variance in any Agreed Budget Variance Report shall be (or be deemed) such a material misrepresentation or misstatement if upon correction thereof, the Borrower would remain in compliance with its covenants hereunder.

(d)    Non-Compliance with Specific Covenants. The Borrower or any Restricted Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in (i) Section 5.01(f), 5.02(a), 5.03 (with respect to the Borrower’s existence), 5.08, 5.11, 5.12, 5.14, 5.17 or in Article VI or (ii) Section 5.13, 5.15 or 5.16 and, in the case of this clause (ii), such failure shall continue unremedied for a period of five (5) Business Days after the earlier of a Responsible Officer of the Borrower or any of its Restricted Subsidiaries having knowledge of such breach or notice thereof from the Administrative Agent;

(e)    Other Non-Compliance. Any of the Borrower or any of its Restricted Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those which constitute a default under another Section of this Article VII), and such failure shall continue unremedied for a period of fifteen (15) days after the earlier of a Responsible Officer of the Borrower or any of its Restricted Subsidiaries having knowledge of such breach or notice thereof from the Administrative Agent;

(f)     Payment Default to Other Indebtedness. The Borrower or any of its Restricted Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount in respect of the Permitted Receivables Facility or any other postpetition Material Indebtedness, when and as the same shall become due and payable (giving effect to any applicable waivers or grace periods) (except to the extent any such payment is prohibited pursuant to the Orders));

(g) Cross-Default to Other Indebtedness. Any event or condition (other than (i)  any required prepayment of Indebtedness secured by a Permitted Lien that becomes due as the result of the disposition of the assets subject to such Lien so long as such disposition is permitted by this Agreement and permitted (or not prohibited) by the Orders and (ii) any defaults that occur solely as a result of the commencement of the Bankruptcy Cases) occurs that results in the Permitted Receivables Financing or any other Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of (or purchaser(s) party to) the Permitted Receivables Financing or any other Material Indebtedness or any trustee or agent on its or their behalf to cause the Permitted Receivables Financing or any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that no Event of Default under this clause (g) shall occur if the remedies under any Material Indebtedness resulting from such event or condition are subject to the automatic stay applicable under Section 362 of the Bankruptcy Code;

(h)   [Reserved]

(i)    [Reserved]

(j)     [Reserved]

(k)   Judgments. After the Petition Date, one or more judgments for the payment of money (excluding any “first day orders” or any order fixing the amount of any claim in the Bankruptcy Cases) in an aggregate amount in excess of $25,000,000 (to the extent not covered by insurance or other creditworthy indemnitor) shall be rendered against the Borrower or any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of thirty (30) consecutive days during which execution shall not be effectively stayed (including pursuant to the Bankruptcy Code), or any action not in violation of the automatic stay applicable under section 362 of the Bankruptcy Code shall be legally taken by a postpetition judgment creditor to attach or levy upon any assets of the Borrower or any Restricted Subsidiary to enforce any such judgment;

(l)     ERISA. An ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m)   Change in Control. A Change in Control shall occur; or

(n)    Invalidity of Loan Documents. Any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);

(o)    Dissolution or Liquidation. Any Loan Party or any Subsidiary thereof voluntarily or involuntarily dissolves or is dissolved, liquidates or is liquidated or files a motion with the Bankruptcy Court seeking (or supports or consents to any Person seeking) authorization to so dissolve or liquidate (including, without limitation, under any Debtor Relief Law);

(p)    Certain Orders. An order with respect to any of the Bankruptcy Cases shall be entered by the Bankruptcy Court (or any of the Debtors shall file an application or motion or pleading for entry of or in support of an order) (i) appointing a Chapter 7 trustee, or a Chapter 11 trustee under section 1104 of the Bankruptcy Code, (ii) appointing an examiner (other than a fee examiner) or receiver with enlarged powers (beyond those set forth in section 1106(a)(3) and (4) of the Bankruptcy Code) relating to the operation of the business under section 1106(b) of the Bankruptcy Code, (iii) dismissing any of the Bankruptcy Cases or converting any of the Bankruptcy Cases under section 1112 of the Bankruptcy Code or otherwise to a case under chapter 7 of the Bankruptcy Code or (iv) providing for the disposition without the Administrative Agent’s consent of all or material portion of any of the assets of any Loan Party or any other Restricted

Subsidiary of the Borrower, any Equity Interest of any Loan Party or any other Restricted Subsidiary of the Borrower, or any material business line of the Loan Parties and their Restricted Subsidiaries either through a sale under section 363 of the Bankruptcy Code, through a confirmed plan of reorganization in the Bankruptcy Cases or otherwise except (I) as otherwise permitted by the Orders, (II) pursuant to a transaction that is permitted (and subject to any mandatory prepayment obligations (as applicable)) under this Agreement or (III) pursuant to a transaction that provides for the Full Satisfaction of the Secured Obligations;

(q)      Non-Compliance with the Final Order or Interim Order. Any Loan Party or any of Restricted Subsidiary of the Borrower fails or neglects to comply with any provision of the Final Order or the Interim Order, as applicable;

(r)       Exclusivity. The period pursuant to section 1121 of the Bankruptcy Code during which the Debtors have the exclusive right to file a plan of reorganization or solicit acceptance thereof expires or an order shall have been entered by the Bankruptcy Court terminating or reducing such period, unless such termination or reduction is consented to by the Administrative Agent (or in each case any of the Loan Parties shall seek to, or shall support (whether by way of motion or other pleadings filed with the Bankruptcy Court or any other writing executed by any Loan Party) any other Person's motion to, have such an order entered, in each case unless the Administrative Agent consents to such action);

(s)      Entry of Unapproved Order. An order with respect to any of the Bankruptcy Cases shall be entered by the Bankruptcy Court, or any of the Loan Parties or any other Restricted Subsidiary of the Borrower shall have filed or supported a motion or other pleading for entry of an order, (i) to revoke, reverse, stay, vacate, terminate, extend, rescind or seek reconsideration of any provision of the Cash Management Order or the order approving the Permitted Receivables Financing, (ii) to modify, supplement or amend any provision of the Interim Order, the Final Order or this Agreement without the prior written consent of the Administrative Agent and the affected Lenders or (iii) to permit any administrative expense or any claim (now existing or hereafter arising, of any kind or nature whatsoever) to have administrative priority as to any of the Loan Parties, equal or superior to the priority of the Lenders in respect of the Obligations, other than any superpriority administrative expense claim granted in respect of the Permitted Receivables Financing, subject only to the extent of the Carve-Out, or (iv) to grant or permit the grant of a Lien on the Collateral (other than a Lien permitted by Section 6.02) that is senior to or pari passu with the Liens on such Collateral securing the Obligations (other than a Lien permitted by Section 6.02), (v) to permit charging of any of the Collateral under section 506(c) of the Bankruptcy Code against the Secured Parties, or (vi) without the prior written consent of the Required Lenders, to authorize financing for any of the Loan Parties under section 364 of the Bankruptcy Code (other than the transactions contemplated by the Loan Documents and any Permitted Receivables Financing) unless such financing is expressly permitted hereunder or such order contemplates the Full Satisfaction of the Secured Obligations upon consummation thereof;

(t)    Filing of Unapproved Plan. An order shall be entered by the Bankruptcy Court confirming a plan of reorganization or liquidation in any of the Bankruptcy Cases (or an order shall be entered by the Bankruptcy Court approving a disclosure statement related to such plan) other than an Acceptable Plan, or any of the Loan Parties or any of their Subsidiaries shall file, propose, support, or fail to contest in good faith the filing or confirmation of such a plan;

(u)    Relief from the Automatic Stay. The Bankruptcy Court shall enter an order or orders granting relief from the automatic stay applicable under section 362 of the Bankruptcy Code to a holder or holders of any Lien (other than a holder or holders of a Lien ranking senior in priority to the Liens securing the Loans) or a Lien on any part of the Collateral securing the Loans to permit foreclosure (or the granting of a deed in lieu of foreclosure or the like) on any such Collateral with a value in excess of $5,000,000 in the aggregate or the Equity Interests in any Loan Party or any Subsidiary whose Equity Interest (or portion thereof) has been pledged as security for the Obligations (unless constituting a sale or other disposition permitted by Section 6.05) or permit any such third parties to exercise other remedies that would have a Material Adverse Effect);

(v)    Pre-Petition Cash Collateral. The Bankruptcy Court shall enter an order denying or terminating the use of Pre-Petition Cash Collateral, and the Debtors have not obtained use of cash collateral (consensually or non-consensually).

(w)    Unenforceability of the Interim Order or Final Order. Any material provision of the Interim Order or the Final Order shall for any reason cease to be valid or binding or enforceable against any of the Loan Parties, or any of the Loan Parties or any other Subsidiary of the Borrower shall so state in writing; or any of the Loan Parties or any other Subsidiary of the Borrower shall commence or join in any legal proceeding to contest in any manner that the Interim Order or the Final Order constitutes a valid and enforceable agreement, or any of the Loan Parties or any other Subsidiary of the Borrower shall commence or join in any legal proceeding to contest the validity or perfection of any of the Liens in favor of the Holders of Secured Obligations, or any of the Loan Parties shall commence or join in any legal proceeding to assert that it has no further obligation or liability under the Interim Order or the Final Order;

(x)    Motion against the Holders of Secured Obligations. Any of the Loan Parties or any other Subsidiary of the Borrower shall seek to, or shall support (whether by way of motion or other pleadings filed with the Bankruptcy Court or any other writing executed by any Loan Party or by oral argument) any other person’s motion to: (i) disallow in whole or in part any of the Obligations arising under this Agreement or any other Loan Document (or any such order is entered), or (ii) challenge the validity and enforceability of the Liens or security interests granted or confirmed herein or in the Interim Order or the Final Order in favor of the Holders of Secured Obligations;

(y)    Prohibited Payment. Any of the Borrower or any Restricted Subsidiary shall make any payment (as adequate protection or otherwise), or application for authority to pay, on account of any claim or debt arising prior to the Petition Date other than payments authorized by the Bankruptcy Court in respect of the Interim Order, the Final Order or by any other orders entered by the Bankruptcy Court in amounts consistent with the Agreed Budget;

(z)    Failure to Conduct Business. If any Loan Party or other Restricted Subsidiary is enjoined, restrained or in any way prevented by an order of a court of competent jurisdiction (other than an order of the Bankruptcy Court approved by the Required Lenders) from continuing to conduct all or any material part of its business or affairs;

(aa)Failure to Satisfy Milestones. Any of the Milestones are not satisfied in accordance with the terms (including the deadline for satisfaction) relating to such Milestone;

(bb) Consolidation. Any Loan Party or any other Restricted Subsidiary of the Borrower shall consolidate or combine with any other Person except to the extent expressly permitted by Section 6.05 or pursuant to a confirmed Acceptable Plan; or

(cc) Roll-Up. The Bankruptcy Court does not approve on the Final Order Date, or any determination is made by the Bankruptcy Court at any time, that it will not approve the “roll-up” of the Pre-Petition Revolving Loans into DIP Term Loans under this Agreement, in a manner and on terms satisfactory to the affected Lenders and in accordance with Section 2.01(b);

then, and in any such event, and at any time thereafter during the continuance of such event, the Administrative Agent, on behalf of the Holders of Secured Obligations, may, and at the direction of the Required Lenders shall, take any or all of the following actions at the same or different times, subject to any applicable notice period in the Orders, but without any action, approval, further order or application of the Bankruptcy Court, and without the requirement to give prior notice:

(i)                 declare the Commitment of each Lender to make Loans and/or any obligation of the Issuing Banks to issue Letters of Credit to be terminated, reduced or otherwise restricted whereupon such Commitments and obligations shall be terminated, reduced or restricted to the extent that any such Commitment or obligation remains;

(ii)               in the case of this clause (ii), at the direction of the Required Lenders, declare the unpaid principal amount of all or any portion of the outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind (except any notice required by the Orders), all of which are hereby expressly waived by the Borrower;

(iii)             require that the Borrower Cash Collateralize that portion of the L/C Obligations composed of the aggregate undrawn amount of Letters of Credit (in an amount equal to 105% of the Fronting Exposure of the Issuing Banks) if applicable; and

(iv) subject to the proviso below, in the case of this clause (iv), at the direction of the Required Lenders, exercise on behalf of itself, the Issuing Banks, the Lenders and the other Holders of Secured Obligations all rights and remedies available to it, the Issuing Banks, the Lenders and the other Holders of Secured Obligations under the Loan Documents, including to enforce any and all Liens and security interests created pursuant to the Collateral Documents or exercise of any other rights or remedies with respect to the Collateral (including rights to set off or apply any amounts in any bank accounts that are a part of the Collateral);

provided that immediately upon the giving of any notice of the occurrence and continuance of an Event of Default by the Administrative Agent in accordance with the Orders, (w) any obligation of each Lender to make Loans and/or and any obligation of Issuing Banks to issue Letters of Credit shall be suspended; (x) the Administrative Agent may block or limit withdrawals from any bank accounts that are a part of the Collateral (including, without limitation, by sending any control activation notices to depositary banks pursuant to any control agreement), (i) in accordance with the Agreed Budget and the Loan Documents to fund payroll, make any required utilities payments and make any other critical payments necessary to continue operations, and (ii) to satisfy the Carve-Out, (y) except as otherwise expressly provided herein and in the Orders, the Loan Parties shall deliver and cause the delivery of the proceeds of the Loans and any Collateral to the Administrative Agent as provided herein; and (z) the Administrative Agent shall be permitted to apply such proceeds in accordance with the terms herein and in the Loan Documents.

SECTION 7.02. Prohibition on Credit Bidding By Lenders.

Each Lender hereby agrees that, except as otherwise provided in any Loan Documents or with the written consent of the Administrative Agent and the Required Lenders, it will not take any enforcement action with respect to all or any portion of the Collateral, accelerate obligations under any Loan Documents, or exercise any right that it might otherwise have under applicable Laws to credit bid at foreclosure sales, UCC sales or other similar Dispositions of all or any portion of the Collateral.

ARTICLE VIII

The Administrative Agent and Issuing Banks SECTION 8.01. Authorization and Action.

(a) Each of the Lenders and Issuing Banks hereby irrevocably appoints the Administrative Agent to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article VIII are solely for the benefit of the Administrative Agent, the Lenders, and the Issuing

Banks, and no Loan Party has rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b) The Administrative Agent shall also act as the collateral agent under the Loan Documents, and each of the Lenders and Issuing Banks hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and Issuing Bank for purposes of acquiring, holding, and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as collateral agent and any co-agents, sub-agents, and attorneys-in-fact appointed by Administrative Agent pursuant to Section 8.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of Articles VIII and IX as if set forth in full herein with respect thereto. The Administrative Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders or the Issuing Bank, from time to time to take any action with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected the Liens upon any Collateral granted pursuant to any Collateral Document.

SECTION 8.02. Administrative Agent and its Affiliates.

(a)    The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, own securities of, lend money to, act as the financial advisor or in any advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

(b)    Each Lender and Issuing Bank understands that the Person serving as the Administrative Agent, acting in its individual capacity, and its Affiliates (collectively, the “Agent’s Group”) is engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Article VIII as “Activities”) any may engage in the Activities with or on behalf of one or more of the Loan Parties or their respective Affiliates. Furthermore, the members of the Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Loan Parties and their Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in the Borrower, another Loan Party or their respective Affiliates), including trading in or holding long, short or derivative positions in securities, loans, or other financial products of one or more of the Loan parties or their Affiliates. Each Lender and Issuing Bank understands and agrees that in engaging in the Activities, the members of the Agent’s Group may receive or otherwise obtain information concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective obligations hereunder and under the other Loan Documents) which information may not be available to any of the Lenders that are not members of the Agent’s Group. Neither the Administrative Agent nor any other member of the Agent’s Group shall have any duty to disclose to any Lender or Issuing Bank or use on behalf of any Lender or Issuing Bank, nor be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party) or to account for any revenue or profits obtained in connection with the Activities, except that the Administrative Agent shall deliver or otherwise make available to each Lender such documents as are expressly required by any Loan Document to be transmitted by the Administrative Agent to the Lenders.

(c) Each Lender and Issuing Bank further understands that there may be situations where members of the Agent’s Group or their respective customers (including the Loan Parties and their Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders or Issuing Banks (including the interests of any Lender or Issuing Bank hereunder and under the other Loan Documents). Each Lender and Issuing Bank agrees that no member of the Agent’s Group is or shall be required to restrict its activities as a result of any Person serving as the Administrative Agent being a member of the Agent’s Group, and that each member of the Agent’s Group may undertake any Activities without further consultation with or notification of any Lender or Issuing Bank. None of (i) this Agreement nor any other Loan Document, (ii) the receipt by the any members of the Agent’s Group of information (including information concerning the ability of the Loan Parties to perform their respective obligations hereunder and under the other Loan Documents), or (iii) any other matter, shall give rise to any fiduciary, equitable, or contractual duties (including any duty of trust, care or confidence) owing by the Administrative Agent or any member of the Agent’s Group to any Lender or Issuing Bank including any such duty that would prevent or restrict any member of the Agent’s Group from acting on behalf of customers (including the Loan Parties or their Affiliates) or for its own account.

SECTION 8.03. Duties. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) and may (but, except as expressly contemplated hereby or by the other Loan Documents, is not required to) seek instructions from the Lenders or Required Lenders (or any other applicable percentage of Lenders) with respect to any matter or duty hereunder or under any other Loan Document; provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law;

(c)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Loan Party or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity; and

(d)    shall not be liable for any damage or loss resulting from or caused by events or circumstances beyond the Administrative Agent's reasonable control, including nationalization, expropriation, currency or funds transfer restrictions, the interruption, disruption, or suspension of the normal procedures and practices of any securities market, power, mechanical, communications, or other technological failures or interruptions, computer viruses or the like, fires, floods, earthquakes, or other natural disasters, civil, and military disturbance, acts of war or terrorism, riots, revolution, acts of God, work stoppages, strikes, national disasters of any kind, or other similar events or acts, or errors by the Borrower in its instructions to the Administrative Agent.

SECTION 8.04. Administrative Agent’s Reliance, Etc.

(a) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Article VIII and Section 9.02) and shall be fully protected in all cases in acting, or refraining from acting, in accordance with a request or consent of such number or percentage of Lenders or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until a Loan Party, a Lender, or an Issuing Bank has given written notice describing such Default or Event of Default to the Administrative Agent. The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein or therein, other than to confirm receipt of items expressly. required to be delivered to the Administrative Agent.

(b)    The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document, or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent, or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for a Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(c)    Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i)    such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96- 23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii)    (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a)  of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv)    such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(d) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (c) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (c), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

SECTION 8.05. Sub-Agents. The Administrative Agent may perform any and all its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The Administrative Agent is authorized on behalf of all the Lenders, without the necessity of any notice to or further consent from the Lenders or the Issuing Banks, from time to time to permit any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent to take any action with respect to any Collateral or the Loan Documents which may be necessary to perfect and maintain perfected the Liens upon any Collateral granted pursuant to any Collateral Document. The exculpatory provisions of this Article VIII, as well as all other indemnity and expense reimbursement provisions of this Agreement (including, without limitation, Section 9.03), shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent and as though such co-agents, sub- agents and attorneys-in-fact were the “collateral agent” under the Loan Documents. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub- agents.

SECTION 8.06. Resignation.

(a)    The Administrative Agent may resign at any time by giving notice of its resignation to the Lenders, the Issuing Banks, and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with and, so long as no Event of Default then exists, subject to the approval (not to be unreasonably withheld or delayed) of, the Borrower, to appoint a successor, which shall be a financial institution with an office in the United States, or an Affiliate of any such financial institution with an office in the United States. If no successor shall have been so appointed by the Required Lenders and, if applicable, the Borrower and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders, the “Resignation Effective Date”), then the retiring Administrative Agent may, on behalf of the Lenders and Issuing Banks, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b)    With effect from the Resignation Effective Date (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any possessory Collateral held by the Administrative Agent on behalf of the Lenders or Issuing Banks under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such Collateral until such time as a successor Administrative Agent is appointed) and (ii) except for any indemnity payments owed to the retiring Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as the Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Administrative Agent (other than any rights to indemnity payments owed to the retiring Administrative Agent) and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Section and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as the Administrative Agent.

(c) Any resignation by Rabobank as the Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Bank. In the event of any such resignation as an Issuing Bank, the Borrower shall be entitled to appoint any Revolving Lender that is willing to accept such appointment as successor issuing bank. Upon the acceptance of a successor’s appointment as the Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (ii) the retiring Issuing Bank shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements reasonably satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

SECTION 8.07. Lender Credit Decision. Each Lender and Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. In this regard, each Lender further acknowledges that White & Case LLP is acting in this transaction as special counsel to Rabobank only, except to the extent otherwise expressly stated in any legal opinion or any Loan Document. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.

SECTION 8.08. Other Agent Titles. Anything herein to the contrary notwithstanding, neither the “Bookrunner” or “Lead Arranger” listed on the cover page hereof or the “Arranger” referenced herein shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder.

SECTION 8.09. Agent May File Proofs of Claim; Bankruptcy Events. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party or any Subsidiary, the Administrative Agent (irrespective of whether the principal of any Loan or LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand any Loan Party or any other Person primarily or secondarily liable) shall be entitled and empowered (but not obligated), by intervention in such proceeding or otherwise:

(a)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Obligations or Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks, and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks, and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks, and the Administrative Agent under Article II and Section 9.03) allowed in such judicial proceeding; and

(b)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same in accordance with this Agreement; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Article II and Section 9.03.

SECTION 8.10. Collateral.

(a)    The Holders of Secured Obligations irrevocably authorize the Administrative Agent, at its option and in its discretion:

(i)    to release any Lien (A) on all Collateral upon the Full Satisfaction of all Secured Obligations, (B) with respect to any Collateral that is sold or otherwise disposed of to a Person other than a Loan Party pursuant to a disposition permitted by Section 6.05, or (C) subject to Section 9.02, as may be approved, authorized, or ratified in writing by the Required Lenders;

(ii)   [reserved];

(iii)   [reserved];

(iv)   to confirm in writing whether specific items or types of Loan Parties’ property are or are not included in the Collateral pursuant to the Loan Documents;

(v)    to release any Subsidiary Guarantor from its obligations under the Guaranty Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents; and

(vi)   to enter into the Intercreditor Agreement, and perform all obligations thereunder, respectively, and to enter into any amendments of the Intercreditor Agreement which do not materially modify the rights of the Holders of the Secured Obligations thereunder, and the Holders of the Secured Obligations agree to be bound by the terms thereof.

(b)    Upon request by the Administrative Agent at any time, the Holders of Secured Obligations will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty pursuant to this Section 8.10.

(c)    The Administrative Agent, at the sole expense of the Loan Parties, shall execute and deliver to the Loan Parties all releases or other documents reasonably necessary or desirable to evidence or effect any release of Liens or release of Guaranty Agreement authorized under Section 8.10(a), in each case, without recourse to, or representation or warranty from, the Administrative Agent; provided, that (i) the Administrative Agent shall not be required to execute any document necessary to evidence such release authorized under clause (i)(B) or (v) of Section 8.10(a) unless a Responsible Officer of the Borrower shall certify in writing to the Administrative Agent that the transaction requiring such release is permitted under the Loan Documents (it being acknowledged that the Administrative Agent may rely on any such certificate without further enquiry), (ii) the Administrative Agent shall not be required to execute any document necessary to evidence such release on terms that, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (iii) no such release shall in any manner discharge, affect, or impair the Secured Obligations or any Liens (other than those expressly being released) upon (or obligations of any Loan Parties in respect of) all interests retained by the Loan Parties, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral. To the extent the Administrative Agent is required to execute any releases or other documents in accordance with this Section 8.10(c), the Administrative Agent shall do so promptly upon request of the Borrower without the consent or further agreement of any Holder of Secured Obligations.

(d)    The Administrative Agent shall have no obligation whatsoever to any of the Holders of Secured Obligations to assure that the Collateral exists or is owned by any Loan Party or its Subsidiaries or is cared for, protected, or insured or has been encumbered, or that the Administrative Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or to continue exercising, any of the rights, authorities and powers granted or available to the Administrative Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion given the Administrative Agent’s own interest in the Collateral in its capacity as one of the Lenders and that the Administrative Agent shall have no other duty or liability whatsoever to any Holders of Secured Obligations as to any of the foregoing, except as otherwise provided herein.

(e)    The Holders of Secured Obligations hereby irrevocably authorize the Administrative Agent, based upon the instruction of the Required Lenders, to (i) consent to, credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of the Bankruptcy Code, including under section 363 of the Bankruptcy Code, (ii) credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the UCC, including pursuant to Section 9-610 or 9-620 of the UCC, or (iii) credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any other sale or foreclosure conducted by the Administrative Agent (whether by judicial action or otherwise) in accordance with applicable law. In connection with any such credit bid or purchase, (A) the Secured Obligations owed to the Holders of Secured Obligations shall be entitled to be, and shall be, credit bid on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not unduly delay the ability of Administrative Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such claims cannot be estimated without unduly delaying the ability of the Administrative Agent to credit bid, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the asset or assets purchased by means of such credit bid) and the Holders of Secured Obligations whose Secured Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Secured Obligations credit bid in relation to the aggregate amount of Secured Obligations so credit bid) in the asset or assets so purchased (or in the Equity Interests of the acquisition vehicle or vehicles that are used to consummate such purchase), and (B) the Administrative Agent, based upon the instruction of the Required Lenders, may accept non-cash consideration, including debt and equity securities issued by such acquisition vehicle or vehicles and in connection therewith the Administrative Agent may reduce the Secured Obligations owed to the Holders of Secured Obligations (ratably based upon the proportion of their Secured Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) based upon the value of such non-cash consideration.

(f)    The Holders of the Secured Obligations acknowledge and agree that, Rabobank or any of its Affiliates is, and may at any time be, the Receivables Financier under the Permitted Receivables Financing.

SECTION 8.11. Issuing Banks. No Issuing Bank nor any of their respective Related Parties shall be liable for any action taken or omitted to be taken by any of them hereunder or otherwise in connection with any Loan Document except for its or their own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. Without limiting the generality of the preceding sentence, Issuing Banks (a) shall have no duties or responsibilities except those expressly set forth in the Loan Documents, and shall not by reason of any Loan Document be a trustee or fiduciary for any Lender or for the Administrative Agent, (b) shall not be required to initiate any litigation or collection proceedings under any Loan Document, (c) shall not be responsible to any Lender or the Administrative Agent for any recitals, statements, representations, or warranties contained in any Loan Document, or any certificate or other documentation referred to or provided for in, or received by any of them under, any Loan Document, or for the value, validity, effectiveness, enforceability, or sufficiency of any Loan Document or any other documentation referred to or provided for therein or for any failure by any Person to perform any of its obligations thereunder,

(d) may consult with legal counsel (including counsel for the Loan Parties or the Administrative Agent), independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, or experts, and (e) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate, or other instrument or writing believed by it to be genuine and signed or sent by the proper party or parties. As to any matters not expressly provided for by any Loan Document, each Issuing Bank shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by the Required Lenders, and such instructions of the Required Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders and the Administrative Agent; provided, however, that no Issuing Bank shall be required to take any action which such Issuing Bank reasonably believes exposes it to personal liability or which such Issuing Bank reasonably believes is contrary to any Loan Document or applicable law.

SECTION 8.12. Agency for Perfection. The Administrative Agent hereby appoints each other Lender as its agent (and each Lender hereby such appointment) for the purpose of perfecting the Administrative Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the UCC can be perfected by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver possession or control of such Collateral to the Administrative Agent or in accordance with the Administrative Agent’s instructions.

SECTION 8.13. Affiliates of Lenders; Banking Services Providers; Swap Obligations. By accepting the benefits of the Loan Documents, any Affiliate of a Lender, or any Person providing Non-Lender Banking Services, that is owed any Secured Obligation is bound by the terms of the Loan Documents. Notwithstanding the foregoing: (a) neither the Administrative Agent, any Lender nor any Loan Party shall be obligated to deliver any notice or communication required to be delivered to any Lender under any Loan Documents to any Affiliate of any Lender or any Person providing Non- Lender Banking Services; and (b) no Affiliate of any Lender or Person providing Non-Lender Banking Services that is owed any Secured Obligation shall be included in the determination of the Required

Lenders or entitled to consent to, reject, or participate in any manner in any amendment, waiver or other modification of any Loan Document. The Administrative Agent shall deal solely and directly with the related Lender of any such Affiliate in connection with all matters relating to the Loan Documents. The Secured Obligation owed to such Affiliate shall be considered the Secured Obligations of its related Lender for all purposes under the Loan Documents and such Lender shall be solely responsible to the other parties hereto for all the obligations of such Affiliate under any Loan Document. It is understood and agreed that the rights and benefits under this Agreement, the Collateral Documents, and the Subsidiary Guaranties of each Lender or Affiliate of a Lender that provides Lender Banking Services or is owed any Swap Obligations and each Person providing Non-Lender Banking Services, in such capacity, consist exclusively of such Lender’s, Affiliate’s or other Person’s right to share in payments and collections of the Collateral and payments under the Subsidiary Guaranties; provided that for the avoidance of doubt, (i) obligations of the Borrower or any Subsidiary under any Banking Services Agreement or Swap Agreement shall be secured and guaranteed pursuant to the Collateral Documents and Subsidiary Guaranties, respectively, only to the extent that, and for so long as, the other Secured Obligations are so secured and guaranteed and (ii) any release of Collateral or any Subsidiary Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of obligations under Banking Services Agreements or Swap Agreements. All Banking Services Obligations and Swap Obligations shall be secured but on a silent basis, so that notwithstanding any other provision, if any, in this Agreement or any Collateral Document or Subsidiary Guaranty, no Lender or Affiliate of a Lender that provides Lender Banking Services or is owed any Swap Obligations and no provider of Non-Lender Banking Services shall be able to take any action in respect of the Collateral or Subsidiary Guaranties nor instruct the Required Lenders or the Administrative Agent to take any such action nor have any rights in connection with the management or release of any Collateral or the obligations of any Subsidiary Guarantor under any Subsidiary Guaranty. By accepting the benefits of the Collateral and the Subsidiary Guaranties, such Lender, Affiliate or other Person shall be deemed to have appointed the Administrative Agent as its agent and agreed to be bound by the Loan Documents as a Holder of Secured Obligations, subject to the limitations set forth in this paragraph. The Administrative Agent shall not owe any fiduciary duty, duty of loyalty, duty of care, duty of disclosure, or any other obligation whatsoever to any Lender or Affiliate of a Lender that provides Banking Services or is owed any Swap Obligations or any provider of Non-Lender Banking Services, in each case with respect to any Banking Services Obligation or Swap Obligation. The Administrative Agent shall have no duty to determine the amount or the existence of any amounts owing under any Banking Services Agreements or Swap Agreements. In connection with any such distribution of payments and collections or termination or release by the Administrative Agent of any Liens or Subsidiary Guarantors thereunder, the Administrative Agent shall be entitled to assume no amounts are due under any Banking Services Agreement or Swap Agreement unless such Lender or Affiliate of a Lender that provides Lender Banking Services or is owed any Swap Obligations or such provider of Non-Lender Banking Services has notified the Administrative Agent in writing of the amount of any such liability owed to it at least 5 Business Days prior to such distribution, termination, or release.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices.

(a)    Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i)    if to the Borrower, to Dean Foods Corporation, 2711 N. Haskell Avenue, Suite 3400, Dallas, Texas 75204, Attention: Office of the General Counsel;

(ii)   if to the Administrative Agent in connection with any Borrowing Request, Interest Election Request, or any payment or prepayment of the Obligations, to it at c/o Rabobank Corporate Banking Services, 245 Park Avenue, 38th Floor, New York, NY 10167; Telecopy No. (914) 304-9327; Telephone No. (212) 574-7325 / (212) 574-7346; Attention: Ann McDonough/Vivian Li; Email: fm.am.syndicatedloans@rabobank.com and Vivian.Li@rabobank.com;

(iii)  if to Rabobank as Issuing Bank, to it at c/o Rabo Support Services, Inc., at Rabobank Corporate Banking Services, 245 Park Avenue 38th Floor, New York, NY 10167; Attention: Sandra Rodriguez; Telecopy No. (914) 304-9329; Telephone No. (212) 574-7315; Email: Sandra.L.Rodriguez@rabobank.com with a copy to: RaboNYSBL@rabobank.com;

(iv)  if to the Administrative Agent in connection with any other matter (including deliveries under Section 5.01 and other matters), to it at Rabobank Loan Syndications, 245 Park Avenue, 37th Floor, New York, NY 10167, Attention: Loan Syndications; Telecopy No. (212) 808-2578; Telephone No. (212) 808-6808; Email: syndications.ny@rabobank.com; and

(v)   if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through Electronic Systems, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b)    Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent, the Issuing Banks, or the Borrower may each, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c)    Each of the Borrower, the Administrative Agent and each Issuing Bank may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent and the Issuing Banks. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(d)    Electronic Systems.

(i)    The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Issuing Banks and the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii)   Any Electronic System used by the Administrative Agent is provided “as is” and “as available”. The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, any Issuing Bank or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of communications or notices through IntraLinks, Syndtrak, ClearPar, or a substantially similar electronic transmission system, any other electronic platform or electronic messaging service, or through an Electronic System. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.

(e) Reliance by Administrative Agent, Issuing Bank and Lenders. The Administrative Agent, the Issuing Banks and the Lenders shall be entitled to rely and act upon any notices (including telephonic notices, Borrowing Requests and Interest Election Requests) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the Issuing Banks, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

SECTION 9.02. Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders, or (y) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent with the consent of the Required Lenders and the Loan Party or Loan Parties that are parties thereto; provided that no such agreement shall, (i)  increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees or other amounts payable hereunder, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend Section 2.13(c), (iii) postpone any scheduled date of payment of the principal amount of any Loan or LC Disbursement (other than any reduction of the amount of, or any extension of the payment date for, the mandatory prepayments required under Section 2.11, in each case which shall only require the approval of the Required Lenders), or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the manner in which payments are shared, without the written consent of each Lender adversely affected thereby, (v) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender, (vi) release all or substantially all of the Subsidiary Guarantors from their obligations under the Subsidiary Guaranty (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender, (vii) except as provided in Section 8.10 or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender, (viii) except as provided in Section 8.10, contractually subordinate the payment of all Obligations to any other Indebtedness or contractually subordinate the priority of all of the Liens in favor of the Administrative Agent securing the Secured Obligations to the Liens securing any other Funded Indebtedness (other than Indebtedness permitted by Section 6.01(d)), without the written consent of each Lender adversely affected thereby, or (ix) amend the definition of “Borrowing Base” or any defined term used therein in a manner that results in more credit being made available to the Borrower based upon the Borrowing Base without the written consent of the Super-Majority Required Lenders; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any Issuing Bank hereunder without the prior written consent of the Administrative Agent or such Issuing Bank, as the case may be (it being understood that any change to Section 2.21 shall require the consent of the Administrative Agent and the Issuing Banks). The Administrative Agent may also amend

Schedule 1.01(a) to reflect assignments entered into pursuant to Section 9.04. Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii) or (iii) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be directly affected by such amendment, waiver or other modification.

(c)    [Reserved].

(d)    Notwithstanding anything to the contrary herein (i) the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency and (ii)   the Administrative Agent may, in its discretion, grant extensions of time for the creation or perfection of security interests in, and Mortgages on, or obtaining of title insurance or taking of other actions with respect to, particular assets (including extensions beyond the Effective Date or any date set forth in Schedule 5.17) as and to the extent expressly provided in this Agreement.

SECTION 9.03. Expenses; Indemnity; Damage Waiver.

(a)    The Borrower shall pay (i) all reasonable and documented out-of-pocket expenses incurred by each of the Administrative Agent and its Affiliates and each of the Lenders party hereto as of the Effective Date, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and/or counsel for each of the Lenders party hereto as of the Effective Date, and of consultants, advisors, appraisers and auditors, in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks or DebtDomain) of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of the Loan Documents or any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated) and the preparation and review of pleadings, documents and reports related to the Bankruptcy Cases (and any successor cases relating thereto), attendance at meetings, court hearings or conferences related to the Bankruptcy Cases (and any successor cases relating thereto) and general monitoring of the Bankruptcy Cases (and any successor cases relating thereto), (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (iv) without limiting the generality of the foregoing, all reasonable fees and expenses of any financial advisory, appraisal or accounting firm retained by or for the benefit of the Administrative Agent).

(b)     The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Arrangers, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii)   any actual or alleged presence or release of Hazardous Materials on or from any property owned, leased or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses (1) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee or (y) the material breach of any express obligation of an Indemnitee under this Agreement pursuant to a claim initiated by the Borrower or (2) arise out of any investigation, litigation or proceeding that does not involve an act or omission by the Borrower or any Subsidiary and solely in connection with a dispute among Indemnitees (except when and to the extent that one of the parties to such dispute was acting in its capacity as an Agent, Issuing Bank or other agency capacity and, in such case, excepting only such party). This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c)     To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent (or any sub-agent thereof) or any Issuing Bank under paragraph (a) or (b) of this Section, but without affecting the Borrower’s obligations to make such payments, each Lender severally agrees to pay to the Administrative Agent or any Issuing Bank, as the case may be, such Lender’s Applicable Percentage (or with respect to payments to an Issuing Bank, its Applicable Revolving Credit Percentage) (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), of such unpaid amount (it being understood that the Borrower’s failure to pay any such amount shall not relieve the Borrower of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, penalty, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any sub-agent thereof) or any Issuing Bank in its capacity as such.

(d)    To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof, other than, in each case, for direct or actual damages resulting from such Indemnitee’s (x) gross negligence, (y) willful misconduct or (z) material breach of express obligations hereunder pursuant to a claim initiated by the Borrower, in each case as determined by a final and non-appealable judgment of a court of competent jurisdiction. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e)    All amounts due under this Section shall be payable promptly after written demand therefor.

(f)    The agreements of this Section and the indemnity provision of Section 9.01(e) shall survive the resignation or replacement of the Administrative Agent and/or the Issuing Banks, the replacement of any Lender, and the Full Satisfaction of the Secured Obligations.

SECTION 9.04. Successors and Assigns.

(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)    (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Administrative Agent; and

(B) other than with respect to any DIP Term Loan, each Issuing Bank;

provided that no DIP Term Loan Commitment (and no underlying Pre- Petition obligations relating thereto) may be assigned by any Person between the Effective Date and the effectuation of the DIP Term Loans upon the entry of the Final DIP Order unless such Person transfers such DIP Term Loan Commitment and the related underlying Pre-Petition obligations simultaneously, in the same amount and to the same Person.

(ii) Assignments shall be subject to the following additional conditions:

(A)              except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund, an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than

$5,000,000 with integral multiples of $500,000 in excess thereof unless each of the Borrower and the Administrative Agent otherwise consent; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)              each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Loans;

(C)              the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment; and

(D)              the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information

(which may contain material non-public information about the Borrower and its Affiliates, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(iii)    Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Upon request, the Borrower (at its expense) shall execute and deliver a promissory note in the form of Exhibit E to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)    The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v)    Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(b), 2.06(d) or (e),

2.07(b), 2.18(c) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)    (i) Any Lender may, without the consent of the Borrower, the Administrative Agent or the Issuing Banks, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to have this Agreement enforced by the Administrative Agent on its behalf, and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. The Borrower and the Administrative Agent shall be entitled to conclusively rely on information contained in notices delivered pursuant to this paragraph. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(ii)    A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(iii)    Notwithstanding anything in Section 9.04(c) to the contrary, any Participant that is a Farm Credit Lender that (i) has purchased a participation in a minimum amount of $10,000,000.00, (ii) has been designated as a voting Participant (a “Voting Participant”) in a notice (a “Voting Participant Notice”) sent by the relevant Lender or existing Voting Participant to the Administrative Agent and (iii) receives, prior to becoming a Voting Participant, the consent of the Administrative Agent (such consent to be required only to the extent and under the circumstances it would be required if such Voting Participant were to become a Lender pursuant to an assignment in accordance with Section 9.04(b) and such consent is not required for an assignment to an existing Voting Participant), shall be entitled to vote as if such Voting Participant were a Lender on all matters subject to a vote by the Lender, and the voting rights of the selling Lender or existing Voting Participant shall be correspondingly reduced, on a dollar-for-dollar basis. Each Voting Participant Notice shall include, with respect to each Voting Participant, the information that would be included by a prospective Lender in an Assignment and Assumption. Notwithstanding the foregoing, each Farm Credit Lender designated as a Voting Participant on Schedule 9.04 shall be a Voting Participant without delivery of a Voting Participation Notification and without the prior written consent of the Administrative Agent. The Administrative Agent and the Borrower shall be entitled to conclusively rely on information contained in Voting Participant Notices and all other notices delivered pursuant hereto. The voting rights of each Voting Participant are solely for the benefit of such Voting Participant and shall not inure to any assignee or participant of such Voting Participant that is not a Farm Credit Lender.

(d)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or any other central bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e)    Notwithstanding anything to the contrary contained herein, if at any time Rabobank assigns all of its Commitments and Loans pursuant to Section 9.04(b), Rabobank may,

upon 30 days’ notice to the Borrower and the Lenders, resign as an Issuing Bank. In the event of any such resignation as an Issuing Bank, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Bank hereunder; provided that such Lender consents in writing and in advance to becoming a successor Issuing Bank hereunder; provided further, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Rabobank as an Issuing Bank. If Rabobank resigns as an Issuing Bank, it shall retain all the rights, powers, privileges and duties of an Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as an Issuing Bank and all Obligations with respect thereto (including the right to require the Lenders to make ABR Loans or fund risk participations pursuant to Section 2.06(e)). Upon the appointment of a successor Issuing Bank, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and (b) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Rabobank to effectively assume the obligations of Rabobank with respect to such Letters of Credit.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16,

2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, e-mailed.pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execute”, “execution”, “signed”, “signature”, “delivery”, and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including, without limitation, Assignment and Assumptions, amendments, Borrowing Requests, waivers and consents) shall be deemed to include Electronic Signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that notwithstanding anything contained herein to the contrary the Administrative Agent is under no obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Administrative Agent pursuant to procedures approved by it.

SECTION 9.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Subsidiary Guarantor against any of and all the Secured Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. The applicable Lender shall notify the Borrower, the Administrative Agent of such set-off or application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Agreement or any other Loan Document (except, as to any other loan document, as expressly set forth therein) and the Transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the Law of the State of New York and, to the extent applicable, the Bankruptcy Code.

(b)   Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Bankruptcy Court and, if the Bankruptcy Court does not have, or abstains from, jurisdiction, the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan, and of the United States District Court for the Southern District of New York, and any appellate court from any thereof in any action or proceeding arising out of or relating to any Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c)   Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)   Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED

TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and its and its Affiliates’ respective directors, trustees, officers, employees and agents, including accountants, auditors, legal counsel and other advisors who have a need to know such Information in connection with the transactions contemplated by the Loan Documents (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Requirement of Law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower, its Subsidiaries and their obligations, (g) with the prior consent of the Borrower, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, an Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower (which source is not known by such recipient to be in breach of confidentiality obligations to the Borrower or any Subsidiary), (i) on a confidential basis to any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder, (j) on a confidential basis to its insurers, reinsurers and insurance brokers, or (k) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers of other market identifiers with respect to the credit facilities provided hereunder. For the purposes of this Section, “Information” means all information received from a Loan Party or any Subsidiary relating to the Loan Parties or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by such Loan Party or any Subsidiary (other than any such information received from a source that is known by such recipient to be in breach of confidentiality obligations to such Loan Party or any Subsidiary). Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Arrangers and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments, but only to the extent consistent with information that has previously been publicly disclosed by the Borrower.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER AND ITS AFFILIATES, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES AND ITS SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.13. Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither any Issuing Bank nor any Lender shall be obligated to extend credit to the Borrower in violation of any Requirement of Law.

SECTION 9.14. USA PATRIOT Act. Each of the Administrative Agent, the Issuing Bank, and each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies each Loan Party that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act. The Borrower hereby agrees to provide, and cause each other Loan Party to provide, such information promptly upon the request of the Administrative Agent or any Lender. Each Lender subject to the Act acknowledges and agrees that neither such Lender, nor any of its Affiliates, participants or assignees, may rely on the Administrative Agent to carry out such Lender’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with any Loan Party, its Affiliates or its agents, this Agreement, the Loan Documents or the transactions hereunder or contemplated hereby: (a) any identity verification procedures, (b) any record-keeping, (c) comparisons with government lists, (d) customer notices, or (e) other procedures required under the CIP Regulations or such other law.

SECTION 9.15. Disclosure. The Borrower and each Lender hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with any of the Borrower, its Subsidiaries and their respective Affiliates.

SECTION 9.16. Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Holders of Secured Obligations, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Lender (other than the Administrative Agent) obtain possession of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

SECTION 9.17. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.18. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) no Lender or any of its Affiliates has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.19. Release of Subsidiary Guarantors.

(a)    A Subsidiary Guarantor shall automatically be released from its obligations under the Subsidiary Guaranty upon the consummation of any transaction permitted by this Agreement as a result of which such Subsidiary Guarantor ceases to be a Subsidiary; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. In connection with any termination or release pursuant to this Section, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

(b)    Further, the Administrative Agent may (and is hereby irrevocably authorized by each Lender to), upon the request of the Borrower, release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty if such Subsidiary Guarantor is no longer a Subsidiary upon the consummation of a transaction permitted by this Agreement.

(c)    At such time as the Secured Obligations (other than Obligations expressly stated to survive such payment and termination) shall have been Fully Satisfied, the Subsidiary Guaranty and all obligations (other than those expressly stated to survive such termination) of each Subsidiary Guarantor thereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.

SECTION 9.20. Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Solely to the extent any Lender or Issuing Bank that is an EEA Financial Institution is a party to this Agreement and notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or Issuing Bank that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)     the effects of any Bail-in Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

SECTION 9.21. Construction; Independence of Covenants.

(a)    The Borrower, each other Loan Party (by its execution of the Loan Documents to which it is a party), the Administrative Agent and each Lender acknowledges that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Loan Documents with its legal counsel and that the Loan Documents shall be construed as if jointly drafted by the parties thereto.

(b)    All covenants and other agreements contained in this Agreement or any other Loan Document shall be given independent effect so that, if a particular action or condition is not permitted by any of such covenants or other agreements, the fact that such action or condition would be permitted by an exception to, or otherwise be within the limitations of, another covenant or other agreement shall not avoid the occurrence of a Default if such action is taken or such condition exists.

SECTION 9.22. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(a)    in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(b) As used in this Section 9.22, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party. “Covered Entity” means any of the following:

(i)     a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

SECTION 9.23. Orders. The Loan Parties, the Administrative Agent, the Issuing Banks and the Lenders hereby expressly agree that in the event of any conflict between this Agreement and the Orders, the Orders shall control.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

DEAN FOODS COMPANY, as the Borrower

By:	/s/ Edgar A. DeGuia
Name: Edgar A. DeGuia Title: Vice President and Treasurer

Signature Page to

Credit Agreement

ISSUING BANK AND ADMINISTRATIVE AGENT:	COOPERATIEVE RABOBANK U.A., NEWYORK BRANCH, an Issuing Bank and Administrative Agent

	By:	/s/ Christopher Hartofilis
Name: Christopher Hartofilis
Title: Managing Director

By:	/s/ Dusan Lazarov
Name: Dusan Lazarov
Title: Managing Director

LENDERS:	COOPERATIEVE RABOBANK U.A., NEW YORK BRANCH, as a Lender

	By:	/s/ Christopher Hartofilis
	Name:	Christopher Hartofilis
	Title:	Managing Director

By:	/s/ Dusan Lazarov
Name:	Dusan Lazarov
Title:	Managing Director

ACF FINCO I LP, as a Lender

By:	/s/ Oleh Szczupak
Name:	Oleh Szczupak
Title:	Authorized Signatory

Signature Page to
Credit Agreement

BMO Harris Bank N.A., as a Lender

By:	/s/ Sarah Yates
Name: Title:	Sarah Yates Vice President

Signature Page to

 Credit Agreement

CoBank, ACB, as a Lender

By:	/s/ Wayne P. Graffis
Name: Wayne P. Graffis Title: Vice President

Signature Page to

Credit Agreement

ING Capital LLC, as a Lender

By:	/s/ Daniel W. Lamprecht
Name: Daniel W. Lamprecht Title: Managing Directo

By:	/s/ Gonzalo Sanchez
Name: Gonzalo Sanchez Title: Director

Signature Page to

Credit Agreement

PNC Bank, National Association, as a Lender

By:	/s/ Daniel G. Finnegan
Name: Daniel G. Finnegan Title: Senior Vice President

Signature Page to

Credit Agreement

CIT Northbridge Funding I LLC, as a Lender

By:	/s/ Name: Jacqueline Iervese
Name: Jacqueline Iervese Title: Authorized Signatory

Signature Page to

Credit Agreement